As filed with the Securities and Exchange Commission on April 28, 2021

Registration No. 333-255375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBUS McKINNON CORPORATION

(Exact name of registrant as specified in its charter)

New York	3531	16-0547600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

205 Crosspoint Parkway

Buffalo, New York 14068

(716) 689-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan S. Korman

Vice President Corporate Development, General Counsel and Chief Human Resources Officer

Columbus McKinnon Corporation

205 Crosspoint Parkway

Buffalo, New York 14068

(716) 689-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Fischer, Esq. Robert J. Olivieri, Esq. Hodgson Russ LLP The Guaranty Building 140 Pearl Street, Suite 100 Buffalo, New York 14202-4040 (716) 856-4000	David Azarkh, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ¨

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ¨

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ¨

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $.01	—	—	$172,500,000	$18,819.75

(1)	Calculated pursuant to Rule 457(o), based on the Proposed Maximum Aggregate Offering Price, and includes up to $22,500,000 of shares of common stock of the registrant that the underwriters have the option to purchase. See “Underwriting (conflicts of interest)”.
(2)	This fee was previously paid in connection with the initial filing of the Registration Statement on April 20, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 28, 2021

$150,000,000

Columbus McKinnon Corporation

Common stock

We are offering $150,000,000 of shares of our common stock, par value $0.01 per share (“common stock”).

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “CMCO.” On April 27, 2021, the closing sales price of our common stock as reported on Nasdaq was $53.62 per share.

Investing in our common stock involves risks. See “Risk factors” on page 24 of this prospectus and in the documents we incorporate by reference in this prospectus.

	Per share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Columbus McKinnon(2)	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock described below.

(2)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting (conflicts of interest).”

We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase up to an additional $22,500,000 of shares of our common stock directly from us at the public offering price per share shown above, less the underwriting discount per share shown above, exercisable for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to purchasers on or about                , 2021.

Joint book-running managers

J.P. Morgan	Wells Fargo Securities	PNC Capital Markets LLC

Co-managers

Barrington Research	CJS Securities	Colliers Securities LLC

Craig-Hallum	Seaport Global Securities LLC	Sidoti & Company, LLC

The date of this prospectus is                 , 2021

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus or any applicable free writing prospectus. We do not take responsibility for any information or representation not contained in or incorporated by reference into this prospectus or any applicable free writing prospectus. This prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates. Nor does this prospectus or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or incorporated by reference into this prospectus or any applicable free writing prospectus is correct as of any date after its date, even though this prospectus or any applicable free writing prospectus is delivered or securities are sold at a later date. Our business, financial condition and results of operations may have changed since those dates.

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to: (i) the “Company,” “Columbus McKinnon,” “CMCO,” “we,” “our” or “us” refer to Columbus McKinnon Corporation and its consolidated subsidiaries, (ii) “Dorner” refers to Precision Acquisition MidCo, Inc. and its consolidated subsidiaries, including its main operating subsidiary Dorner Mfg. Corp., and (iii) “U.S. dollars,” “dollar” or “$” are to the currency of the United States of America.

Market, ranking and industry data

This prospectus and the documents incorporated by reference herein include industry data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from industry publications, surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding any such data, forecasts and information presented herein, you should carefully consider the inherent risks and uncertainties associated with the industry and market data contained in this prospectus and in the documents incorporated by reference herein.

Non-GAAP financial measures

We provide Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA, Adjusted EBITDA margin, Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin as supplemental measures to our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) regarding our operating performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We believe that Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA, Adjusted EBITDA margin, Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin provide useful supplemental information about our and Dorner’s operating performance because they exclude amounts that we do not consider part of our or Dorner’s, as applicable, core operating results when assessing our or their, as applicable, performance, facilitate a more meaningful comparison of the Company’s results to that of other companies and assist in understanding a comparison of the Company’s or Dorner’s, as applicable, current period results to our or their, as applicable, historical period results.

We believe that Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA, Adjusted EBITDA margin, Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin are useful to investors and other readers of our financial statements in evaluating our or their, as applicable, operating performance. However, Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA, Adjusted EBITDA margin, Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance, although our measures of Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA, Adjusted EBITDA margin, Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin may not be directly comparable to similarly titled measures reported by other companies. As a result, not all companies and analysts calculate Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA, Adjusted EBITDA margin, Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The non-GAAP financial measures presented in this prospectus should not be considered in isolation or as a substitute for any performance measure calculated in accordance with GAAP. The adjustments made to calculate these non-GAAP financial measures are significant components in understanding and evaluating our

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financial performance. See “Summary—Summary historical and unaudited pro forma financial data of Columbus McKinnon—Non-GAAP reconciliations” for a reconciliation of Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA and Adjusted EBITDA margin to the most closely comparable financial measures calculated in accordance with GAAP and see “Summary—Summary historical financial data of Dorner—Non-GAAP reconciliations” for a reconciliation of Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin to the most closely comparable financial measures calculated in accordance with GAAP.

Forward-looking statements

This prospectus and the information incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements that relate to future sales, earnings, plans, including plans related to the integration of Dorner into the Company, events, liquidity, financial results or performance, projected capital expenditures, future contractual obligations, current and future business outlook, future global economic conditions, future growth or market share gains, the ability to manage costs or invest in future initiatives, as well as future changes in foreign currency rates, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms.

These statements involve known and unknown risks and are based upon current information and expectations. Actual results may differ materially from those anticipated if the information on which those estimates were based ultimately proves to be incorrect or as a result of certain risks and uncertainties that could cause our actual results to differ materially from the results expressed or implied by such statements, including the integration of Dorner into the Company to achieve cost and revenue synergies, the ability of the Company and Dorner to achieve revenue expectations, global economic and business conditions including the impact of COVID-19, conditions affecting the industries served by us and our subsidiaries, conditions affecting our customers and suppliers, competitor responses to our products and services, the overall market acceptance of such products and services, facility consolidations and other restructurings, the ability to expand into new markets and geographic regions, foreign currency fluctuations, the integration of acquisitions, including the acquisition of Dorner, and other factors disclosed in our periodic reports filed with the SEC. Consequently, such forward-looking statements should be regarded as our current plans, estimates and beliefs. Except as required by applicable law, we do not undertake and specifically decline any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Trademarks

We have proprietary rights to trademarks appearing in this prospectus or in the information incorporated by reference herein, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names appearing in this prospectus or in the information incorporated by reference may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus or in the information incorporated by reference herein is the property of its respective holder.

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Summary

This summary highlights information included or incorporated by reference into this prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus and the information incorporated by reference herein and therein carefully, including the sections entitled “Risk factors” included and incorporated by reference into this prospectus and “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020, each of which are incorporated by reference herein, before you decide to invest in shares of our common stock.

Our Company

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position and secure materials. Our key products include hoists, crane components, precision conveyors, actuators, rigging tools, light rail workstations, and digital power and motion control systems. These are highly relevant, professional-grade solutions that solve customers’ critical material handling requirements.

We focus on commercial and industrial applications for our products, which require the safety, reliability and quality provided by our advanced design and engineering know-how. Our products are used for mission critical applications where we have established, trusted brands with significant customer retention. Our targeted market verticals include general industries, mobile industries, energy and utilities, process industries, industrial automation, construction and infrastructure, food processing, entertainment, life sciences, consumer packaged goods and e-commerce/supply chain/warehousing.

We maintain strong market share in North America with significant leading market positions in hoists, lifting and sling chain, forged attachments, precision conveyors, actuators, and digital power and motion control systems for the material handling industry. We are the world’s second largest hoist manufacturer.

In the United States, we are the market leader for hoists, material handling digital power control systems, and precision conveyors, our principal lines of products, and have strong market positions with certain chain, forged fittings, and actuator products. Additionally, in Europe, we believe we are the market leader for manual hoists and a market leader in the heavy load, rail and niche custom applications for actuation. We have achieved our leadership positions through strategic acquisitions, our extensive, diverse, and well-established channels to market and our commitment to product innovation and quality. We believe the breadth of our product offering and expansive channels to market provide us with a strategic advantage.

We have well-established brands that include CM, Yale, STAHL, Magnetek, Dorner, Pfaff, Unified, SHAW-BOX and Duff-Norton. Our market leadership and strong brands enable us to effectively sell our products through our extensive channels to market throughout the United States and Europe.

We believe that key considerations for investing in Columbus McKinnon include the following:

The acquisition of STAHL CraneSystems (“STAHL”) in fiscal 2017, which is well known for its custom engineered lifting solutions and hoisting technology, advanced our position as a global leader in the production of explosion-protected hoists. STAHL serves independent crane builders and Engineering Procurement and Construction (“EPC”) firms, providing products to a variety of end markets including automotive, general manufacturing, oil and gas, steel and concrete, power generation, as well as process industries such as chemical and pharmaceuticals.

We believe that the acquisition of Dorner provides a catalyst for growth and a platform where we can leverage our leadership position in the United States and our worldwide reach to expand globally in the precision conveyor market. This acquisition broadens our intelligent motion product offerings and diversifies our product portfolio. Dorner added a broad range of precision conveying systems to our product offerings, which include low profile, flexible chain, large scale, sanitary and vertical elevation conveyor systems, as well as pallet system conveyors. Our conveying solutions are offered in both modular standard and highly engineered custom formats, along with significant aftermarket offerings and support. Dorner serves a variety of customers across food processing, life sciences, consumer packaged goods (CPG), e-commerce and industrial automation end markets.

We seek to maintain and enhance our market share by focusing our sales and marketing activities toward select global market verticals that require our material handling expertise, and to accelerate our growth by expanding our reach into markets with stronger secular tailwinds than traditional industrial and energy markets, such as factory and warehouse automation, life sciences, food and beverage, consumer packaged goods and e-commerce.

Our revenue base is geographically diverse with approximately 47% of revenues derived from customers outside the United States for the nine months ended December 31, 2020 (excluding Dorner). We believe this diversity helps balance the impact of changes that occur in local economies, as well as allows us to benefit from growth in emerging markets. We monitor both U.S. and Eurozone Industrial Capacity Utilization statistics and the ISM Production Index as indicators of anticipated demand for our products. In addition, we continue to monitor the potential impact of other global and U.S. macroeconomic data, including industrial production, trade tariffs, raw material cost inflation, interest rates, foreign currency exchange rates, and activity of end-user markets around the globe.

Regardless of the economic climate and point in the economic cycle, we consistently explore ways to increase operating margins as well as further improve our productivity and competitiveness. We have specific initiatives to reduce quote lead-times, improve on-time deliveries, reduce warranty costs, and improve material and factory productivity. These initiatives are being driven by the implementation of our business operating system, CMBS (Columbus McKinnon Business System). We are working to achieve these strategic initiatives through business simplification, operational excellence, and revenue growth initiatives. We believe these initiatives will drive profitable growth and enhance future operating margins.

Our strengths

We believe the following strengths of our business position us to capitalize on continued growth of intelligent motion solutions for material handling, reinforce our strong leadership positions and distinguish us from our competitors:

Market leading manufacturer of material handling and intelligent motion products

We are one of the world’s largest producers of hoists with a leading precision conveyors platform that, we believe, is poised for significant growth. We are the number one producer of hoists in the United States and the second largest producer globally. Our Dorner brand is a leading North American manufacturer of precision conveying systems. We achieved our leadership position in hoists, material handling digital power control systems and high precision conveyor systems through strategic acquisitions, our extensive, diverse and well-established distribution channels and product innovation and quality. The substantial breadth of our product offering and broad distribution channels in the United States and Europe provide us a strategic advantage in our markets. We provide highly relevant, professional-grade solutions for solving customers’ critical material handling requirements with intelligent motion across broad geographic coverage through expansive distribution channels in approximately 50 countries. With over 145 years of product innovation and approximately 3,000 employees providing expertise worldwide, we believe that we are a seasoned leader with an extensive history of safely, efficiently, ergonomically and intelligently moving materials.

Dorner is a platform for further growth

The acquisition of Dorner and addition of precision conveying solutions to our product offering provides a catalyst for growth in attractive markets. We expect to achieve this growth by serving the growing needs of the food processing, life sciences, consumer packaged goods and e-commerce and industrial automation markets, replacing and upgrading legacy conveying products with Dorner’s high precision solutions, expanding Dorner’s reach beyond North America, accelerating new product development, and building on the Dorner platform by acquiring other intelligent motion companies in the fragmented conveyance sector. Dorner’s precision conveying systems enable its customers to automate processes throughout supply chains and thereby improve efficiency, reduce waste, lower costs, and increase throughput. Dorner’s precision conveying systems offer greater precision than alternative conveying products, and facilitate the use of robotics, sensors, cameras and other technology by its customers. Dorner also provides an opportunity for significant aftermarket sales growth as its installed base expands.

Strong cash flow generation

We have a long track record of generating cash flow through various market cycles. Our low capital expenditure requirements provide significant free cash flow, as annual capital expenditures are generally less than 2.5% of annual revenue. Cash flow from operations for the organic Columbus McKinnon business from fiscal 2017 through the first nine months of fiscal 2021 was $388.5 million. Our enhanced scale resulting from the acquisition of Dorner and combined cash generating power is expected to enable us to rapidly pay down debt, and ultimately provide the additional financial flexibility to pursue our growth strategy.

Broad global presence and diverse end-markets with exposure to attractive growth markets

We operate across a variety of end-markets and geographies that have varying economic drivers. Our largest end-markets include industrial, mobile industries, energy, utilities, and process industries. Through the acquisition of Dorner, we have gained access to new markets for conveying solutions with enduring tailwinds, such as food processing, life sciences, consumer packaged goods, e-commerce and industrial automation. Furthermore, we are a global organization with production facilities in the Americas, EMEA and APAC. Sales to the Americas, EMEA and APAC represented 65%, 29% and 6%, respectively, of our pro forma net sales reflecting the acquisition of Dorner for the nine months ended December 31, 2020. We plan to leverage our global reach and leadership to support the geographic expansion of Dorner.

Talent leadership with proven track record of performance and successful M&A integration

Our senior management team has extensive operational, financial and managerial experience, and has been responsible for developing and executing strategies to both transform the Company and drive profitable growth via M&A and other strategic initiatives. Several notable initiatives include the Columbus McKinnon Business System, which underpins our strategic framework and defines the critical core competencies required to scale. This includes our 80/20 business tool to drive margin expansion. Our management team also has a track record of effective M&A integration, demonstrated by the successful acquisition of STAHL in 2017 and Magnetek in 2015. We believe our senior management team has the necessary talent and experience to continue to meet and exceed our long-term goals and continue to catalyze growth and drive our shift towards intelligent motion.

History of delivering innovation

We are focused on growing our core via new product development and advancements in automation. We have a history of driving organic growth with new products as demonstrated through the development of our tandem hoist, utility lever hoist and precision conveyor systems. Improved customer experience, safety and productivity remain at the core of our new product development strategy. Additionally, we believe we are driving innovation through automation, seen in our new line of Intelli-Crane Solutions. Our solutions, including the Intelli-Guide System, Intelli-Protect System, Intelli-Lift Auto Detection and Intelli-Connect Mobile App, are creating competitive advantages with pre-engineered automation solutions. Dorner also has a strong history of innovation, which has defined its growth trajectory, including innovations such as a vertical spiral conveyance platform employing a patented, friction reducing spiral chain and a specialty modular chain that resulted in one of the safest, most compact and highest load capacity curved conveyors in the market.

Our strategy

We initiated the Blueprint for Growth strategy in early fiscal 2018. It originally had three phases. In Phase 1, which was completed during fiscal 2018, we focused on attaining operational control and instilling a performance-based culture to drive results. Phase I enabled us to grow market share in the United States, achieve $6 million of synergies related to the STAHL acquisition, and repay $60 million of our long-term debt.

Phase II included simplifying the business with our 80/20 process, improving our operational excellence, and ramping the growth engine. Guided by the simplification process, we divested three businesses in fiscal 2019 that had represented approximately $38 million in revenue in the prior fiscal year. During fiscal 2020 and 2021, we also consolidated four manufacturing facilities for an estimated annual savings of approximately $8.3 million.

Blueprint for Growth 2.0—We have evolved our Blueprint for Growth strategy to version 2.0 to accelerate our growth with an emphasis on broadening our expertise in intelligent motion solutions for material handling. Our Blueprint for Growth 2.0 strategy is focused on delivering above market growth through organic and inorganic initiatives as well as improved financial performance, which we believe drives shareholder value creation.

The strategy is underpinned by our business system, CMBS, that provides the discipline, processes and core competencies necessary to scale our business. At the core of CMBS are our people and our values.

With CMBS as the foundation, we are well positioned to execute the Core Growth Framework of our Blueprint for Growth 2.0 strategy. The Framework defines four parallel paths for Columbus McKinnon’s growth and provides clear organic and strategic initiatives. We have detailed action plans for each of the paths of our Core Growth Framework.

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Strengthening the core is a foundational path focused on initiatives that will strengthen competencies and improve our competitive position within our existing share of our Serviceable Addressable Market (“SAM”). Initiatives include further developing commercial and product management competencies and improving our digital tools for a better, more efficient customer experience.

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Growing the core is a path that is focused on taking greater marker share, both organically and through acquisitions, within our SAM. We believe we are making progress on this path through product localization, new product development and advancements in automation and aftermarket support for our distributors.

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Expanding the core is a path that is focused on improved channel access and geographic expansion. Here we expand beyond our SAM into the broader Total Addressable Market (“TAM”). We believe this will involve building out our presence both geographically and in new verticals with expanded offerings, which we expect we can accomplish organically as well as with acquisitions.

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Reimagining the core is a more transformational path that rethinks our TAM and targets strategic expansion beyond that. As we think more broadly about material handling and increasing trends in intelligent motion, not just lifting, but solutions for how materials move throughout customer environments, there are some compelling ideas that emerge. The Dorner acquisition is an example of reimagining Columbus McKinnon’s core.

The strategy is geared toward investing in new products that solve customers’ tough problems and expanding into new platforms that provide intelligent motion solutions for material handling, such as precision conveyance capabilities. We believe the acquisition of Dorner establishes a platform for expansion supported by new product development, a fragmented competitive landscape and complementary adjacencies.

Through the third quarter of fiscal 2021, we are ahead of our plan for our organic growth initiatives involving new product and solutions development, geographic expansion and advancing Compass, our online CPQ – or configure, price, quote tool—that speeds up our channel partners’ ability to design and quote our equipment. We are forecasting new product revenue, defined as revenue from products introduced within the last three years, to be up 22% year-over-year in fiscal 2021. As a percentage of sales, we expect our new product revenue for fiscal 2021 to have grown approximately 180 basis points compared with fiscal 2020.

Our industry and market opportunity

We believe our TAM, prior to the acquisition of Dorner, was approximately $11 billion. We believe the Dorner acquisition provided an additional $5 billion of TAM. The $5 billion specialty conveying microsegment of material handling is growing at an estimated 6% to 8% rate annually. Furthermore, we believe there are meaningful opportunities to expand the SAM of our heritage material handling business through initiatives targeting geographic expansion, broader addressable markets and market share gains.

Dorner: Precision conveying is an attractive microsegment

There are strong secular growth drivers underlying the precision conveying segment, including supply chain automation and the acceleration of e-commerce adoption. Highly-engineered precision conveyor systems are key parts of the overall manufacturing process and supply chains of many end-markets, such as food processing, life sciences, and e-commerce, as the adoption of automation accelerates. Additionally, we believe the addressable market is expanding at accelerated rates as base levels of demand for new conveying solutions is complemented by the replacement and upgrade of legacy systems. There is also, we believe, significant potential for expansion in complex conveying solutions for processes that remain largely manual today and a deep aftermarket opportunity for precision conveying components.

The precision conveying market boasts a strong, recurring demand profile as processes or products continue to change. New conveying technologies and the relatively low cost of conveyors consistently accelerates the replacement cycle to less than the typical useful life of 15 to 20 years. Furthermore, we believe an increasing replacement and upgrade rate will continue to act as a positive tailwind in the sector. Approximately 65% of conveyor purchases are replacements or upgrades of an existing conveyor. Legacy conveying systems often lack the precision required by supply chain automation systems that utilize cameras, sensors, robots and other elements.

We also believe that there are both attractive aftermarket opportunities and further acquisition opportunities in the precision conveying microsegment of intelligent motion material handling. The highly profitable aftermarket opportunity is expected to grow as the installed base increases. Additionally, the fragmented specialty conveying market acts as a target rich acquisition environment. Beyond that, we believe there are also numerous complementary adjacencies including sortation, asynchronous conveyance and vibration.

Acquisition of Dorner

On April 7, 2021, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated March 1, 2021, among the Company, Dorner Merger Sub Inc. (“Merger Sub”), Precision Blocker, Inc. (“Dorner Parent”), and Precision TopCo LP, as representative of the equityholders, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub merged with and into Dorner Parent (the “Acquisition”). At the effective time of the Acquisition (the “Effective Time”), the separate corporate existence of Merger Sub ceased and Dorner Parent continued its existence under Delaware law as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. As consideration for the acquisition of Dorner, the Company paid cash consideration of $485.0 million, on a cash-free, debt-free basis, which amount is subject to certain customary post-closing adjustments.

Dorner is a leading automation solutions company providing unique, patented technologies in the design, application, manufacturing and integration of high-precision conveying systems. Dorner provides diversification for the Company into attractive end-markets and is one of the market leaders in the global specialty conveyor market. Dorner is a leading supplier to the stable growth life sciences, food processing and consumer packaged goods markets and high growth industrial automation and e-commerce sectors. The Acquisition is expected to accelerate the Company’s shift to intelligent motion and to serve as a platform to expand the Company’s capabilities in advanced, higher technology automation solutions.

Compelling strategic rationale

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Dorner’s deep technical expertise and experienced management team are an excellent complement to our global organization. In addition, Dorner’s product offerings provide a critical link to industrial automation, complementing our leadership position in material handling

•	Markets served by Dorner have strong secular tailwinds driven by supply chain automation and the acceleration of e-commerce adoption across consumer and industrial markets

•	Dorner is a leading supplier to the stable growth life sciences, food processing and consumer packaged goods markets and high growth industrial automation and e-commerce sectors

•	Dorner has a significant and growing high margin after-market business resulting from a mix of proprietary parts and a large installed base

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Dorner has an opportunity to expand geographically and our acquisition of Dorner provides us with an entry point into a pipeline of additional acquisition targets in the fragmented precision conveying industry

Differentiated solutions

Profitability of Dorner is driven by product line differentiation:

•	Accuracy: greater precision than alternative conveying products

•	Configuration: well developed CPQ tool

•	Differentiated technology: patented technology and designs

•	Modularity of solution provides greater design flexibility

•	Automation ecosystem: integrates easily with other material handling and internet of things (IoT) systems

Strong financial profile

•	Trailing twelve-month revenue for Dorner for the period ended December 31, 2020 (“TTM 12/31/2020”) was $98.5 million

•	Seven-year compounded annual revenue growth rate for Dorner was approximately 13% from fiscal 2013 through fiscal 2020

•

Dorner generated, for TTM 12/31/2020, net income of $4.6 million and Dorner Adjusted EBITDA of $25.4 million, with a net income margin of 4.7% and a Dorner Adjusted EBITDA margin of 25.8%. See “—Summary historical financial data of Dorner—Non-GAAP reconciliations” for reconciliations of Dorner Adjusted EBITDA and Dorner Adjusted EBITDA margin to the most closely comparable financial measures calculated in accordance with GAAP

•	Strong cash generation capabilities with low capital expenditure requirements

Expanding and reimagining Columbus McKinnon’s core with a platform for expansion

•	Expands the Company’s product offering through a broad range of highly engineered, precision conveying solutions

•	Accelerates the Company’s shift to intelligent motion and serves as a platform to expand capabilities in advanced, higher technology automation solutions

•	Attractive complementary adjacencies including sortation and asynchronous conveyance

•	Columbus McKinnon’s global presence will support Dorner’s geographic expansion

On April 7, 2021, in connection with the completion of the Acquisition, the Company entered into a Credit Agreement (the “Credit Agreement”), among the Company, Columbus McKinnon EMEA GmbH (the “German Borrower” and together with the Company, the “Borrowers”), certain of the Company’s subsidiaries, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and parties thereto, which provides for (i) a revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $100.0 million and (ii) a first lien term loan facility (the “First Lien Term Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) in an aggregate principal amount of $650.0 million. The Company borrowed $650.0 million under the First Lien Term Facility to finance the purchase price for the Acquisition, pay related fees, expenses and transaction costs, and repay the Company’s outstanding borrowings under its former term loan and revolving credit facilities. See “The acquisition and related financing” for additional information.

We intend to use the net proceeds from this offering (including the net proceeds from the underwriters’ option to purchase additional shares of common stock, if exercised by the underwriters) to repay in part outstanding borrowings under the First Lien Term Facility. See “Use of proceeds” for additional information.

Products, vertical markets and channels to market

Columbus McKinnon’s key products include Material Handling Equipment, such as electric and air hoists, manual hoists, trolleys, and winches; Crane Systems, including crane components, crane kits, enclosed track rail systems, mobile workstation and jib cranes, lift assists, and fall protection systems; Rigging Equipment, including below-the-hook lifters, wire grips, hooks, shackles, chain, forestry and hand tools, lifting slings, lashing systems, tie-downs, and load binders; and Power Fluid Transfer Technology, such as rotary unions and swivel joints.

Columbus McKinnon also offers a comprehensive portfolio of Power and Motion Technology, including AC motor controls systems, AC line regenerative systems, actuators, automation and diagnostics, brakes, cable and festoon systems, collision avoidance systems, conductor bar systems, DC motor and magnet control systems, elevator drives, inverter duty motors, mining drives, pendant pushbutton stations, and wind inverters.

The acquisition of Dorner added a broad range of precision conveying systems to our product offerings, including low profile, flexible chain, large scale, sanitary and vertical elevation conveyor systems, as well as pallet system conveyors. Our conveying solution are offered in both modular standard and highly engineered custom formats.

With the Acquisition, our product groups are better defined as lifting solutions and conveying solutions. Lifting solutions includes our legacy crane solutions, industrial products and engineered products. Our lifting solutions enable the safe, efficient and ergonomically effective lift of just about anything from 1/8 ton (250 pounds) to 140 tons (280,000 pounds).

Our conveying solutions can move the tiniest of items, from pills to minor components, to much larger packaging that requires pallet management systems in warehousing operations.

Vertical markets served

As a result of the Acquisition, the vertical markets that we serve have increased to include markets with positive secular growth trends, including food processing, life sciences, consumer packaged goods, industrial automation and e-commerce/supply chain/warehousing.

Many of the Company’s legacy markets tend to grow at the rate of the gross domestic product and can be highly cyclical whereas the Acquisition, and Dorner’s focus on the precision conveying industry, brings more secular driven, higher growth rate verticals into the markets we serve.

Channels to market

Our channels to market include a variety of commercial distributors as well as engineering procurement contractors, crane builders, integrators of factory production systems, and original equipment manufacturers. We also sell direct to end users.

Our global distribution channels include large, nationally recognized distributors, a significant network of private companies, and specialized distributors such as in the entertainment industry.

We are unique with our channel to market for our crane solutions because we intentionally serve the crane builder market that competes with our largest global wire rope hoist competitor. We partner with our crane builder customers to allow them to provide unique solutions to their end users.

Corporate social responsibility

At Columbus McKinnon, we appreciate the importance of environmental stewardship, social responsibility, and leading governance practices. We have identified important issues to our business to reduce risk and develop opportunities for value creation. We have key metrics that we are measuring and have identified clear priorities to drive improvement. We have many elements of ESG in motion, evidenced by our:

•	mission, vision and values,

•	quality, purposeful products,

•	the way we care for our people and our communities, and

•	prioritization of health and safety.

ESG Priorities

Recent developments

Estimated preliminary unaudited financial results as of and for the three months and fiscal year ended March 31, 2021

Our financial results as of and for the three months and fiscal year ended March 31, 2021 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting ranges, rather than specific amounts, for certain estimated preliminary unaudited financial results set forth below as of and for the three months and fiscal year ended March 31, 2021. The unaudited estimated financial results set forth below are preliminary and subject to revision based upon the completion of our quarter-end financial closing processes and our fiscal year-end audit. Our estimated preliminary unaudited financial results set forth below are forward-looking statements based solely on information available to us as of the date of this prospectus. As a result, our actual results as of and for the three months and fiscal year ended March 31, 2021 may differ materially from the estimated preliminary unaudited financial results set forth below upon the completion of our financial closing procedures, as a result of the fiscal year-end audit, or upon occurrence of other developments that may arise prior to the time our financial results are finalized. You should not place undue reliance on these preliminary estimates. For additional information, see “Forward-looking statements” and “Risk factors.” Our estimated preliminary unaudited financial results contained in this prospectus have been prepared in good faith by, and are the responsibility of, our management based upon our internal reporting as of and for the three months and the fiscal year ended March 31, 2021. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Based on information currently available to us as of the date of this prospectus, we currently expect that our net sales for the three months ended March 31, 2021 will range between $184.0 million to $187.0 million and Adjusted EBITDA will range between $25.0 million to $27.0 million. In addition, we currently expect that our net sales for the fiscal year ended March 31, 2021 will range between $647.0 million to $651.0 million and Adjusted EBITDA will range between $76.0 million to $78.0 million. We also estimate, based upon information currently available to us, that orders received during the three months ended March 31, 2021 will range between $208.0 million and $209.0 million and that, as of March 31, 2021, our backlog will range between $171.0 million and $172.0 million.

We have not included a GAAP reconciliation of our Adjusted EBITDA to anticipated net income because we have not yet completed our financial closing procedures for the three months and fiscal year ended March 31, 2021 and such reconciliation could not be produced without unreasonable effort. We will provide a full GAAP reconciliation of final Adjusted EBITDA when we report our full fourth quarter and fiscal 2021 financial results. See “Non-GAAP financial measures” and “Summary—Summary historical and unaudited pro forma financial data of Columbus McKinnon.”

First lien term facility

In connection with this offering, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent under the First Lien Term Facility, intends to syndicate such facility to third-party investors. As a result of such syndication, certain of the terms of the First Lien Term Facility may change as they are subject to pricing and other flex rights. If any flex rights are exercised under the First Lien Term Facility, the terms of the First Lien Term Facility will be less favorable to us than the terms described in this prospectus. See “The acquisition and related financing.” As of the date of this prospectus, we cannot ensure you that such syndication will occur or that JPMorgan Chase will exercise any of its flex rights under the First Lien Term Facility. This offering is not conditioned on the syndication of the First Lien Term Facility.

The offering

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus and the documents incorporated by reference herein carefully before making an investment decision.

Issuer	Columbus McKinnon Corporation, a New York corporation

Common stock offered	$150,000,000 of shares of our common stock (or $172,500,000 of shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full).

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of our common stock in full).

Use of proceeds	We expect the net proceeds from the sale of common stock in this offering to be approximately $ (or approximately $ if the underwriters exercise their option to purchase additional shares of our common stock in full) after deducting estimated underwriting discounts and commissions but not estimated offering expenses payable by us. We intend to use the net proceeds from this offering (including the net proceeds from the underwriters’ option to purchase additional shares of common stock, if they exercise it) to repay in part outstanding borrowings under the First Lien Term Facility. See “Use of proceeds.”

Material U.S. federal income tax considerations for non-U.S. holders	The material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by non-U.S. holders (as defined herein) are described in “Material U.S. federal income tax considerations for non-U.S. holders.”

Listing	Our common stock is listed on Nasdaq under the symbol “CMCO.”

Dividend policy	We currently expect to continue to pay quarterly cash dividends on shares of our common stock, subject to approval of our board of directors (our “Board”). On March 22, 2021, our Board approved a quarterly dividend of $0.06 per share of common stock, which is payable on or about May 13, 2021 to shareholders of record at the close of business on May 3, 2021.

There can be no assurance that we will pay dividends on shares of our common stock in the future. See “Risk factors—Risks related to ownership of our common stock—We cannot assure you that we will continue to pay dividends on our common stock, and our indebtedness limits our ability to pay dividends on our common stock.”

Transfer agent and registrar	The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Risk factors	See “Risk factors” on page 24 of this prospectus and the risk factors in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Conflicts of Interests	Affiliates of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC will receive at least 5% of the net proceeds of this offering in connection with the repayment of outstanding borrowings under the First Lien Term Facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the FINRA Rule 5121. See “Underwriting (conflicts of interest).”

The number of shares of common stock outstanding immediately following this offering that appears above is based on the 23,985,393 number of shares of common stock outstanding as of April 15, 2021 and does not give effect to:

•	shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of our common stock;

•	an aggregate of 657,814 shares of our common stock issuable upon exercise of restricted stock units, performance restricted stock units and stock options outstanding as of March 31, 2021; and

•	an aggregate of 2,252,478 shares of our common stock available for future issuance under our equity compensation plans as of March 31, 2021.

Corporate information

Our principal executive offices are located at 205 Crosspoint Parkway, Buffalo, New York 14068. Our telephone number is (716) 689-5400. Our website address is www.columbusmckinnon.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the shares of common stock offered by this prospectus.

Summary historical and unaudited pro forma financial data of Columbus McKinnon

The following table sets forth summary historical financial data for Columbus McKinnon as of and for the nine months ended December 31, 2020 and 2019 and the fiscal years ended March 31, 2020, 2019 and 2018.

The following summary historical statement of operations data and statement of cash flow data for the fiscal years ended March 31, 2020, 2019 and 2018 and balance sheet data as of March 31, 2020 and 2019 were derived from our audited consolidated financial statements incorporated herein by reference. The following summary historical statement of operations data and statement of cash flow data for the nine months ended December 31, 2020 and 2019 and balance sheet data as of December 31, 2020 were derived from our unaudited condensed consolidated financial statements incorporated herein by reference, which, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of our financial position and results of operations for such periods. The following summary historical balance sheet data as of March 31, 2018 were derived from our audited consolidated financial statements not included or incorporated herein by reference. The results for the nine months ended December 31, 2020 are not necessarily indicative of results to be expected for the fiscal year ended March 31, 2021 or any future period or year.

The following table should be read in conjunction with “Management’s discussion and analysis of results of operations and financial condition” and the consolidated financial statements and accompanying notes thereto included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which are incorporated by reference herein. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus.

The following table also sets forth summary unaudited pro forma financial data for Columbus McKinnon as of and for the nine months ended December 31, 2020 and the twelve months ended March 31, 2020. The following summary unaudited pro forma financial data as of and for the nine months ended December 31, 2020 and for the twelve months ended March 31, 2020 were derived from our unaudited pro forma condensed combined financial statements that are included elsewhere in this prospectus. The summary unaudited pro forma statements of operations data for the nine months ended December 31, 2020 and for the twelve months ended March 31, 2020 have been prepared to reflect the Transactions, as defined under “Unaudited pro forma condensed combined financial information,” as if the Transactions occurred on April 1, 2019, including giving effect to the completion of this offering and the use of proceeds therefrom. The unaudited pro forma condensed combined balance sheet data has been adjusted to give effect to the Transactions as if the Transactions occurred on December 31, 2020, including giving effect to the completion of this offering and the use of proceeds therefrom. The following summary unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results.

	Historical					Pro forma
(in thousands, except for per share amounts and percentages)	Fiscal year ended March 31,			Nine months ended December 31,		Twelve months ended March 31, 2020	Nine months ended December 31, 2020
	2018	2019	2020	2019	2020

Statement of Income
Net sales	$839,419	$876,282	$809,162	$619,676	$463,407	$891,256	$541,498
Cost of products sold	554,358	571,285	525,976	402,699	307,270	573,007	346,112

Gross profit	285,061	304,997	283,186	216,977	156,137	318,249	195,386
Selling expenses	101,956	97,925	91,054	68,801	56,087	105,792	68,815
General and administrative expenses	85,605	83,567	77,880	56,713	53,842	111,150	63,056
Research and development expenses	13,617	13,491	11,310	8,419	8,703	12,846	9,626
Net loss on sales of businesses, including impairment	—	25,672	176	176	—	176	—
Amortization of intangibles	15,552	14,900	12,942	9,708	9,449	25,573	18,922

Income from operations	68,331	69,442	89,824	73,160	28,056	62,712	34,967
Interest and debt expense	19,733	17,144	14,234	11,034	9,192	19,754	14,815
Cost of debt refinancing	—	—	—	—	—	14,645	—
Investment (income) loss, net	(157)	(727)	(891)	(939)	(1,429)	(891)	(1,429)
Foreign currency exchange loss (gain), net	1,539	843	(1,514)	(518)	1,083	(1,552)	1,508
Other (income) expense, net	(2,469)	(716)	839	618	20,081	751	20,030

Income (loss) from continuing operations before income tax expense	49,685	52,898	77,156	62,965	(871)	30,005	43
Income tax expense (benefit)	27,620	10,321	17,484	12,537	(392)	6,234	(472)

Net income (loss)	$22,065	$42,577	$59,672	$50,428	$(479)	$23,771	$515

Average basic shares outstanding	22,841	23,276	23,619	23,581	23,871	26,920	27,172
Average diluted shares outstanding	23,335	23,660	23,855	23,925	23,871	27,163	27,190
Basic income (loss) per share	$0.97	$1.83	$2.53	$2.14	$(0.02)	$0.88	$0.02
Diluted income (loss) per share	$0.95	$1.80	$2.50	$2.11	$(0.02)	$0.88	$0.02
Dividends declared per common share	$0.17	$0.21	$0.24	$0.12	$0.12	$0.24	$0.12

(in thousands)	Fiscal Year ended March 31,			Nine months ended December 31,
	2018	2019	2020	2019	2020

Statement of Cash Flows
Net cash provided by operating activities	$69,661	$79,499	$106,795	$70,252	$71,948
Net cash (used for) provided by investing activities	(32,592)	2,486	(9,962)	(6,977)	846
Net cash used for financing activities	(59,502)	(67,778)	(51,551)	(50,431)	(7,680)

	Historical					Pro forma
(in thousands, except for percentages)	Fiscal year ended March 31,			Nine months ended December 31,		Twelve months ended March 31, 2020	Nine months ended December 31, 2020
	2018	2019	2020	2019	2020

Other Data
Adjusted EBITDA(1)	$114,835	$132,450	$126,869	$99,549	$51,380	$87,374	$60,762
Adjusted income from operations(1)	78,699	99,775	97,743	77,558	30,177	72,893	39,559
Adjusted EBITDA margin(1)	13.7%	15.1%	15.7%	16.1%	11.1%	9.8%	11.2%
Adjusted income from operations margin(1)	9.4%	11.4%	12.1%	12.5%	6.5%	8.2%	7.3%

(1)	See “—Non-GAAP reconciliations” below.

	Historical				Pro forma
(in thousands)	March 31,			December 31, 2020	December 31, 2020
	2018	2019	2020

Balance Sheet Data
Cash and cash equivalents	$63,021	$71,093	$114,450	$187,626	$68,852
Total current assets	360,295	362,588	382,746	414,099	324,008
Net property, plant, and equipment	113,079	87,303	79,473	72,304	100,998
Goodwill	347,434	322,816	319,679	338,995	640,750
Total assets	1,142,446	1,061,571	1,093,272	1,147,386	1,556,739
Total debt	363,318	300,320	251,306	249,542	490,005
Total current liabilities	206,997	211,278	155,324	144,112	155,540
Total shareholders’ equity	408,229	431,159	463,585	497,324	614,865

Non-GAAP reconciliations

Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA and Adjusted EBITDA margin are not financial measures presented in accordance with GAAP. See “Non-GAAP financial measures.” The following tables reconcile Adjusted income from operations, Adjusted income from operations margin, Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable GAAP financial measures for the periods indicated.

We define Adjusted income from operations as income from operations as reported in accordance with GAAP, adjusted for certain items. Adjusted income from operations is not a measure determined in accordance with GAAP and may not be comparable with the measures as used by other companies. Nevertheless, we believe that providing Adjusted income from operations is important for investors and other readers of our financial statements and assists in understanding the comparison of the current period’s income from operations to the historical periods’ income from operations, as well as facilitates a more meaningful comparison of our income from operations to that of other companies. Adjusted income from operations margin is computed by dividing Adjusted income from operations for the relevant period by net sales for the same corresponding period.

	Historical					Pro forma
(in thousands, except for percentages)	Fiscal year ended March 31,			Nine months ended December 31,		Twelve months ended March 31, 2020	Nine months ended December 31, 2020
	2018	2019	2020	2019	2020
Income from operations	$68,331	$69,442	$89,824	$73,160	$28,056	$62,712	$34,967

Add back (deduct):
Factory closures	—	1,473	4,709	3,089	3,472	4,709	3,472
Business realignment costs	8,763	1,906	2,831	1,075	1,058	2,831	1,058
Insurance recovery legal costs	2,948	1,282	585	425	229	585	229
Loss on sales of businesses	—	25,672	176	176	—	176	—
Debt refinancing fees	619	—	—	—	—	—	—
Litigation costs	400	—	—	—	—	—	—
Insurance settlement	(2,362)	—	(382)	(367)	—	(382)	—
Gain on sale of building	—	—	—	—	(2,638)	—	(2,638)
Rent expense adjustment	—	—	—	—	—	—	(197)
Severance expense	—	—	—	—	—	702	971
Stock-based compensation expense	—	—	—	—	—	173	255
Integration team expense(1)	—	—	—	—	—	374	202
Other expense(2)	—	—	—	—	—	180	398
Board and sponsor fees(3)	—	—	—	—	—	258	223
Transaction-related expense(4)	—	—	—	—	—	487	111
Foreign exchange (gain) loss	—	—	—	—	—	(13)	427
Professional fees(5)	—	—	—	—	—	101	80

Adjusted income from operations	$78,699	$99,775	$97,743	$77,558	$30,177	$72,893	$39,559

Net sales	$839,419	$876,282	$809,162	$619,676	$463,407	$891,256	$541,498
Operating margin	8.1%	7.9%	11.1%	11.8%	6.1%	7.0%	6.5%
Adjusted income from operations margin	9.4%	11.4%	12.1%	12.5%	6.5%	8.2%	7.3%

(1)	“Integration team expense” consists of payroll and other expenses incurred by Dorner in connection with a prior two person team with primary responsibility to integrate Dorner products, systems, technical knowledge and market introduction rollouts to acquired businesses and customers.

(2)	“Other expense” consists of certain COVID-19 related expenses, bank fees and other non-recurring expenses, which are not anticipated to be part of the ongoing costs incurred by Dorner in future periods.

(3)	“Board and sponsor fees” consists of fees paid to members of Dorner’s board of directors and to the former private equity sponsor of Dorner.

(4)	“Transaction-related expense” consists of various professional fees related to potential and completed acquisitions by Dorner. Expenses include costs for representation and warranty insurance obtained by the former private equity sponsor of Dorner and legal fees from an unsuccessful acquisition pursued by Dorner.

(5)	“Professional fees” consists of certain non-recurring consulting fees for e-commerce, product redesign and derivative fees.

We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA is not a measure determined in accordance with GAAP and may not be comparable with the measures as used by other companies. Nevertheless, we believe that providing Adjusted EBITDA is important for investors and other readers of our financial statements. Adjusted EBITDA margin is computed by dividing Adjusted EBITDA for the relevant period by net sales for the same corresponding period.

	Historical					Pro forma
(in thousands, except for percentages)	Fiscal year ended March 31,			Nine months ended December 31,		Twelve months ended March 31, 2020	Nine months ended December 31, 2020
	2018	2019	2020	2019	2020
Net income (loss)	$22,065	$42,577	$59,672	$50,428	$(479)	$23,771	$515

Add back (deduct):
Income tax expense	27,620	10,321	17,484	12,537	(392)	6,234	(472)
Interest and debt expense	19,733	17,144	14,234	11,034	9,192	19,754	14,815
Investment (income) loss	(157)	(727)	(891)	(939)	(1,429)	(891)	(1,429)
Foreign currency exchange loss (gain)	1,539	843	(1,514)	(518)	1,083	(1,552)	1,508
Other (income) expense, net	(2,469)	(716)	839	618	20,081	751	20,030
Depreciation and amortization expense	36,136	32,675	29,126	21,991	21,203	29,126	21,203
Net loss on sales of businesses	—	25,672	176	176	—	176	—
Insurance recovery legal costs	2,948	1,282	585	425	229	585	229
Factory closures	—	1,473	4,709	3,089	3,472	4,709	3,472
Business realignment costs	8,763	1,906	2,831	1,075	1,058	2,831	1,058
Debt refinancing fees	619	—	—	—	—	—	—
Litigation costs	400	—	—	—	—	—	—
Insurance settlement	(2,362)	—	(382)	(367)	—	(382)	—
Gain on sale of building	—	—	—	—	(2,638)	—	(2,638)
Rent expense adjustment	—	—	—	—	—	—	(197)
Severance expense	—	—	—	—	—	702	971
Stock-based compensation expense	—	—	—	—	—	173	255
Integration team expense(1)	—	—	—	—	—	374	202
Other expense(2)	—	—	—	—	—	180	398
Board and sponsor fees(3)	—	—	—	—	—	258	223
Transaction-related expense(4)	—	—	—	—	—	487	111
Foreign exchange (gain) loss	—	—	—	—	—	(13)	427
Professional fees(5)	—	—	—	—	—	101	80

Adjusted EBITDA	$114,835	$132,450	$126,869	$99,549	$51,380	$87,374	$60,762

Net sales	$839,419	$876,282	$809,162	$619,676	$463,407	$891,256	$541,498
Net income margin	2.7%	4.9%	7.4%	8.1%	(0.1)%	2.7%	0.1%
Adjusted EBITDA margin	13.7%	15.1%	15.7%	16.1%	11.1%	9.8%	11.2%

(1)	“Integration team expense” consists of payroll and other expenses incurred by Dorner in connection with a prior two person team with primary responsibility to integrate Dorner products, systems, technical knowledge and market introduction rollouts to acquired businesses and customers.

(2)	“Other expense” consists of certain COVID-19 related expenses, bank fees and other non-recurring expenses, which are not anticipated to be part of the ongoing costs incurred by Dorner in future periods.

(3)	“Board and sponsor fees” consists of fees paid to members of Dorner’s board of directors and to the former private equity sponsor of Dorner.

(4)	“Transaction-related expense” consists of various professional fees related to potential and completed acquisitions by Dorner. Expenses include costs for representation and warranty insurance obtained by the former private equity sponsor of Dorner and legal fees from an unsuccessful acquisition pursued by Dorner.

(5)	“Professional fees” consists of certain non-recurring consulting fees for e-commerce, product redesign and derivative fees.

Summary historical financial data of Dorner

The following table sets forth the summary historical financial data of Dorner for the periods indicated. The summary historical statements of operations data for the fiscal years ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 and 2019 have been derived from the audited financial statements of Dorner incorporated by reference into this prospectus from our Current Report on Form 8-K/A filed with the SEC on April 20, 2021. The summary historical statements of operations data for the three months ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 have been derived from the unaudited condensed financial statements of Dorner incorporated by reference into this prospectus from our Current Report on Form 8-K/A filed with the SEC on April 20, 2021, which, in the opinion of Dorner’s management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Dorner’s financial position and results of operations for such period. The historical results presented below are not necessarily indicative of financial results to be achieved by Dorner after its integration into the Company in future periods. You should read the summary historical financial data together with the historical financial statements of Dorner and the related notes incorporated by reference into this prospectus from our Current Report on Form 8-K/A filed with the SEC on April 20, 2021. See “Where you can find more information and incorporation by reference” in this prospectus.

	Fiscal year ended September 30,		Three months ended December 31,
	2019	2020	2019	2020

Statement of Operations
Net sales	$83,532,135	$90,196,775	$19,385,617	$27,671,498
Cost of sales	43,288,157	45,663,036	9,885,841	13,543,515

Gross profit	40,243,978	44,533,739	9,499,776	14,127,983
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	37,527,135	36,875,778	9,021,540	9,157,582

Income from operations	2,716,843	7,657,961	478,236	4,970,401

Other expenses
Acquisition costs	182,258	109,788	—	—
Interest expense, net	6,794,240	6,218,658	1,602,980	1,370,709
Other expense, net	1,439	150,223	79,891	245,683

	6,977,937	6,478,669	1,682,871	1,616,392

Income (loss) before income taxes	(4,261,094)	1,179,292	(1,204,635)	3,354,009
Income tax expense (benefit)
Current	233,034	1,467,517	(73,450)	1,668,873
Deferred	(984,471)	(1,288,255)	46,609	(734,627)

	(751,437)	179,262	(26,841)	934,246

Net (loss) income	$(3,509,657)	$1,000,030	$(1,177,794)	$2,419,763

	Fiscal year ended September 30,		Three months ended December 31,
	2019	2020	2019	2020

Statement of Cash Flows
Net cash provided by operating activities	$8,787,867	$11,617,409	$1,535,496	$5,323,357
Net cash used in investing activities	(2,349,421)	(1,055,191)	(462,589)	(330,976)
Net cash used in financing activities	(3,675,156)	(5,420,206)	(45,260)	(5,188,352)

	September 30,		December 31,
	2019	2020	2019	2020

Balance Sheet Data
Cash and cash equivalents	$6,403,691	$11,888,554	$7,379,599	$11,681,940
Total current assets	27,680,673	37,936,539	28,132,002	37,986,903
Total property, plant and equipment	19,618,347	18,086,850	19,506,569	18,436,393
Goodwill	87,836,323	87,836,323	87,836,323	87,836,323
Total assets	265,590,388	266,281,423	263,921,729	264,673,120
Total current liabilities	10,423,816	15,698,674	10,004,109	16,421,881
Total stockholders’ equity	142,549,680	144,112,794	141,524,206	146,844,035

Non-GAAP reconciliations

Dorner Adjusted EBITDA is not a financial measure presented in accordance with GAAP. See “Non-GAAP financial measures.” The following table reconciles, for the twelve months ended December 31, 2020, Dorner Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure to Dorner Adjusted EBITDA.

We define Dorner Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense, depreciation, amortization expense, and other adjustments. Dorner Adjusted EBITDA is not a measure determined in accordance with GAAP and may not be comparable with the measures as used by other companies, including Adjusted EBITDA as presented by the Company. Nevertheless, we believe that providing Dorner Adjusted EBITDA presents important information for readers of this prospectus. Adjusted EBITDA margin is computed by dividing Dorner Adjusted EBITDA for the twelve months ended December 31, 2020 by net sales for the corresponding period.

(in thousands)	Twelve months ended December 31, 2020
Net income	$4,598

Add back (deduct):
Interest expense, net	6,004
Income tax expense	1,140
Depreciation and amortization expense	10,751
Rent expense adjustment	(197)
Severance expense	1,067
Stock-based compensation expense	336
Integration team expense(1)	274
Other expense(2)	447
Board and sponsor fees(3)	282
Transaction-related expense(4)	254
Foreign exchange loss	355
Professional fees(5)	75

Adjusted EBITDA	$25,386

Net sales	$98,483
Net income margin	4.7%
Adjusted EBITDA margin	25.8%

(1)	“Integration team expense” consists of payroll and other expenses incurred by Dorner in connection with a prior two person team with primary responsibility to integrate Dorner products, systems, technical knowledge and market introduction rollouts to acquired businesses and customers.

(2)	“Other expense” consists of certain COVID-19 related expenses, bank fees and other non-recurring expenses, which are not anticipated to be part of the ongoing costs incurred by Dorner in future periods.

(3)	“Board and sponsor fees” consists of fees paid to members of Dorner’s board of directors and to the former private equity sponsor of Dorner.

(4)	“Transaction-related expense” consists of various professional fees related to potential and completed acquisitions by Dorner. Expenses include costs for representation and warranty insurance obtained by the former private equity sponsor of Dorner and legal fees from an unsuccessful acquisition pursued by Dorner.

(5)	“Professional fees” consists of certain non-recurring consulting fees for e-commerce, product redesign and derivative fees.

Risk factors

You should carefully consider the following risks, along with all of the risks and other information provided or referred to in this prospectus and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020 before making an investment decision. The following risks and those described in the risk factors incorporated by reference herein are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, operations, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Furthermore, the COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened risks discussed in the risk factors described or incorporated by reference into this prospectus.

Risks to our business related to the COVID-19 pandemic

The risk related to Novel Coronavirus (“COVID-19”) has, and may continue to, adversely affect our business.

We have been and may continue to be materially and adversely impacted by the effects of COVID-19. In addition to global macroeconomic effects, the COVID-19 outbreak and any other related adverse public health developments have caused and will continue to cause disruption to both our domestic and international operations and sales activities. The continued operation of our facilities is subject to local laws and regulations. While all of our facilities have been deemed essential under applicable law there is no guarantee this will continue. Our third-party manufacturers, suppliers, distributors, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines and restrictions on their employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, and other travel or health-related restrictions. Depending on the magnitude of such effects on our manufacturing operations or the operations of our suppliers, third-party distributors, or sub-contractors, our supply chain, manufacturing and product shipments could be delayed, which could adversely affect our business, operations, and customer relationships. In addition, COVID-19 or other disease outbreaks will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and impact our operating results. There can be no assurance that any decrease in sales resulting from the COVID-19 will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the COVID-19 outbreak on our business and operations remains uncertain, the continued spread of the COVID-19 or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows.

Risks related to ownership of our common stock

Our stock price may fluctuate significantly, depending on many factors, some of which may be beyond our control.

The market price of our common stock may fluctuate significantly, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategies;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	changes in preference by our customers;

•	our ability to obtain financing as needed;

•	default on our indebtedness;

•	changes in our senior management or key personnel;

•	announcements by us or our competitors of significant acquisitions, dispositions or strategic investments and our ability to integrate Dorner into the Company;

•	announcements of new products or significant price reductions by us or our competitors or other actions by our competitors;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover, or maintain coverage of, our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	rumors or dissemination of false information;

•	the operating and stock price performance of other comparable companies;

•	short selling of our common stock;

•	investor perception of our Company and our industry;

•	the extent and duration of COVID-19;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes and taxes on dividends affecting shareholders; and

•	general economic conditions and other external factors.

Low trading volume for our stock, which may occur if an active trading market is not sustained, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Stock markets in general can experience volatility that is unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

Certain provisions in our restated certificate of incorporation, as amended, and sixth amended and restated by-laws, and of New York law, may prevent or delay an acquisition of our Company, which could decrease the trading price of our common stock.

Our restated certificate of incorporation, as amended, our sixth amended and restated by-laws and New York law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our Board rather than to attempt a hostile takeover. In addition, provisions of our restated certificate of incorporation, as amended, sixth amended and restated by-laws and New York law impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include, among others:

•	the inability of our shareholders to call a special meeting;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our Board to issue preferred stock without shareholder approval; and

•	the ability of our directors, and not shareholders, to fill vacancies on our Board.

We believe these provisions may help protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These provisions are not intended to make our Company immune from takeovers. In addition, although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our Board, they would apply even if the offer may be considered beneficial by some shareholders. These provisions may also frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our Board, which is responsible for appointing the members of our management.

We cannot assure you that we will continue to pay dividends on our common stock, and our indebtedness limits our ability to pay dividends on our common stock.

The timing, declaration, amount and payment of future dividends to shareholders falls within the discretion of our Board. Our Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, including under our Credit Facilities, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. There can be no assurance that we will continue to pay any dividend in the future.

Your percentage ownership in our Company may be diluted in the future.

Your percentage ownership in our Company may be diluted in the future because of equity awards previously granted, and that we expect to grant in the future, to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

Future sales of our common stock could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed. The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we and our directors and executive officers have agreed with the underwriters to a ”lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of J.P. Morgan Securities LLC for 90 days after the date of this prospectus, subject to certain exceptions. See “Underwriting (conflicts of interest)” Following the expiration of the applicable lock-up period, all these shares of our common stock will also be eligible for future sale. In the future, we may also issue our securities if we need to raise capital in connection with a capital expenditure or acquisition. The amount of shares of our common stock issued in connection with a capital expenditure or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

If securities or industry analysts do not publish research or reports about the Company, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.

The trading market for our common stock is influenced by research or reports that industry or securities analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more analysts who cover us downgrade our common stock or provide a negative outlook on our Company or our industry or the stock of any of our competitors, the market price for our common stock likely could decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

Risks related to the acquisition

The unaudited pro forma condensed combined financial information contained in this prospectus may not accurately reflect our financial position or results of operations.

The unaudited pro forma condensed combined financial information contained in this prospectus is presented for illustrative purposes only, and may not be an indication of what our financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The unaudited condensed combined pro forma financial information has been derived from our audited and unaudited historical financial statements along with those of Dorner, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition. The assets and liabilities of Dorner have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our common stock.

We will incur significant acquisition-related integration costs and have incurred significant transaction costs in connection with the Acquisition and the related financing transactions.

We are currently implementing a plan to integrate the operations of Dorner into the Company. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration including costs for:

•	employee retention, redeployment, relocation or severance;

•	integration, including of people, technology, operations, marketing, and systems and processes; and

•	maintenance and management of customers and other assets;

however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus. Further, we have incurred significant transaction costs relating to negotiating and completing the Acquisition and the related financing transactions. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and Acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and Acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

In connection with the completion of the Acquisition, our indebtedness has increased significantly. Our indebtedness could limit our cash flow available for operations and our flexibility.

In connection with the completion of the Acquisition, our indebtedness has increased significantly. In connection with the Acquisition, and prior to the completion of this offering or the application of the net proceeds therefrom, we incurred $650.0 million of debt under the Credit Facilities and we had approximately $83.0 million available for borrowing under the Revolving Credit Facility (after deducting approximately $17.0 million of letters of credit outstanding as of December 31, 2020). On a pro forma basis after giving effect to the Transactions, we would have had $                million of debt outstanding under the Credit Facilities (or $                million of debt outstanding under the Credit Facilities if the underwriters exercise their option to purchase additional shares of our common stock in full). Although the proceeds of this offering will repay outstanding borrowings under the First Lien Term Facility, our indebtedness will still be substantially greater than prior to the Acquisition.

The degree to which we are leveraged could have important consequences to our shareholders, including the following:

•	we may have greater difficulty satisfying our obligations with respect to our indebtedness;

•	we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired;

•	we may be limited in our ability to make additional acquisitions or pay dividends on our common stock;

•	our flexibility in planning for, or reacting to, changes in the markets in which we compete may be limited;

•	we may be at a competitive disadvantage relative to our competitors with less indebtedness;

•	we may be rendered more vulnerable to general adverse economic and industry conditions;

•	our credit ratings may be downgraded; and

•	we are exposed to increased interest rate risk given that a portion of our indebtedness obligations are at variable interest rates.

Dorner was previously a private company and has not been required to comply with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”).

Sarbanes-Oxley requires public companies to have and maintain effective internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements and to have management report on the effectiveness of those controls on an annual basis (and have its independent public accountants attest annually to the effectiveness of such internal controls). As a private company, Dorner was not required to comply with the requirements of Sarbanes-Oxley.

In connection with the completion of the Acquisition, we are beginning to apply our Sarbanes-Oxley procedures regarding internal controls over financial reporting with respect to Dorner. This process will require a significant amount of time from our management and other personnel and will require us to expend a significant amount of financial resources, which is likely to increase our compliance costs, and we will be required to assess Dorner’s internal controls over financial reporting beginning one year after the date of the acquisition.

The Dorner acquired business may underperform relative to our expectations.

Following completion of the Acquisition, we may not be able to maintain the levels of revenue, earnings or operating efficiency that Dorner and we have achieved or might achieve separately. The business and financial performance of Dorner are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its customers. We may be unable to achieve the same growth, revenues and profitability that Dorner has achieved in the past.

The future results of our Company will suffer if we do not effectively manage our expanded operations following the Acquisition.

Since the completion of the Acquisition, the size of our business has increased significantly beyond its pre-Acquisition size. Our future success depends, in part, upon our ability to manage Dorner, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the Dorner business will be successful or that we will realize the expected benefits currently anticipated from the Acquisition.

Business risks

Our business is cyclical and is affected by industrial economic conditions.

Many of the end-users of our products are in highly cyclical industries, such as manufacturing, power generation and distribution, commercial construction, oil and gas exploration and refining, transportation, agriculture, logging, and mining that are sensitive to changes in general economic conditions. Their demand for our products, and thus our results of operations, is directly related to the level of production in their facilities, which changes as a result of changes in general economic conditions and other factors beyond our control. If there is deterioration in the general economy or in the industries we serve, our business, results of operations, and financial condition could be materially adversely affected. In addition, the cyclical nature of our business could at times also adversely affect our liquidity and ability to borrow under our Revolving Credit Facility.

Our business is highly competitive and subject to consolidation of competitors. Increased competition could reduce our sales, earnings, and profitability.

The principal markets that we serve within the material handling industry are fragmented and highly competitive. Competition is based primarily on customer service and support as well as product availability, performance, functionality, brand reputation, reliability, and price. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross margins and net income.

The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product or service innovations that could put us at a disadvantage. In addition, through consolidation, some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. If we are unable to compete successfully against other manufacturers of material handling equipment, we could lose customers and our revenues may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets.

Our strategy depends on successful integration of acquisitions.

Acquisitions are a key part of our growth strategy. Our historical growth has depended, and our future growth is likely to depend on our ability to successfully implement our acquisition strategy, and the successful integration of acquired businesses into our existing business. We intend to continue to seek additional acquisition opportunities in accordance with our acquisition strategy, both to expand into new markets and to enhance our position in existing markets throughout the world. If we are unable to successfully integrate acquired businesses into our existing business or expand into new markets, our sales and earnings growth could be reduced.

Our future operating results may be affected by price fluctuations and trade tariffs on steel, aluminum, and other raw materials purchased to manufacture our products. We may not be able to pass on increases in raw material costs to our customers.

The primary raw materials used in our chain, forging and crane building operations are steel, aluminum, and other raw materials such as motors, electrical and electronic components, castings and machined parts and components. These industries are highly cyclical and at times pricing and availability can be volatile due to a number of factors beyond our control, including general economic conditions, labor costs, competition, import duties, tariffs, and currency exchange rates. This volatility can significantly affect our raw material costs. In an environment of increasing raw material prices and trade tariffs, competitive conditions will determine how much of the price increases we can pass on to our customers. In the future, to the extent we are unable to pass on any steel, aluminum, or other raw material price increases to our customers, our profitability could be adversely affected.

We rely in large part on independent distributors for sales of our products.

For the most part, we depend on independent distributors to sell our products and provide service and aftermarket support to our end-user customers. Distributors play a significant role in determining which of our products are stocked at their locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business offer competitive products and services to our end-user customers. For the most part, we do not have written agreements with our distributors. The loss of a substantial number of these distributors or an increase in the distributors’ sales of our competitors’ products to our ultimate customers could materially reduce our sales and profits.

Financial risks

Changes in the method of determining the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates.

On July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021, although on November 30, 2020 it announced that it had extended the period in which it will continue to publish certain LIBOR tenors, including three-month LIBOR, to June 30, 2023. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after June 30, 2023, or whether different benchmark rates used to price indebtedness will develop. The interest rate on the First Lien Term Facility and Revolving Credit Facility

have a variable component that is based on LIBOR. The phase-out of LIBOR may negatively impact the terms of our outstanding indebtedness. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could have a material adverse effect on our financial position, results of operations, and liquidity.

Our operations outside the U.S. pose certain risks that may adversely impact sales and earnings.

We have operations and assets located outside of the United States, primarily in China, Mexico, Germany, the United Kingdom, Hungary and Malaysia. In addition, we import a portion of our hoist product line from Asia and sell our products to distributors located in approximately 50 countries. In our fiscal year ended March 31, 2020, approximately 45% of our net sales were derived from non-U.S. markets. These non-U.S. operations are subject to a number of special risks, in addition to the risks of our U.S. business, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, U.S. and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, difficulty in staffing and managing widespread operations, differences in the availability, and terms of financing, political instability and risks of increases in taxes. Also, in some foreign jurisdictions we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. These factors may adversely affect our future profits.

Part of our strategy is to expand our worldwide market share and reduce costs by strengthening our international distribution capabilities and sourcing components in lower cost countries, such as China, Mexico, Hungary and Malaysia. Implementation of this strategy may increase the impact of the risks described above, and we cannot assure you that such risks will not have an adverse effect on our business, results of operations or financial condition.

Other risks of doing business in international markets include the increased risks and burdens of complying with different legal and regulatory standards, difficulties in managing and staffing foreign operations, recruiting and retaining talented direct sales personnel, limitations on the repatriation of funds and fluctuations of foreign exchange rates, varying levels of internet technology adoption and infrastructure and our ability to enforce contracts and our intellectual property rights in foreign jurisdictions. Additionally, there are risks associated with fundamental changes to international markets, such as those that may occur as a result of the United Kingdom’s withdrawal from the European Union (“Brexit”). Brexit may adversely affect global economic and market conditions and could contribute to volatility in the foreign exchange markets, which we may be unable to effectively manage.

In addition, our success in international expansion could be limited by barriers to international expansion such as adverse tax consequences and export controls. If we cannot manage these risks effectively, the costs of doing business in some international markets may be prohibitive or our costs may increase disproportionately to our revenue.

We are subject to currency fluctuations from our sales outside the U.S.

Our products are sold in many countries around the world. Thus, a portion of our revenues (approximately $366,539,000 in our fiscal year ended March 31, 2020) are generated in foreign currencies, including principally the Euro, the British Pound, the Canadian Dollar, the South African Rand, the Brazilian Real, the Mexican Peso, and the Chinese Yuan, and while much of the costs incurred to generate those revenues are incurred in the same currency, a portion is incurred in other currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, a currency translation impact on our earnings. Currency fluctuations may impact our financial performance in the future.

We are subject to debt covenant restrictions.

Our Revolving Credit Facility and First Lien Term Facility contain a financial leverage covenant and other restrictive covenants. A significant decline in our operating income or cash generating ability could cause us to violate our leverage covenant in our Credit Facilities. Other material adverse changes in our business could also cause us to be in default of our debt covenants. This could result in our being unable to borrow under our Credit Facilities or being obliged to refinance and renegotiate the terms of our indebtedness.

Legal risks

Our products involve risks of personal injury and property damage, which exposes us to potential liability.

Our business exposes us to possible claims for personal injury or death and property damage resulting from the products that we sell. We maintain insurance through a combination of self-insurance retentions and excess insurance coverage. We monitor claims and potential claims of which we become aware and establish accrued liability reserves for the self-insurance amounts based on our liability estimates for such claims. We cannot give any assurance that existing or future claims will not exceed our estimates for self-insurance or the amount of our excess insurance coverage. In addition, we cannot give any assurance that insurance will continue to be available to us on economically reasonable terms or that our insurers would not require us to increase our self-insurance amounts. Claims brought against us that are not covered by insurance or that are in excess of insurance coverage could have a material adverse effect on our results, financial condition, or liquidity.

In addition, like many industrial manufacturers, we are also involved in asbestos-related litigation. In continually evaluating costs relating to our estimated asbestos-related liability, we review, among other things, the incidence of past and recent claims, the historical case dismissal rate, the mix of the claimed illnesses and occupations of the plaintiffs, our recent and historical resolution of the cases, the number of cases pending against us, the status and results of broad-based settlement discussions, and the number of years such activity might continue. Based on this review, we estimate our share of liability to defend and resolve probable asbestos related personal injury claims. This estimate is highly uncertain due to the limitations of the available data and the difficulty of forecasting with any certainty the numerous variables that can affect the range of the liability. We continue to study the variables in light of additional information in order to identify trends that may become evident and to assess their impact on the range of liability that is probable and estimable. We believe that the potential additional costs for claims will not have a material effect on the financial condition of the Company or its liquidity, although the effect of any future liabilities recorded could be material to earnings in a future period. See Note 16 to our March 31, 2020 consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for this fiscal year ended March 31, 2020, which is incorporated by reference herein.

As indicated above, our self-insurance coverage is provided through our captive insurance subsidiary. The reserves of our captive insurance subsidiary are subject to periodic adjustments based upon actuarial evaluations, which adjustments impact our overall results of operations. These periodic adjustments can be favorable or unfavorable.

We are subject to various environmental laws which may require us to expend significant capital and incur substantial cost.

Our operations and facilities are subject to various federal, state, local, and foreign requirements relating to the protection of the environment, including those governing the discharges of pollutants in the air and water, the generation, management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We have made, and will continue to make, expenditures to comply with such requirements. Violations of, or liabilities under, environmental laws and regulations, or changes in such laws and regulations (such as the imposition of more stringent standards for discharges into the environment), could result in substantial costs to us, including operating costs and capital expenditures, fines and civil and criminal sanctions, third party claims for property damage or personal injury, clean-up costs, or costs relating to the temporary or permanent discontinuance of operations. Certain of our facilities have been in operation for many years, and we have remediated contamination at some of our facilities. Over time, we and other predecessor operators of such facilities have generated, used, handled, and disposed of hazardous and other regulated wastes. Additional environmental liabilities could exist, including clean-up obligations at these locations or other sites at which materials from our operations were disposed, which could result in substantial future expenditures that cannot be currently quantified and which could reduce our profits or have an adverse effect on our financial condition, operations, or liquidity.

We may face claims of infringement on the intellectual property of others, or others may infringe upon our intellectual property.

Our future success depends in part on our ability to prevent others from infringing on our proprietary rights, as well as our ability to operate without infringing upon the proprietary rights of others. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the rights of others. Litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. In addition, we could be adversely affected financially should we be judged to have infringed upon the intellectual property of others.

We rely on subcontractors or suppliers to perform their contractual obligations.

Some of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by our subcontractor or customer concerns about the subcontractor. Failure by our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. A delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have an adverse effect upon our profitability.

General risks

Adverse changes in global economic conditions may negatively affect our industry, business, and results of operations.

Our industry is affected by changes in economic conditions outside our control, which can result in a general decrease in product demand from our customers. Such economic developments, like Brexit or the China trade wars, may affect our business in a number of ways. Reduced demand may drive us and our competitors to offer products at promotional prices, which would have a negative impact on our profitability. In addition, the tightening of credit in financial markets may adversely affect the ability of our customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in, or cancellation of, orders for our products. If demand for our products slows down or decreases, we will not be able to maintain our revenue and we may run the risk of failing to satisfy the financial and other restrictive covenants to which we are subject under our existing indebtedness. Reduced revenue as a result of decreased demand may also reduce our planned growth and otherwise hinder our ability to improve our performance in connection with our long-term strategy.

Our business operations may be adversely affected by information systems interruptions or intrusion.

We depend on various information technologies throughout our Company to administer, store, and support multiple business activities, including to process the data we collect, store and use in connection with our business. If these systems are damaged, cease to function properly, or are subject to cyber-security attacks, such as those involving unauthorized access, malicious software and/or other intrusions, we could experience production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems or networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation. While we attempt to mitigate these risks by employing a number of measures, including employee training, technical security controls, and maintenance of backup and protective systems, our systems, networks, products, and services remain potentially vulnerable to known or unknown threats, any of which could have a material adverse effect on our business, financial condition or results of operations. We are subject to a variety of laws and regulations in the United States, Europe and around the world, as well as contractual obligations, regarding data privacy, security and protection. Any failure or perceived failure by us, or any third parties with which we do business, to comply with our posted privacy policies, changing consumer expectations, evolving laws, rules and regulations, industry standards, or contractual obligations to which we or such third parties are or may become subject, may result in actions or other claims against us by governmental entities or private actors, the expenditure of substantial costs, time and other resources or the incurrence of significant fines, penalties or other liabilities. In addition, any such action, particularly to the extent we were found to be guilty of violations or otherwise liable for damages, could damage our reputation and adversely affect our business, financial condition and results of operations.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management and leadership skills of our senior management team. The loss of any of these individuals or an inability to attract, retain, and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed.

On May 14, 2020, the Company announced that David J. Wilson has been named President and CEO effective June 1, 2020. The Company has entered into an Employment Agreement and Change in Control agreement with Mr. Wilson which was filed on Current Report on Form 8-K on May 14, 2020. Under Mr. Wilson’s leadership, the Company has continued to execute its Blueprint for Growth 2.0 strategy as demonstrated by this Acquisition.

The acquisition and related financing

Acquisition of Dorner

On April 7, 2021, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub merged with and into Dorner Parent. At the Effective Time, the separate corporate existence of Merger Sub ceased and Dorner Parent continued its existence under Delaware law as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. As consideration for the acquisition, the Company paid cash consideration of $485.0 million on a cash-free, debt-free basis, which amount is subject to certain customary post-closing adjustments.

Financing transactions

On April 7, 2021, in connection with the completion of the Merger, the Company, Columbus McKinnon EMEA GmbH (the “German Borrower” and, together with the Company, the “Borrowers”) and certain of the Company’s subsidiaries entered into the Credit Agreement, which provides for (i) a Revolving Credit Facility in an aggregate principal amount of $100.0 million, including sublimits for the issuance of standby letters of credit, swingline loans and multi-currency borrowings in certain specified foreign currencies, and (ii) a First Lien Term Facility in an aggregate principal amount of $650.0 million. The First Lien Term Facility requires quarterly principal amortization payments of 0.25% of the aggregate amount of the first lien term loans thereunder, with the remaining principal amount outstanding thereunder due on the maturity date. In addition, if the Company has any Excess Cash Flow (as defined in the Credit Agreement), the ECF Percentage (as described in the sentence below) of the Excess Cash Flow for each fiscal year, less any optional prepayments of amounts outstanding under the Credit Facilities (except prepayments under the Revolving Credit Facility that are not accompanied by a corresponding permanent reduction of commitments under the Revolving Credit Facility) other than to the extent that any such prepayment is funded with the proceeds of Funded Debt (as defined in the Credit Agreement), is required to be used toward the prepayment of the First Lien Term Facility. The “ECF Percentage” is set in the Credit Agreement at 50%, but reduces to 25% or 0% based upon the achievement by the Company of specified Secured Leverage Ratios (as defined in the Credit Agreement) as of the last day of any fiscal year. Under the terms of the Credit Agreement, the Company may, subject to the satisfaction of certain conditions, incur unlimited amounts of additional debt that is pari passu or junior to the debt incurred under the Credit Agreement, subject to pro forma compliance with a Secured Leverage Ratio (as defined in the Credit Agreement) of 3.50:1.00.

The Company used borrowings under the First Lien Term Facility to, among other things, finance the purchase price for the Acquisition, pay related fees, expenses and transaction costs, and repay the Company’s outstanding borrowings under its former term loan and revolving credit facilities.

Interest

The Credit Facilities bear interest, at Borrower’s election, at the base rate plus an “applicable margin” (as described below) or the Eurodollar rate plus an applicable margin. Swingline loans bear interest at the base rate plus an applicable margin. The base rate, for any day, will be a floating rate that is the higher of (i) the prime rate in effect on such day, (ii) the NYFRB rate (defined as the greater of the federal funds effective rate and the overnight bank funding rate) in effect on such day plus 50 basis points, and (iii) the Eurodollar rate (defined as the LIBO Screen Rate) in effect on such date plus 100 basis points, subject to a 75 basis point floor; provided that if the base rate would be less than 175 basis points, it is deemed under the Credit Agreement to be 175 basis points. The “applicable margin” for the First Lien Term Facility is 325 basis points for base rate loans or 425 basis points for Eurodollar loans. The “applicable margin” for the Revolving Credit Facility is determined on a leveraged-based sliding scale which ranges from 100 to 225 basis points for base rate loans and 200 to 325 basis points for Eurodollar loans. Borrowers are required to pay commitment fees on any unused commitments under the Revolving Credit Facility, which are determined on a leverage-based sliding scale ranging from 30 basis points to 55 basis points. Interest and fees are payable on a quarterly basis (or if earlier, at the end of each interest period with respect to any Eurodollar loans).

Collateral and security

The obligations of the Borrowers under the Credit Agreement are guaranteed by each of the Company’s direct and indirect, existing and future, domestic subsidiaries and certain foreign subsidiaries, subject to certain exceptions (such guarantors, together with the Borrowers, collectively, the “Credit Parties”). The obligations of the Credit Parties under the Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of the existing and future personal property of the Credit Parties, including, without limitation, 65% of the voting capital stock of certain of the Credit Parties’ direct foreign subsidiaries, subject to certain exceptions.

Maturity and repayments

The Revolving Credit Facility has a five-year maturity. The First Lien Term Facility has a seven-year maturity.

The Credit Agreement allows a Borrower to voluntarily prepay either the First Lien Term Facility or the Revolving Credit Facility, in whole or in part, at any time, and requires certain mandatory prepayments of either the First Lien Term Facility or the Revolving Credit Facility upon the occurrence of certain events, which mandatory prepayments permanently reduce the commitments under the Revolving Credit Facility, each without premium or penalty, subject to the reimbursement of certain costs of the lenders. A prepayment premium of 1.00% of the principal amount of the First Lien Term Facility is required if any prepayment is associated with a Repricing Transaction (as defined in the Credit Agreement) that occurs within the first six months following April 7, 2021.

Representations, warranties and covenants

The Credit Agreement contains customary representations and warranties and certain covenants that limit (subject to certain exceptions) the ability of the Company and its subsidiaries to, among other things, (i) incur or guarantee additional indebtedness, (ii) incur or suffer to exist liens, (iii) make investments, (iv) consolidate, merge or transfer all or substantially all of their assets, (v) sell assets, (vi) pay dividends or other distributions on, redeem or repurchase capital stock, (vii) enter into transactions with affiliates, (viii) amend, modify, prepay or redeem certain indebtedness, (ix) enter into certain restrictive agreements, (x) engage in a new line of business, and (xi) enter into sale leaseback transactions.

In addition, the Credit Agreement contains a financial maintenance covenant that, as of the last day of any fiscal quarter ending on and after the Effective Time, require the ratio of the amount of the Company and its subsidiaries’ consolidated total net indebtedness to consolidated EBITDA (as each such term is defined in the Credit Agreement) to be less than specified maximum ratio levels, consisting of (i) 6.75:1.00 as of any date of determination prior to June 30, 2022, (ii) 5.75:1.00 as of any date of determination on June 30, 2022 and thereafter but prior to June 30, 2023, (iii) 4.75:1.00 as of any date of determination on June 30, 2023 and thereafter but prior to June 30, 2024 and (iv) 3.50:1.00 as of any date of determination on June 30, 2024 and thereafter. Under the terms of the Credit Agreement, this financial maintenance covenant will only be tested if any extensions of credit (other than letters of credit) are outstanding under the Credit Facilities at the end of any such fiscal quarter.

Events of default

The Credit Agreement also contains customary events of default. If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

Credit ratings

In March 2021, following our announcement of entry into the Merger Agreement and its anticipated impact on our financial leverage, Moody’s Investor Service placed our credit ratings on review for downgrade and S&P Global Ratings placed our credit ratings on CreditWatch negative. Such agencies could take additional negative actions with respect to our credit ratings in the future.

Syndication

In connection with this offering, JPMorgan Chase, as administrative agent under the First Lien Term Facility, intends to syndicate such facility to third-party investors. See “Summary—Recent developments” for additional information.

We intend to use the net proceeds from this offering (including the net proceeds from the underwriters’ option to purchase additional shares of common stock, if exercised by the underwriters) to repay in part outstanding borrowings under the First Lien Term Facility. See “Use of proceeds” for additional information.

Unaudited pro forma condensed combined financial information

On April 7, 2021, pursuant to the terms set forth in the previously announced Merger Agreement, the Company completed its acquisition of Dorner. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the condensed combined statements of operations for the nine months ended December 31, 2020 and for the twelve months ended March 31, 2020, illustrate the effects of the Acquisition (the “Transaction” or the “Transaction Accounting Adjustments”), as well as contemporaneous financing activities, including this offering and the use of proceeds therefrom, and certain other related adjustments described below (the “Other Transaction Accounting Adjustments” and, together with the Transaction, the “Transactions”).

The Other Transaction Accounting Adjustments include but are not limited to the Company’s borrowing of $650.0 million under the First Lien Term Facility (which, for purposes of this section entitled “Unaudited pro forma condensed combined financial information” only, we define as the “New Term Loan”) to fund the Acquisition, the replacement of the Company’s prior revolving credit facility with an aggregate principal amount of $100.0 million (which, for purposes of this section entitled “Unaudited pro forma condensed combined financial information” only, we define as the “Existing Revolver”) with a new revolving credit facility with an aggregate principal amount of $100.0 million (which, for purposes of this section entitled “Unaudited pro forma condensed combined financial information” only, we define as the “New Revolver”), and the repayment of the remaining outstanding balance of the Company’s existing term loan (which, for purposes of this section entitled “Unaudited pro forma condensed combined financial information” only, we define as the “Existing Term Loan”). In addition, the Company plans to raise $150 million through the issuance of shares of the Company’s common stock, par value $0.01 per share (the offering of the Company’s common stock hereby, for purposes of this section entitled “Unaudited pro forma condensed combined financial information” only, we define as the “Equity Issuance”), with the proceeds of such Equity Issuance expected to be used to repay a portion of the First Lien Term Facility. The completion of the Equity Issuance is subject to market and other conditions, and there can be no assurance as to whether or when the Equity Issuance may be completed, or as to the actual size or terms of the Equity Issuance. For more information about the Equity Issuance, refer to Note 6(e) hereof.

The Company’s fiscal year ends on March 31st, while Dorner’s fiscal year ends on September 30th. As the Company’s fiscal year end differs by more than one quarter from Dorner’s fiscal year end, the unaudited pro forma condensed combined statement of operations presented herein have been presented using the different fiscal periods as discussed below. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 presented herein reflects a combination of the Company’s results of operations for its fiscal year ended March 31, 2020 and Dorner’s results of operations from April 1, 2019 through March 31, 2020, which were calculated using its fiscal year ended September 30, 2019, less the six months ended March 31, 2019, plus the six months ended March 31, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020 presented herein reflects a combination of the Company’s results of operations for the nine months ended December 31, 2020 and Dorner’s results of operations from April 1, 2020 through December 31, 2020, calculated using its fiscal year ended September 30, 2020, less the six months ended March 31, 2020, plus the three months ended December 31, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 presented herein reflects a combination of the Company’s financial position as of December 31, 2020 and Dorner’s financial position as of December 31, 2020.

The unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Transactions as if they occurred on December 31, 2020. The unaudited pro forma condensed consolidated statements of operations data for the nine months ended December 31, 2020 and for the twelve months ended March 31, 2020, have been prepared as if the Transactions had occurred on April 1, 2019.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes, the Company’s audited annual consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on May 27, 2020, and the Company’s unaudited quarterly consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on January 28, 2021, each of which is incorporated by reference into this prospectus.

The adjustments to the unaudited pro forma condensed combined financial information described herein are based on available information and assumptions management believes are reasonable. These adjustments are estimates, subject to risks and uncertainties that could cause the unaudited pro forma condensed combined financial statements to differ materially from actual results.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, nor the costs that may be incurred to achieve such benefits.

As such, the unaudited pro forma condensed combined financial information is shown purely for illustrative purposes and is not indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated above. The unaudited pro forma condensed combined financial information should not be considered representative of future financial conditions or results of operations.

Unaudited pro forma condensed combined balance sheet as of December 31, 2020

(in thousands)

	Historical
	CMCO	Dorner (as adjusted) Note 2	Transaction accounting adjustments	Reference		Other transaction accounting adjustments	Reference		Pro forma combined

ASSETS:

Current assets:
Cash and cash equivalents	$187,626	$11,682	$(497,085)	5	(a)	$366,629	6	(a)	$68,852
Trade accounts receivables, less allowance for doubtful accounts	94,177	13,336	(179)	5	(b)	—			107,334
Inventories	113,446	11,149	2,558	5	(c)	—			127,153
Prepaid expenses and other	18,850	1,819	—			—			20,669

Total current assets	414,099	37,986	(494,706)			366,629			324,008
Property, plant, and equipment, net	72,304	18,436	10,258	5	(d)	—			100,998
Goodwill	338,995	87,836	213,919	5	(e)	—			640,750
Other intangibles, net	221,741	120,041	72,959	5	(f)	—			414,741
Marketable securities	7,925	—	—			—			7,925
Deferred taxes on income	27,777	—	(27,080)	5	(m)	—			697
Other assets	64,545	373	514	5	(g)	2,188	6	(b)	67,620

Total assets	$1,147,386	$264,672	$(224,136)			$368,817			$1,556,739

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Trade accounts payable	$49,576	$5,451	$—			$—			$55,027
Accrued liabilities	90,086	9,618	434	5	(h)	—			100,138
Current portion of long-term debt	4,450	902	(902)	5	(i)	(4,450)	6	(c)	—
Current portion financing lease liability	—	450	(75)	5	(j)				375

Total current liabilities	144,112	16,421	(543)			(4,450)			155,540
Term loan and revolving credit facility	245,092	60,965	(60,965)	5	(k)	244,913	6	(d)	490,005
Financing lease liability	—	12,118	2,891	5	(l)				15,009
Other non-current liabilities	260,858	28,324	(7,862)	5	(m)	—			281,320

Total liabilities	650,062	117,828	(66,479)			240,463			941,874

Shareholders’ equity:
Voting common stock	240	—	—			33	6	(e)	273
Additional paid-in capital	293,869	141,748	(141,748)	5	(n)	143,967	6	(e)	437,836
Retained earnings	287,095	5,127	(15,940)	5	(n)	(15,646)	6	(e)	260,636
Accumulated other comprehensive loss	(83,880)	(31)	31	5	(n)	—			(83,880)

Total shareholders’ equity	497,324	146,844	(157,657)			128,354			614,865

Total liabilities and shareholders’ equity	$1,147,386	$264,672	$(224,136)			$368,817			$1,556,739

Unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020

(dollars and shares in thousands, except per share amounts)

	Historical
	CMCO	Dorner (as adjusted) Note 2	Transaction accounting adjustments	Reference		Other transaction accounting adjustments	Reference		Pro forma combined
Net sales	$809,162	$82,094	$—			$—			$891,256
Cost of products sold	525,976	43,289	3,742	5	(o)	—			573,007

Gross Profit	283,186	38,805	(3,742)			—			318,249
Selling	91,054	14,738	—			—			105,792
General and administrative	77,880	11,879	19,716	5	(p)	1,675	6	(f)	111,150
Research and development expenses	11,310	1,536	—			—			12,846
Net loss on sales of businesses, including impairment	176	—	—			—			176
Amortization of intangibles	12,942	8,033	4,598	5	(q)	—			25,573

Income (loss) from operations	89,824	2,619	(28,056)			(1,675)			62,712
Interest and debt expense	14,234	6,675	—			(1,155)	6	(g)	19,754
Cost of debt refinancing	—	—	—			14,645	6	(h)	14,645
Investment (income) loss, net	(891)	—	—			—			(891)
Foreign currency exchange loss (gain), net	(1,514)	(38)	—			—			(1,552)
Other (income) expense, net	839	(88)	—			—			751

Income from continuing operations before income tax expense (benefit)	77,156	(3,930)	(28,056)			(15,165)			30,005
Income tax expense	17,484	(379)	(7,080)	5	(r)	(3,791)	6	(i)	6,234

Net income (loss)	$59,672	$(3,551)	$(20,976)			$(11,374)			$23,771

Weighted average basic shares outstanding	23,619		—			3,301	6	(j)	26,920
Weighted average diluted shares outstanding	23,855		—			3,308	6	(j)	27,163

Basic income per share	$2.53								$0.88

Diluted income per share	$2.50								$0.88

Unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2020

(dollars and shares in thousands, except per share amounts)

	Historical
	CMCO	Dorner (as adjusted) Note 2	Transaction accounting adjustments	Reference		Other transaction accounting adjustments	Reference		Pro forma combined
Net sales	$463,407	$78,091	$—			$—			$541,498
Cost of products sold	307,270	38,371	471	5	(o)	—			346,112

Gross Profit	156,137	39,720	(471)			—			195,386
Selling	56,087	12,728	—			—			68,815
General and administrative	53,842	8,708	—			506	6	(f)	63,056
Research and development expenses	8,703	923	—			—			9,626
Net loss on sales of businesses, including impairment	—	—	—			—			—
Amortization of intangibles	9,449	6,025	3,448	5	(q)	—			18,922

Income (loss) from operations	28,056	11,336	(3,919)			(506)			34,967
Interest and debt expense	9,192	4,387	—			1,236	6	(g)	14,815
Cost of debt refinancing	—	—	—			—			—
Investment (income) loss, net	(1,429)	—	—			—			(1,429)
Foreign currency exchange loss (gain), net	1,083	425	—			—			1,508
Other (income) expense, net	20,081	(51)	—			—			20,030

Income from continuing operations before income tax expense (benefit)	(871)	6,575	(3,919)			(1,742)			43
Income tax expense	(392)	1,358	(1,002)	5	(s)	(436)	6	(i)	(472)

Net income (loss)	$(479)	$5,217	$(2,917)			$(1,306)			$515

Weighted average basic shares outstanding	23,871		—			3,301	6	(j)	27,172
Weighted average diluted shares outstanding	23,871		—			3,319	6	(j)	27,190

Basic income per share	$(0.02)								$0.02

Diluted income per share	$(0.02)								$0.02

Notes to the unaudited pro forma condensed combined financial information

Note 1—Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to the Acquisition, as well as the related debt issuances by the Company, which were used to fund the Acquisition and repay previously existing debt of both the Company and Dorner, and the expected Equity Issuance by the Company, the proceeds of which are expected to be used to repay a portion of the New Term Loan. The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020 (“Article 11”).

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The purchase price for the Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price for the Acquisition to the assets acquired and liabilities assumed as of the acquisition date based on the Company’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Company’s future results of operations and financial position.

Note 2—Presentation of Dorner—reclassification adjustments

Historical Dorner financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of the Company as indicated in the table below:

Balance sheet as of December 31, 2020

Presentation in Dorner’s financial statements	Presentation in pro forma condensed combined financial information	Amount (in thousands)
Accounts receivable, less allowance for doubtful accounts	Trade accounts receivable, less allowance for doubtful accounts	$13,336
Prepaid and other	Prepaid Expenses and Other	1,819
Building	Property, plant, and equipment, net	14,294
Machinery and equipment	Property, plant, and equipment, net	7,186
Office equipment, including IT software	Property, plant, and equipment, net	4,671
Leasehold improvements	Property, plant, and equipment, net	1,376
Transportation equipment	Property, plant, and equipment, net	176
Less—accumulated depreciation and amortization	Property, plant, and equipment, net	(9,990)
Land	Property, plant, and equipment, net	300
Construction in progress	Property, plant, and equipment, net	423
Other intangible assets, net	Other intangibles, net	120,041
Deposits	Other assets	373
Current portion of capital lease obligation	Current portion financing lease liability	450
Line of credit	Current portion of long-term debt	902
Accounts payable	Trade accounts payable	5,451
Customer deposits	Accrued liabilities	3,079
Accrued compensation and benefits	Accrued liabilities	3,231
Other accrued liabilities	Accrued liabilities	3,308
Deferred tax liabilities, net	Other non-current liabilities	28,324
Term loan, less current portion, net of deferred financing costs	Term loan and revolving credit facility	60,965
Capital lease obligation, less current portion	Financing lease liability	12,118
Retained earnings	Retained earnings	5,127
Additional paid-in capital	Additional paid-in-capital	141,748
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(31)

Statement of operations for the twelve months ended March 31, 2020

Presentation in Dorner’s financial statements	Presentation in pro forma condensed combined financial information	Amount (in thousands)
Net sales	Net sales	$82,094
Cost of sales	Cost of products sold	43,289
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	General and administrative	11,597
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Research and development expenses	1,536
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Selling	14,738
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Amortization of intangibles	8,033
Interest expense, net	Interest and debt expense	6,675
Acquisition Costs	General and administrative	282
Other expense, net	Other (income) expense, net	(88)
Other expense, net	Foreign currency exchange loss (gain), net	(38)
Current	Income tax expense	(112)
Deferred	Income tax expense	(267)

Statement of operations for the nine months ended December 31, 2020

Presentation in Dorner’s financial statements	Presentation in pro forma condensed combined financial information	Amount (in thousands)
Net sales	Net sales	$78,091
Cost of sales	Cost of products sold	38,371
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	General and administrative	8,708
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Research and development expenses	923
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Selling	12,728
Selling and marketing, engineering and administrative expenses, including amortization of intangibles	Amortization of intangibles	6,025
Interest expense, net	Interest and debt expense	4,387
Other expense, net	Other (income) expense, net	(51)
Other expense, net	Foreign currency exchange loss (gain), net	425
Current	Income tax expense	3,057
Deferred	Income tax expense	(1,699)

Note 3—Conforming accounting policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in CMCO’s consolidated financial statements. Based on the procedures performed to date, the accounting policies of Dorner are similar in all material respects to CMCO’s accounting policies, with the exception of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“Topic 842”) and ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”), which Dorner had not yet been required to adopt as a private company, as well as accounting for reserves on accounts receivable and warranties, accounting for slow-moving inventory, and accounting for inventory capitalization. The impacts have been described in Note 5 to the unaudited pro forma condensed combined financial information. There were no material differences to historical Dorner revenue recognition upon adoption of Topic 606.

CMCO is not aware of any other material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the Acquisition, CMCO has begun to conduct, but has not yet completed, a more detailed review of Dorner’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Dorner’s results of operations or reclassification of assets or liabilities to conform to CMCO’s accounting policies and classifications. As a result, CMCO may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4—Estimated purchase consideration and preliminary purchase price allocation

The estimated consideration transferred in the Acquisition is $486 million of cash, which includes the extinguishment of existing Dorner debt of $61.8 million and the payment of $8.9 million of Dorner transaction expenses at transaction close.

The table below represents an estimated preliminary purchase price allocation based on estimates, assumptions, valuations, and other analyses based on Dorner’s balance sheet as of December 31, 2020. The total preliminary estimated purchase consideration is allocated to the tangible and intangible assets and liabilities of Dorner based on their estimated fair values as if the Acquisition had occurred on December 31, 2020, which is the assumed Acquisition date for purposes of the unaudited pro forma condensed combined balance sheet. Other than the items specifically noted below, Dorner’s assets and liabilities are presented at their respective carrying amounts (as adjusted for accounting policy alignment) and should be treated as preliminary values. Based on the information available as of the time of the preparation of this unaudited pro forma condensed combined financial information, CMCO believes that these carrying values approximate fair values. CMCO has not completed the final allocation of the purchase price for the Acquisition to Dorner’s assets and liabilities; such final allocation will be completed within one year. Therefore, the acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. The final valuation could result in a material difference from the amounts shown.

The following table summarizes the preliminary purchase price as if the Acquisition occurred on December 31, 2020

(dollars in thousands)	Amounts
Total Consideration Paid	$486,272

Book value of net assets acquired at December 31, 2020	208,711

Adjusted for:
Accounting policy alignment(1)	2,980
Elimination of existing goodwill & intangible assets	(207,877)

Adjusted book value of net assets acquired	3,814

Adjustments to:
Inventories	3,231
Property, plant and equipment, net	3,649
Other intangibles, net	193,000
Goodwill	301,667
Other non-current liabilities	(19,089)

Reconciliation to consideration transferred	$486,272

(1)	Accounting policy alignment includes impact of adopting Topic 842, as well as accounting for reserves on accounts receivable and warranties, accounting for slow-moving inventory, and accounting for inventory capitalization. Refer to Note 5 for further disclosure.

Note 5—Transaction accounting adjustments

Pro Forma Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet

5(a)—Reflects adjustments to cash and cash equivalents to record the acquisition of Dorner and the payment of transaction costs in connection with the Acquisition.

(dollars in thousands)
Acquisition of Dorner	$(486,272)
CMCO transaction costs	(10,813)

Net Cash outflow	$(497,085)

5(b)—Trade accounts receivables, less allowance for doubtful accounts was reduced by $0.18 million in order to align Dorner’s historical accounting policy with that of CMCO.

5(c)—Reflects the adjustments to inventories to record the accounting policy alignments for slow-moving inventory and inventory capitalization. Also reflects the step-up of acquired Dorner inventory (as adjusted for the accounting policy changes) to fair value.

(dollars in thousands)
Adjustment to reflect accounting policy alignment of Inventory Reserves	$(625)
Adjustment to reflect accounting policy alignment of Inventory Capitalization	69
Fair value step-up of acquired inventory	3,114

Pro forma adjustment to Inventories	$2,558

5(d)—Reflects the adjustments to property, plant, and equipment, net to record the acquisition of finance leases and the fair value step-up of acquired Dorner fixed assets.

(dollars in thousands)
Adjustment to reflect acquisition of finance leases	$6,609
Fair value step-up of acquired property, plant, and equipment, net	3,649

Pro forma adjustment to Property, Plant, and Equipment, net	$10,258

The following table displays the expected useful lives of material property, plant, and equipment acquired.

Estimated useful life (years)
Building	20
Leasehold Improvements	12
Machinery & Equipment	5
Tooling	3
Furniture, Fixtures, and Equipment	4
Computer & Networking	3
Computer Software	3
Transportation Equipment	5

5(e)—Reflects adjustments to remove Dorner’s historical goodwill, and record estimated goodwill resulting from the Acquisition.

(dollars in thousands)
Goodwill resulting from the Acquisition	$301,755
Dorner’s historical goodwill	(87,836)

Pro forma adjustment to Goodwill	$213,919

5(f)—Reflects adjustments to record the preliminary estimated fair value of the identifiable intangible assets acquired, net of historical book value of Dorner’s intangibles prior to the Acquisition.

(dollars in thousands)	Amount	Estimated useful life (in years)
Elimination of Dorner’s historical intangibles	$(120,041)
Fair value of acquired customer relationships	140,000	16
Fair value of acquired technology portfolio	45,000	14
Fair value of acquired trade name portfolio	8,000	12

Pro forma adjustment to Other intangibles, net	$72,959

5(g)—Other assets increased by $0.51 million to record Dorner’s right of use assets for operating leases upon adoption of Topic 842.

5(h)—Reflects adjustments to Accrued liabilities to record the acquisition of Dorner’s operating leases and the alignment of Dorner’s historical accounting policy for accounting for warranty reserves with that of CMCO.

(dollars in thousands)
Adjustment to reflect acquisition of operating leases	$356
Adjustment to reflect accounting policy alignment of Warranty Reserves	78

Pro forma adjustment to Accrued liabilities	$434

5(i)—Current portion of long-term debt decreased by $0.9 million to record the extinguishment of Dorner’s historical current portion of debt.

5(j)—Current portion financing lease liability decreased by $0.075 million from the acquisition of finance leases.

5(k)—Term loan and revolving credit facility decreased by $61 million as a result of CMCO’s extinguishment of Dorner’s existing debt on the Acquisition close date.

5(l)—Financing lease liability increased by $2.9 million from the acquisition of acquired finance leases.

5(m)—Reflects adjustments to record the effect of Dorner’s adoption of Topic 842, the recognition of deferred tax liabilities in connection of the Acquisition, jurisdictional netting of deferred tax assets with deferred tax liabilities, and the write-off of deferred taxes associated with Dorner’s historical goodwill.

(dollars in thousands)
Adjustment to reflect acquisition of operating leases	$158
Adjustment to reflect increase in deferred tax liabilities from the Acquisition	20,231
Adjustment to reclassify for jurisdictional netting of deferred taxes	(27,080)
Adjustment to write-off deferred tax liabilities related to Dorner’s historical goodwill	(1,171)

Pro forma adjustment to Other non-current liabilities	$(7,862)

5(n)—The following table presents the pro forma adjustments to shareholders’ equity:

(dollars in thousands)
Elimination of Dorner’s Additional paid-in-capital		(141,748)
Elimination of Dorner Accumulated other comprehensive income		31
Elimination of Dorner’s Retained Earnings	(5,127)
CMCO transaction costs	(10,813)

Pro forma adjustment to Retained earnings		(15,940)

Pro forma adjustment to Shareholders’ Equity		$(157,657)

Pro Forma Transaction Adjustments to the unaudited pro forma condensed combined statements of operations

5(o)—The following table presents the pro forma adjustments to cost of products sold:

	Twelve months ended	Nine months ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Fair value step-up of acquired inventory	$3,114	$—
Incremental depreciation on acquired property, plant, and equipment, net	628	471

Pro forma adjustment to Cost of products sold	$3,742	$471

5(p)—The following table presents the pro forma adjustments to general and administrative expenses:

Twelve months ended
(dollars in thousands)	March 31, 2020
CMCO transaction costs	$10,813
Dorner transaction costs	8,903

Pro forma adjustment to General and administrative	$19,716

5(q)—The following table presents the pro forma adjustments to amortization of intangibles:

	Twelve months ended	Nine months ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Pro forma amortization expense on acquired customer relationships	$8,750	$6,563
Pro forma amortization expense on acquired technology portfolio	3,214	2,411
Pro forma amortization expense on acquired trade name portfolio	667	500
Historical amortization of intangibles	(8,033)	(6,025)

Pro forma adjustment to Amortization of intangibles	$4,598	$3,448

5(r)—Reflects the income tax effect of the Transaction Accounting Adjustments calculated using a weighted average statutory rate of (25%).

Note 6—Other transaction accounting adjustments

Pro Forma Other Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet

6(a)—The following table presents the pro forma Other Transaction Accounting Adjustments related to cash, which include (1) $650 million of cash received from the New Term Loan, $5 million of final original issuance discount, and $150 million received from the Equity Issuance, (2) the repayment of the Existing Term Loan, (3) repayment of a portion of the New Term Loan, (4) the payment of issuance costs related to the New Term Loan and the New Revolver, (5) the payment of transaction bonuses, and (6) payment of the Equity Issuance costs.

(dollars in thousands)
Sources:
Cash received from New Term Loan	$650,000
Final original issuance discount	(5,000)
Cash received from Equity Issuance	150,000

Total Sources	795,000

Uses:
Repayment of Existing Term Loan	(256,013)
Cash to repay a portion of New Term Loan	(150,000)
Cash to pay New Term Loan issuance costs	(12,308)
Cash to pay New Revolver issuance costs	(3,050)
Payment of transaction bonuses	(1,000)
Cash to pay Equity Issuance costs	(6,000)

Total Uses	(428,371)

Net Cash Inflow	$366,629

6(b)—The following table reflects the change in Other assets as a result of incremental deferred financing fees for the New Revolver and the write-off of fees related to the Existing Revolver.

(dollars in thousands)
Deferred financing fees—New Revolver	$3,050
Write-Off financing fees—Existing Revolver	(862)

Pro forma adjustment to Other Assets	$2,188

6(c)—Reflects the payoff of the $4.5 million current portion of the Existing Term Loan.

6(d)—Reflects adjustments to fund the Acquisition and repay the Existing Term Loan. The interest rate on the New Term Loan is determined by the Eurodollar rate plus an applicable margin. The change in the Company’s borrowings are as follows:

(dollars in thousands)
Issuance of New Term Loan	$650,000
Final original issuance discount	(5,000)
Less New Term Loan issuance costs not written off	(4,995)

Issuance of New Term Loan, net		640,005
Repayment of Existing Term Loan (net of issuance costs)		(245,092)
Partial repayment of New Term Loan		(150,000)

Pro forma adjustment to Term loan and revolving facility		$244,913

6(e)—The following table presents the pro forma adjustments to shareholders’ equity, which include (1) the expected Equity Issuance of 3,301,147 shares of the Company’s common stock, with an assumed share price of $45.44, net of $6 million of issuance costs, (2) payment of employee bonuses in connection with the Transaction, and (3) the write-off of deferred financing costs associated with the repayment of the Existing Term Loan, Existing Revolver, and the partial repayment of the New Term Loan.

(dollars in thousands)
Adjustment to Voting Common Stock		$33
Common stock issuance—APIC	149,967
Fees related to Equity Issuance	(6,000)

Total adjustment to APIC from Equity Issuance		143,967
Deferred financing costs on Existing Term Loan	$(6,471)
Deferred financing costs on Existing Revolver	(862)
Deferred financing fees on partial repayment of New Term Loan	(7,313)
Transaction bonuses	(1,000)

Total adjustment to Retained Earnings		$(15,646)

Pro forma adjustment to Shareholders’ equity		$128,354

A sensitivity analysis has been performed on the number of shares of the Company’s common stock expected to be issued in the Equity Issuance. The analysis gives effect to a hypothetical $1.00 change in the share price of the Company’s common stock in the Equity Issuance. A $1.00 change in the share price of the Company’s common stock in the Equity Issuance would cause a corresponding increase or decrease to the number of shares issued of approximately 0.07 million.

Pro Forma Other Transaction Adjustments to the unaudited pro forma condensed combined statements of operations

6(f)—Reflects the issuance of restricted stock units to key Dorner employees and payment of employee transaction bonuses in connection with the Acquisition.

	Twelve months ended	Nine months ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Compensation expense from issuance of restricted stock unit awards	$675	$506
Transaction bonuses	1,000

Pro forma adjustment to General and administrative	$1,675	$506

6(g)—Reflects the elimination of the Company’s interest expense and amortization of deferred financing costs related to the repaid Existing Term Loan and records the interest expense and amortization of debt issuance costs on the New Term Loan in connection with the Acquisition. Interest rates are determined based on either a eurocurrency rate or base rate plus an applicable margin. An interest rate of 3.70% was assumed below.

	Twelve months ended	Nine months ended
(dollars in thousands)	March 31, 2020	December 31, 2020
Pro forma interest on New Term Loan	$18,315	$13,736
Pro forma amortization of New Term Loan and New Revolver financing costs	1,438	1,079

Pro forma interest and debt expense	19,753	14,815
Historical CMCO interest and debt expense	$(14,234)	$(9,192)
Historical Dorner interest and debt expense	(6,675)	(4,387)

Historical interest and debt expense	(20,909)	(13,579)

Pro forma adjustment to interest and debt expense	$(1,155)	$1,236

A sensitivity analysis has been performed on interest expense to assess the effect a hypothetical 0.125% change in the interest rate related to the New Term Loan, which reflects a gross issuance of $650 million, debt issuance costs of $4.9 million, $5 million of final original issuance discount, repayment of the Existing Term Loan of $256 million, as well as immediate repayment of $150 million on the New Term Loan. A 0.125% change in interest rates would cause a corresponding increase or decrease to interest expense of approximately $0.62 million for the twelve months ended March 31, 2020 and $0.47 million for the nine months ended December 31, 2020.

6(h)—Reflects a loss from the extinguishment of the Existing Term Loan and New Term Loan, as well as a write-off of Existing Revolver deferred financing fees.

Twelve months ended
(dollars in thousands)	March 31, 2020
Write-Off financing fees—Existing Term Loan	$6,471
Write-Off financing fees—Existing Revolver	862
Write-Off financing fees—repay portion of New Term Loan	7,313

Pro forma adjustment to Cost of debt refinancing	$14,645

6(i)—Reflects the income tax effect of the Other Transaction Adjustments calculated using a weighted average statutory rate of (25%).

6(j)—Reflects the 3,301,147 shares of common stock of the Company expected to be issued in connection with the Equity Issuance and the vesting of the restricted stock units treated as post-Acquisition compensation expense.

	Twelve months ended	Nine months ended
(dollars in thousands except for earnings per share figure)	March 31, 2020	December 31, 2020
Pro Forma Net Income	$23,771	$515

Pro Forma Basic EPS
Historical average basic shares outstanding	23,619	23,871
Shares from Equity Issuance	3,301	3,301

Total average basic shares outstanding	26,920	27,172

Pro Forma Basic EPS	0.88	0.02

Pro Forma Diluted EPS
Historical average basic shares outstanding	23,855	23,871
Shares from Equity Issuance	3,301	3,301
Dilutive impact of restricted stock units	7	18

Total average dilutive shares outstanding	27,163	27,190

Pro Forma Diluted EPS	$0.88	$0.02

A sensitivity analysis has been performed on EPS to assess the effect a hypothetical $1.00 change in the share price of the Company’s common stock in the Equity Issuance. A $1.00 increase or decrease in the share price of the Company’s common stock in the Equity Issuance would cause an insignificant change to pro forma Basic EPS and Diluted EPS for the twelve months ended March 31, 2020 and for the nine months ended December 31, 2020.

Note 7—Nonrecurring adjustments

The following table reflects the adjustments related to non-recurring items within the pro forma condensed combined financial information. These non-recurring items were assumed to have occurred on April 1, 2019, the beginning of the twelve-month period ended March 31, 2020.

Nonrecurring adjustments

Twelve months ended
(dollars in thousands)	March 31, 2020
CMCO Transaction Costs	$(10,813)
Dorner Transaction Costs	(8,903)
Transaction Bonuses	(1,000)
Fair value step-up of acquired inventory	(3,114)
Write-Off financing fees—Existing Term Loan	(6,471)
Write-Off financing fees—Existing Revolver	(862)
Write-Off financing fees—partial repayment of New Term Loan	(7,313)

Total Non-Recurring Adjustments	(38,475)
Income tax expense / (benefit)—assumed 25% statutory tax rate	(9,655)

Total Non-Recurring Adjustments, net of tax effects	$(28,820)

Use of proceeds

We expect the net proceeds from the sale of common stock in this offering to be approximately $             (or approximately $             if the underwriters exercise their option to purchase additional shares of our common stock in full) after deducting estimated underwriting discounts and commissions but not estimated offering expenses payable by us. We intend to use the net proceeds from this offering (including the net proceeds if the underwriters exercise their option to purchase additional shares of common stock) to repay in part outstanding borrowings under the First Lien Term Facility.

On April 7, 2021, in connection with the completion of the Acquisition, the Company and certain of the Company’s subsidiaries entered into the Credit Agreement, which provides for (i) the Revolving Credit Facility in an aggregate principal amount of $100.0 million and (ii) the First Lien Term Facility in an aggregate principal amount of $650.0 million. The Company used borrowings under the First Lien Term Facility to, among other things, finance the purchase price for the Acquisition, pay related fees, expenses and transaction costs, and repay the Company’s outstanding borrowings under its former term loan and revolving credit facilities. See “The acquisition and related financing” for additional information.

As of April 7, 2021, our outstanding borrowings under our First Lien Term Facility bore interest at a rate of 5.00% per annum. Our First Lien Term Facility is scheduled to mature on April 7, 2028.

Certain of the underwriters and/or certain of their affiliates are lenders, and/or are acting as agents or arrangers, under the Credit Facilities, which will be partially repaid in connection with this offering, and as a result, they will receive a portion of the proceeds from this offering. See “Underwriting (conflicts of interest).”

Capitalization

The below table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2020:

•	on an actual basis; and

•	on a pro forma basis to give effect to the Transactions.

You should read this table in conjunction with “Use of proceeds,” “Unaudited pro forma condensed combined financial information” and Part II—Item 7, “Management’s discussion and analysis of results of operations and financial condition” and the consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which are incorporated by reference into this prospectus.

	As of December 31, 2020
	Actual	Pro forma
	(in thousands) (unaudited)
Cash and cash equivalents(1)	$187,626	$

Long-term debt (including current portion)
Former term loan and revolving credit facility	256,013
Revolving Credit Facility(2)	—
First Lien Term Facility(2)	—
Capital lease obligations	—

Total long-term debt (including current portion)	$256,013	$

Shareholders’ equity
Voting common stock, $0.01 par value per share, 50,000,000 shares authorized; 23,970,387 shares issued and outstanding (actual) and shares issued and outstanding (pro forma)	240
Additional paid in capital	293,869
Retained earnings(1)	287,095
Accumulated other comprehensive loss	(83,880)

Total shareholders’ equity(1)	497,324

Total capitalization	$753,337	$

(1)	The above table does not reflect the cash dividend of $0.06 per share that our Board declared on March 22, 2021, which is payable on May 13, 2021 to our shareholders of record as of the close of business on May 3, 2021.

(2)	For additional information on the Credit Facilities, see “The acquisition and related financing.” These amounts exclude financing fees and original issue discount.

Dividend policy

Shares of our common stock are listed on Nasdaq under the symbol “CMCO.” On April 27, 2021, the last reported sale price of our common stock on Nasdaq was $53.62 per share. As of April 15, 2021, there were 23,985,393 shares of our common stock issued and outstanding. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

We expect to continue to pay quarterly cash dividends on shares of our common stock, subject to approval of our Board. On March 22, 2021, our Board approved a quarterly dividend of $0.06 per share of common stock, which is payable on or about May 13, 2021 to shareholders of record at the close of business on May 3, 2021. There can be no assurance that we will continue to pay dividends on shares of our common stock in the future. See “Risk factors—Risks related to ownership of our common stock—We cannot assure you that we will continue to pay dividends on our common stock, and our indebtedness limits our ability to pay dividends on our common stock.”

Business

The information below is only a summary and may not contain all the information that is important to you. For more information about our business, please refer to the “Business” and “Management’s discussion and analysis of financial condition and results of operations” sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which are incorporated by reference into this prospectus in their entirety, as the same may be amended, supplemented or superseded.

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position and secure materials. Our key products include hoists, crane components, precision conveyors, actuators, rigging tools, light rail workstations, and digital power and motion control systems. These are highly relevant, professional-grade solutions that solve customers’ critical material handling requirements.

We focus on commercial and industrial applications for our products, which require the safety, reliability and quality provided by our advanced design and engineering know-how. Our products are used for mission critical applications where we have established, trusted brands with significant customer retention. Our targeted market verticals include general industries, mobile industries, energy and utilities, process industries, industrial automation, construction and infrastructure, food processing, entertainment, life sciences, consumer packaged goods and e-commerce/supply chain/warehousing.

We maintain strong market share in North America with significant leading market positions in hoists, lifting and sling chain, forged attachments, precision conveyors, actuators, and digital power and motion control systems for the material handling industry. We are the world’s second largest hoist manufacturer.

In the United States, we are the market leader for hoists, material handling digital power control systems, and precision conveyors, our principal lines of products, and have strong market positions with certain chain, forged fittings, and actuator products. Additionally, in Europe, we believe we are the market leader for manual hoists and a market leader in the heavy load, rail and niche custom applications for actuation. We have achieved our leadership positions through strategic acquisitions, our extensive, diverse, and well-established channels to market and our commitment to product innovation and quality. We believe the breadth of our product offering and expansive channels to market provide us with a strategic advantage.

We have well-established brands that include CM, Yale, STAHL, Magnetek, Dorner, Pfaff, Unified, SHAW-BOX and Duff-Norton. Our market leadership and strong brands enable us to effectively sell our products through our extensive channels to market throughout the United States and Europe.

We believe that key considerations for investing in Columbus McKinnon include the following:

The acquisition of STAHL in fiscal 2017, which is well known for its custom engineered lifting solutions and hoisting technology, advanced our position as a global leader in the production of explosion-protected hoists. STAHL serves independent crane builders and EPC firms, providing products to a variety of end markets including automotive, general manufacturing, oil and gas, steel and concrete, power generation, as well as process industries such as chemical and pharmaceuticals.

We believe that the acquisition of Dorner provides a catalyst for growth and a platform where we can leverage our leadership position in the United States and our worldwide reach to expand globally in the precision conveyor market. This acquisition broadens our intelligent motion product offerings and diversifies our product portfolio. Dorner added a broad range of precision conveying systems to our product offerings, which include low profile, flexible chain, large scale, sanitary and vertical elevation conveyor systems, as well as pallet system conveyors. Our conveying solutions are offered in both modular standard and highly engineered custom formats, along with significant aftermarket offerings and support. Dorner serves a variety of customers across food processing, life sciences, CPG, e-commerce and industrial automation end markets.

We seek to maintain and enhance our market share by focusing our sales and marketing activities toward select global market verticals that require our material handling expertise, and to accelerate our growth by expanding our reach into markets with stronger secular tailwinds than traditional industrial and energy markets, such as factory and warehouse automation, life sciences, food and beverage, consumer packaged goods and e-commerce.

Our revenue base is geographically diverse with approximately 47% of revenues derived from customers outside the United States for the nine months ended December 31, 2020 (excluding Dorner). We believe this diversity helps balance the impact of changes that occur in local economies, as well as allows us to benefit from growth in emerging markets. We monitor both U.S. and Eurozone Industrial Capacity Utilization statistics and the ISM Production Index as indicators of anticipated demand for our products. In addition, we continue to monitor the potential impact of other global and U.S. macroeconomic data, including industrial production, trade tariffs, raw material cost inflation, interest rates, foreign currency exchange rates, and activity of end-user markets around the globe.

Regardless of the economic climate and point in the economic cycle, we consistently explore ways to increase operating margins as well as further improve our productivity and competitiveness. We have specific initiatives to reduce quote lead-times, improve on-time deliveries, reduce warranty costs, and improve material and factory productivity. These initiatives are being driven by the implementation of our business operating system, CMBS.

We are working to achieve these strategic initiatives through business simplification, operational excellence, and revenue growth initiatives. We believe these initiatives will drive profitable growth and enhance future operating margins.

Our principal executive offices are located at 205 Crosspoint Parkway, Buffalo, New York 14068. Our telephone number is (716) 689-5400. Our web site address is www.columbusmckinnon.com. The information on, or accessible through, our website is not part of this prospectus.

Human capital management

Headquartered in Buffalo, New York, Columbus McKinnon’s global footprint includes offices and manufacturing facilities in more than 23 countries across North America, Latin America, Europe, Africa and Asia. At December 31, 2020, we had 2,648 employees globally. Approximately 8% of our employees are represented under two separate U.S. collective bargaining agreements, which expire May 2021 and September 2021. We also have various labor agreements with our non-U.S. employees, which we negotiate from time to time. We have good relationships with our employees and positive, productive relationships with our unions. We believe the risk of employee or union led disruption in production is remote. The acquisition of Dorner adds approximately 400 employees to our global workforce and four primary manufacturing facilities.

Successful execution of our way forward is dependent on attracting, developing, and retaining key employees and members of our management team, which we achieve through the following:

•

We always begin with people and values at the center of all that we do and at the heart of our corporate social responsibility efforts. The Company’s people and the behaviors they display define our success, including integrity, respect and teamwork. Many of our material social factors, including Employee Health and Safety, Training and Development, Talent Recruitment and Retention, Diversity, Equity and Inclusion, and Community Involvement, are directly connected to our commitment to people and values. Our people enable us to grow, and our values ensure we grow responsibly and sustainably.

•

The Company believes strongly in workplace safety. We feel it is critical to ensure our most valuable assets, our employees, have a safe environment to work in every day. We added safety as our first core value as we entered fiscal 2021, recognizing the significant impact of the COVID-19 pandemic on everyone’s lives. “Connect safety to everything you do” highlights the importance of safety as a table stake to our culture. As a permanent agenda item at all management meetings, safety comes first. For fiscal 2021, the Company had an overall safety incident rate of 0.74 (number of injuries and illnesses multiplied by 200,000, divided by hours worked).

•

We are committed to embracing diversity, equity and inclusion and making it a part of everything we do. We know the positive impact diverse and inclusive teams have on our business, employees, customers, and communities around the world. We are dedicated to building a company that future generations can be proud of and a team that embraces diversity and appreciates differences across the enterprise. In fiscal 2021, we made diversity, equity and inclusion a strategic development area and hired a Director of Talent and Diversity, Equity and Inclusion to raise awareness and drive behaviors aligned to our values. We have embedded diversity, equity and inclusion into the People and Values framework of the Columbus McKinnon

Business System. We are working to create an environment of inclusion. We launched virtual training series modules around diversity, inclusion and unconscious bias. We have updated our core value “Win as a team” to specifically address embracing diversity.

In response to the COVID-19 pandemic, we immediately mobilized an Enterprise Covid-19 Task Force and local task forces at each of our manufacturing sites and worked diligently to stay current with constantly evolving information. With guidance from the World Health Organization, U.S. Centers for Disease Control and Prevention, and other health organizations around the world, we implemented strict safety protocols at our sites, such as face covering requirements, daily temperature testing, social distancing, and frequent cleaning and sanitizing measures to keep our employees safe. We had regular communication with employees to keep them abreast of the corporate-wide expectations and posted signage throughout our facilities to remind our associates of the new heightened safety protocols. All associates who were able to work remotely were asked to do so and all safety protocols and policies were kept up to date by the Enterprise Covid-19 Task Force and documented in a Company “playbook.”

We also recognize our corporate responsibility to advance our Environmental Social and Governance (“ESG”) efforts and to be held accountable for making progress. We are making significant investments in our people and systems to enable meaningful progress in areas including, but not limited to, environmental stewardship, safety for our employees, workplace diversity and inclusion, connecting with our communities, and strong governance and risk management. We are taking deliberate steps to fully integrate ESG into our enterprise strategy, our business system, and our daily actions.

Our focus for the fiscal year ended March 31, 2021 was to develop and formalize our ESG strategy and build the framework that will enable us to prosper on this exciting journey. Our main objectives for the fiscal year ended March 31, 2021 included:

•	lay the foundation for our ESG journey with solid processes and policies;

•	make significant investments in forward advancement of ESG (People & Technology enablers);

•	perform extensive data collection and analysis to identify areas for improvement;

•	establish fiscal 2021 as our baseline year for ESG metrics;

•	perform materiality and risk assessments to allow for discipline and focus regarding ESG efforts; and

•	be more transparent with internal and external stakeholders through communications and public disclosures.

As we look forward to our fiscal year ending March 31, 2022 and beyond, we will continue evolving and improving. We have set aggressive targets and aspirational goals for ourselves, and we are committed to holding ourselves accountable to our commitments by embedding them into our business goals.

Management

Directors and executive officers

Our directors and executive officers and their ages as of April 15, 2021 are as follows:

Name	Age	Position

Richard H. Fleming	73	Chairman of the Board

David J. Wilson	52	Director, President and Chief Executive Officer

Nicholas T. Pinchuk	74	Director

Liam G. McCarthy	65	Director

Heath A. Mitts	50	Director

Kathryn V. Roedel	60	Director

Aziz S. Aghili	62	Director

Jeanne Beliveau-Dunn	61	Director

Bert A. Brant	60	Vice President Global Manufacturing Operations

Appal Chintapalli	45	Vice President Engineered Products Group

Alan S. Korman	60	Vice President Corporate Development, General Counsel, Chief Human Resources Officer & Secretary

Mario Y. Ramos Lara	48	Vice President Global Product Development

Peter M. McCormick	60	Vice President Crane Solutions Group

Mark Paradowski	51	Vice President Information Services

Gregory P. Rustowicz	61	Vice President Finance and Chief Financial Officer and Treasurer

Kurt F. Wozniak	57	Vice President Industrial Products Group

Richard H. Fleming was the Chief Financial Officer of USG Corporation (NYSE: USG) for approximately 18 years and was its Executive Vice President and CFO from 1999 until his retirement in 2012. USG is a manufacturer of high-performance building systems for the construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions. In addition to being the board chair of Columbus McKinnon, Mr. Fleming also assumed the role of Interim CEO on January 10, 2020 until June 1, 2020 when Mr. Wilson was hired as Chief Executive Officer. Mr. Fleming also serves as a member of the Board of Directors of Boise Cascade Company (NYSE: BCC) and OE Holdings, LLC, a private company. In addition, he is a director for several not-for-profit entities including UCAN and the University of the Pacific. Mr. Fleming’s qualifications to serve on the Board include his senior leadership and public company board and governance experience in global manufacturing companies and his high level of expertise and background in finance and accounting matters and strategic planning.

David J. Wilson joined Columbus McKinnon on June 1, 2020 as President and Chief Executive Officer and a Director. Prior to joining Columbus McKinnon, Mr. Wilson served as President of Flowserve Corporation’s Pumps Division from 2018 to 2020. He joined Flowserve in 2017 as President of the Industrial Pumps Division. Previous

to Flowserve, Mr. Wilson was the President of the Industrial segment of SPX FLOW, Inc. He was with SPX Corporation, and subsequently SPX FLOW, between 1998 and 2017 and held senior leadership positions in each of the company’s operating segments, including six years in Asia while serving as the President of Asia Pacific and several years leading strategy and corporate development initiatives. Prior to joining SPX, Mr. Wilson held operating and engineering leadership positions at Polaroid Corporation. He currently serves on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI) and previously served on the Board of Directors of the Hydraulic Institute and the Board of Trustees of the Maine College of Art (MECA). Mr. Wilson’s qualifications to serve on the Board include his senior leadership, operational excellence and customer-centric commercial experience, international and business development skills and demonstrated track record for delivering results.

Nicholas T. Pinchuk is the Chairman, CEO, and President of Snap-on Incorporated (NYSE: SNA), an S&P 500 company. Prior to that, Mr. Pinchuk served as Senior Vice President and President of Snap-on’s Worldwide Commercial and Industrial Group since June 2002. Before joining Snap-on, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation, including President, Global Refrigeration Operations of its Carrier Corporation unit and President of Carrier’s Asia-Pacific Operations. He also served in financial and engineering managerial staff positions at the Ford Motor Company from 1972 to 1983. Mr. Pinchuk served as an officer in the United States Army in Vietnam. Mr. Pinchuk’s qualifications to serve on the Board include his senior leadership and public company board and governance experience and his manufacturing and international operations expertise, especially in Asia-Pacific.

Liam G. McCarthy retired in June 2017 from Molex LLC (previously NASDAQ: MOLX, acquired in 2013 by Koch Industries, Inc.). Mr. McCarthy served Molex in various executive and management capacities, including President and Chief Supply Chain Officer through June 2017; President and Chief Operating Officer through December 2015; Vice President, Operations, Europe from 2001 to 2005; President, Data Communications Division, Americas Region from 1998 to 2001; General Manager, Singapore from 1993 to 1998; Regional Marketing Manager, Far East South Region from 1991 to 1993; and Materials Director, Singapore from 1989 to 1991. Mr. McCarthy’s qualifications to serve on the Board include his extensive global leadership experience, having held significant executive roles in Operations and Business development while living in Asia, Americas and Europe. He has served on several boards including the Molex board of Koch Industries, the Chicago Council on Global Affairs, the Singapore National Science and Technology Council and on Singapore’s Economic Development Board.

Heath A. Mitts is Executive Vice President and CFO at TE Connectivity Ltd. (NYSE: TEL). He was appointed to the TE Connectivity Board of Directors in March 2021. Prior thereto, Mr. Mitts was Senior Vice President and Chief Financial Officer of IDEX Corporation (NYSE: IEX). Prior to joining IDEX Corporation, Mr. Mitts was at PerkinElmer, Inc. in various senior financial management roles in both North America and in Singapore. He went to PerkinElmer after five years at Honeywell where he gained world-class training in financial planning and analysis, progressing through various managerial roles including Director of Finance. Mr. Mitts qualifications to serve on the Board include his senior leadership and governance experience, his high level of finance and accounting background and his international industrial experience.

Kathryn V. Roedel retired in 2016 from her position of EVP, Chief Services and Fulfillment Officer at Sleep Number Corporation (NASDAQ: SCSS), a direct to consumer, vertically integrated mattress retailer and manufacturer. Prior to joining Sleep Number in 2005, Ms. Roedel held VP and General Management positions in operations, supply chain, services and continuous improvement, spanning 22 years with General Electric’s Healthcare and Information Services businesses. Ms. Roedel also serves on the Board of Directors of Generac Holdings, Inc. (NYSE: GNRC) and The Jones Family of Companies, a private company. Ms. Roedel’s qualifications to serve on the Board include her senior leadership, public company board and governance experience and her international supply chain experience.

Aziz S. Aghili is Executive Vice President Dana, President Off-Highway Drive and Motion Technologies for Dana Incorporated and resides in Europe. Mr. Aghili joined Dana in 2009 as President of Dana Europe, before being named President of Dana Asia-Pacific in 2010. Prior thereto, he spent more than 20 years at ArvinMeritor, where he most recently served as Vice President and General Manager of Body Systems. Additionally, he held strategic leadership positions around the world, including Vice President and General Manager of Asia Pacific and Vice President of Global Procurement, Commercial Marketing, and Business Development Asia Pacific. Before joining ArvinMeritor, he worked for Nissan Motor Company and General Electric Plastics. Mr. Aghili’s qualifications to serve on the Board include his senior leadership and governance experience and his global manufacturing and operations experience.

Jeanne Beliveau-Dunn is the Chief Executive Officer and President of Claridad LLC. Prior to her tenure at Claridad, Ms. Beliveau-Dunn worked for twenty-two years in a variety of management positions at Cisco Systems Inc., which included eleven years as Vice President and General Manager of Services. Prior thereto, she ran business operations at Micronics Computers and the secure systems product lines for Wang Laboratories. Ms. Beliveau-Dunn served as President of the Board of the IoT Talent Consortium, a membership-driven non-profit organization from 2016 through March 2018, and serves on the Boards of Directors of Xylem Inc. (NYSE: XYL) and Edison International Inc. (NYSE: EIX) and its subsidiary Southern California Edison (SCE). Ms. Beliveau-Dunn’s qualifications to serve on the Board include her senior leadership, public company board and governance experience.

Bert A. Brant joined the Company in February 2018 as Vice President Global Manufacturing Operations. Prior to that he was SVP, Global Operations for Colfax Fluid Handling, a division of Colfax Corporation. Prior to joining Colfax in 2014, he led operations in the United States, Mexico and Canada for Apex Tool Group. He held other manufacturing and operational leadership roles at Pergo LLC, Rexnord Corporation and Denso Manufacturing, where he was trained by Toyota in Japan on the Toyota Production System.

Appal Chintapalli joined the Company in March 2018 as the Vice President Engineered Products Group. Prior thereto, he was General Manager and Vice President of IT & Edge Infrastructure EMEA in Germany for Vertiv. Previously, he worked in a number of positions for Emerson including Vice President of Marketing for Emerson Network Power EMEA in London, UK, and in the United States, Vice President of Enterprise Services for the Emerson Climate Division, and Corporate Marketing Manager. Mr. Appal holds an MBA from Harvard Business School, and a Bachelor and Master of Science in Chemical Engineering.

Alan S. Korman joined the Company in January 2011 as General Counsel and Assistant Secretary. In July 2011, he was elected V.P., General Counsel and Corporate Secretary. In 2015 he assumed the role of Corporate Development and in November 2017 the role of Chief Human Resources Officer. From 1994 until January 2011, he served in various senior executive positions of responsibility at Ivoclar Vivadent, Inc., including Vice President, General Counsel and Secretary, and President of Pentron Ceramics, Inc.

Mario Y. Ramos Lara joined the Company in June 2018 as Vice President Global Product Development. Prior thereto, he spent 18 years in various roles at Schneider Electric, most recently Vice President, Strategic Marketing, Product Management and Partnerships for Schneider’s Final Distribution line of business. Other positions at Schneider included Vice President, Global Engineering, Director of Engineering for Low and Medium Voltage Equipment and Director, Global Technology Center in Monterrey, Mexico. Mario holds an MBA from Vanderbilt, and a Bachelor and Master of Science in Mechanical Engineering.

Peter M. McCormick joined the Company in 2015 with the acquisition of Magnetek. He served as President/CEO of Magnetek from 2008 until 2016. From 2006 to 2008, he was Executive VP and COO of Magnetek. In 2016, he assumed the role of Integration Manager STAHL. In 2017, he was appointed Vice President Crane Solutions Group.

Mark Paradowski joined the Company in 1997 as a Technical Manager. In August 2013, he was named Vice President—Information Services. Prior to that, he served as Director—Global Information Systems after having served as Director Information Services. Before joining the Company, Mr. Paradowski held various positions with Oracle Corporation and Electronic Data Systems (EDS).

Gregory P. Rustowicz joined the Company in August 2011 as Vice President Finance and Chief Financial Officer and Treasurer. From 2007, he was Vice President Finance and Corporate Treasurer at Momentive Performance Materials Inc. Prior thereto, he spent 20 years in various financial management positions for PPG Industries, Inc., including Group CFO for the Glass, Fiber Glass and Chemicals Businesses, CFO for Transitions Optical, Inc., and Assistant Treasurer and Global Credit Director. Prior to PPG, he worked as a CPA for KPMG.

Kurt F. Wozniak joined Columbus McKinnon in 1999. He was named Vice President Industrial Products Group in 2017. Prior thereto, he was Vice President—Americas from April 2014. Since July 2012, he served as the Vice President—Latin America. Prior to that, he had been Managing Director – Latin America since July 2010. He has also served as Director, Corporate Development and Director, Materials Management. Previously, Mr. Wozniak was a management consultant with Ernst & Young LLP.

Compensation of directors and executive officers

Director compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In fiscal 2021, each non-employee director was eligible to receive an annual cash retainer of $65,000, plus the following amounts for specified Board service, which amounts were pro-rated for any partial year service:

Chairman of the Board	$60,000
Audit Committee Chair	20,000
Compensation and Succession Committee Chair	20,000
Corporate Governance and Nomination Committee Chair	20,000

In fiscal 2021, the equity-based portion of each non-employee director’s annual retainer consisted of 1,500 restricted stock units (“RSUs”), which vest over a three year period, and 1,801 shares of common stock that vested immediately.

The following table sets forth the compensation of the Company’s directors for the fiscal year ended March 31, 2021.

Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2),(3) ($)	All Other Compensation(4) ($)	Total(5) ($)
Aziz S. Aghili	65,000	109,989	23	175,012
Jeanne Beliveau-Dunn	65,000	109,989	—	174,989
Richard H. Fleming(6)	93,750	109,989	51	203,790
Liam G. McCarthy	82,500	109,989	51	192,540
Heath A. Mitts	85,000	109,989	51	195,040
Nicholas T. Pinchuk	65,000	109,989	51	175,040
Kathryn V. Roedel	75,000	109,989	23	185,012
R. Scott Trumbull(7)	49,253	109,989	161	159,403
Ernest R. Verebelyi(8)	32,500	109,989	107	142,596
David J. Wilson(9)	—	—	—	—

(1)	For each director, the amount set forth in the fees earned or paid in cash column reflects the annual director cash retainer in the amount of $65,000. In addition, for Mr. Fleming includes the Chairman of the Board fee earned for fiscal 2021 in the amount of $45,000 and for Messrs. McCarthy, Mitts and Trumbull and Ms. Roedel includes committee chair fees earned for fiscal 2021.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of common stock ($60,009 for each director) and RSUs ($49,980 for each director). The grant date fair value for each share of restricted stock and RSUs is equal to the market price of our common stock on the date of grant. This figure includes the 1,500 RSUs granted annually, which vest over three years, as well as the $60,009 in shares of common stock that were granted with immediate vesting provisions.

(3)	As the Company’s director compensation program includes RSUs that vest over a three year period, the following directors held the following number of unvested RSUs as of March 31, 2021: Mr. Aghili: 2,625 unvested RSUs; Ms. Beliveau-Dunn: 1,500 unvested RSUs; Mr. Fleming: 2,625 unvested RSUs; Mr. McCarthy: 2,625 unvested RSUs; Mr. Mitts: 2,625 unvested RSUs; Mr. Pinchuk 2,625 unvested RSUs; and Ms. Roedel: 2,625 unvested RSUs.

(4)	All other compensation column consists of cash received in lieu of fractional shares.

(5)	No additional fees are paid for attendance at Board or committee meetings. Our directors are reimbursed for reasonable expenses incurred in attending such meetings.

(6)	Mr. Fleming served as Interim President and Chief Executive Officer until June 1, 2020. The amounts presented in this table represent the fees earned by Mr. Fleming during fiscal 2021 in his capacity as Chairman of the Board, including $45,000 for his service as Chairman of the Board after the completion of his service as our Interim President and Chief Executive Officer. For more information about the full amount earned by Mr. Fleming during fiscal 2021, including for his service as Interim President and Chief Executive Officer and as Chairman of the Board, see “—Summary compensation table” below.

(7)	Mr. Trumbull served as a director of the Company until August 29, 2020.

(8)	Mr. Verebelyi deferred 100% of the cash retainer into the Columbus McKinnon Nonqualified Deferred Compensation Plan. Mr. Verebelyi served as a director of the Company until July 20, 2020.

(9)	Mr. Wilson received no separate compensation as a director of the Company.

Compensation discussion and analysis

Executive compensation practices

What we do	What we don’t do

Pay for Performance Philosophy	No Excise Tax Gross Ups Upon Change-in-Control

Minimum Stock Ownership Policy for Named Executive Officers (“NEOs”)	No Excessive Executive Perquisites

Double Trigger Equity Acceleration Upon a Change-in-Control	No Tax Gross Ups on Perquisites or Benefits

Independent Consultant Retained by Compensation & Succession Committee	No Repricing of Underwater Stock Options Without Stockholder Approval

Regular Review of Share Utilization	No Inclusion of Long-term Incentive Awards in Severance or Retirement Benefit Calculations

Maintain a Clawback Policy	No Permitted Hedging, Short Sales or Derivative Transactions in Company stock

Review Compensation Related Risks	No Guaranteed Salary Increases or Guaranteed Annual Incentive Bonuses for NEOs

Overview, philosophy and objectives

We are one of the world’s largest producers of hoists with a leading precision conveyors platform that, we believe, is poised for significant growth. We are the number one producer of hoists in the United States and the second largest producer globally. Our Dorner brand is a leading North American manufacturer of precision conveying systems. We achieved our leadership position in hoists, material handling digital power control systems and high precision conveyor systems through strategic acquisitions, our extensive, diverse and well-established distribution channels and product innovation and quality. The substantial breadth of our product offering and broad distribution channels in the United States and Europe provide us a strategic advantage in our markets. We provide highly relevant, professional-grade solutions for solving customers’ critical material handling requirements with intelligent motion across broad geographic coverage through expansive distribution channels in approximately 50 countries. With over 145 years of product innovation and approximately 3,000 employees providing expertise worldwide, we believe that we are a seasoned leader with an extensive history of safely, efficiently, ergonomically and intelligently moving materials.

The successful execution of our business strategy depends on our ability to attract, motivate, reward and retain executive talent with the skills to foster innovative product and service development and grow the business in developing markets with the greatest opportunity. Our executive compensation program is guided by the following objectives:

•

Our compensation program should be comprehensive, consisting of base salary, annual incentives, long-term incentives and benefits, designed to support our objective of providing superior value to shareholders and customers;

•

Our compensation program should be designed to motivate and reward our executives for sustained superior performance through the use of variable compensation tied to short, intermediate and long-term results;

•	The Company places the majority of pay “at risk” for senior executives, with the variable component of pay increasing with responsibility;

•

The Compensation and Succession Committee (the “Compensation Committee”) designed the fiscal 2021 executive compensation program so that performance-based pay elements (Annual Incentive Pay and Long-Term Incentive Awards) comprised a significant portion of total compensation in support of the Compensation Committee’s objective to align the NEO’s interests with those of our shareholders; and

•

Each year, our Compensation Committee works closely with the Company’s leadership team to refine our executive compensation program to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.

Overview of fiscal 2021 performance-based compensation

For fiscal 2021, our priorities focused on increasing shareholder value by driving profitable growth. Accordingly, our Annual Incentive Plan for fiscal 2021 was designed to focus on increasing consolidated operating income, targeted business unit operating income and free cash flow for paying down debt. Due to the COVID-19 pandemic, target payouts under our Annual Incentive Plan for fiscal 2021 were reduced by 50%.

Our NEOs received one-third of their fiscal 2021 long-term incentive compensation in the form of performance RSUs (“PSUs”), which are contingent upon achievement of return on invested capital (“ROIC”) goals based on final fiscal 2023 results. For the fiscal 2021 grants, the performance period was changed from two years to three years to smooth the near-term impact of the COVID-19 pandemic.

The Compensation Committee’s role

The Compensation Committee establishes performance objectives for the Chief Executive Officer (“CEO”) based on our annual business plan and long-term strategic goals approved by the Board. Progress against these goals is monitored by the Compensation Committee on a quarterly basis. The Compensation Committee evaluates the CEO’s performance against these goals annually, with input to the evaluation from all independent directors. The Compensation Committee also considers market data validated by our independent compensation consultant, comparisons of our performance to our peers, strategic achievements during the year, such as acquisitions and their integration into our business and value-creating divestitures. Based on these factors, the Compensation Committee makes recommendations concerning base salary increases, annual incentive award targets and payments under the Annual Incentive Plan and targets and awards under our long-term incentive program. The Compensation Committee has regularly scheduled executive sessions to discuss CEO performance and compensation and other matters without any executive officers present. All aspects of the CEO’s compensation are approved by our full Board upon recommendations made by the Compensation Committee, which is comprised entirely of independent directors.

Except for the CEO and Chief Financial Officer (“CFO”), the Compensation Committee reviews and approves base salary increases, Annual Incentive Plan targets and awards, long-term incentive program targets and awards and similar arrangements for the other NEOs in the summary compensation table below after receiving recommendations from our CEO with input from the Chief Human Resource Officer (“CHRO”) and our independent compensation consultant. The Compensation Committee makes the final decision and approves compensation decisions for all NEOs, as well as all other executive officers, except for the CEO and CFO. All aspects of the CEO’s and CFO’s compensation are finally approved by our full Board.

Compensation Committee advisors

The Compensation Committee has the authority under its charter to engage the services of outside consultants to determine the scope of the consultants’ services and to terminate such consultants’ engagement. In fiscal 2021, the Compensation Committee continued its engagement of Exequity LLP (“Exequity”), an independent compensation consulting firm, to advise the Compensation Committee on certain matters related to executive compensation including:

•

Our compensation program should be comprehensive, consisting of base salary, annual incentives, long-term incentives and benefits, designed to support our objective of providing superior value to shareholders and customers;

•

Our compensation program should be designed to motivate and reward our executives for sustained superior performance through the use of variable compensation tied to short, intermediate and long-term results; and

•	Our business success depends on our ability to attract and retain executive talent by providing competitive compensation opportunities.

In fiscal 2021, Exequity reviewed market data based upon the Company’s target labor market for executive talent, presented market trends, proposed compensation and consulted on compliance issues. Additionally, Exequity attended in person or by telephone all Compensation Committee meetings.

Management’s role in the compensation-setting process

Our management is involved in the following executive compensation processes: (1) the CHRO develops and oversees the creation of background and supporting materials for distribution to the Compensation Committee prior to its meetings; (2) the CEO and CHRO attend all Compensation Committee meetings, except the executive sessions of the meetings; (3) the CEO and CHRO annually present and make recommendations to the Compensation Committee relating to annual incentives and long-term incentive plan designs and changes, if warranted; (4) the CEO recommends to the Compensation Committee base salary, target annual incentive and target long-term incentive adjustments for all executives, excluding the CEO; (5) the CHRO receives executive session decisions, actions and underlying rationale for implementation, as appropriate, following the Compensation Committee’s executive sessions; and (6) the CHRO regularly consults with and briefs the Compensation Committee chairman between scheduled Compensation Committee meetings.

Elements of our compensation program for NEOs

Our compensation philosophy and objectives are achieved by using the following elements in our compensation program for NEOs:

Element	Description	Key objective

Base Salary	Provide a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities	Designed to be market competitive and enable us to attract and retain talented executives

Short-Term Incentives—Annual Incentive	Provide “at risk” compensation directly tied to attainment of annual key business objectives	Designed to motivate and reward achievement of financial, operational and strategic goals

Long-Term Incentives—Stock Options	Align executives with shareholders and offer retention with gradual vesting schedule. Provide motivation for long-term goals and overall growth	Designed to be market competitive, motivate and reward achievement of stock price growth and align executive’s interests with those of the shareholder

Long-Term Incentives—Restricted Stock Units (Time-based)	Align executives with shareholders and offer retention with gradual vesting schedule. Provide motivation for long-term goals and overall growth	Designed to retain executives and align their interests with those of our shareholders

Long-Term Incentives—Restricted Stock Units (Performance-based)	Provide variable compensation based on performance achieved against pre-established goals	Designed to retain executives and align their interests with those of our shareholders

Retirement Benefits	Provide comprehensive retirement savings vehicles through qualified and non-qualified plans. Supports retention with gradual vesting schedule	Market-based retirement programs targeted to attract and retain talented executives while encouraging retirement savings

Severance	Provide severance protection equal to one week of salary for every year of service	Designed to be competitive in the market and allow for the attraction of talented candidates

Executive compensation policies and practices

In administering the compensation program, the Compensation Committee relies on market information provided periodically by its independent compensation consultant. For evaluating compensation, the Compensation Committee reviews compensation data for industrial companies of comparable size, which reflect the types of companies with which we compete for talent. Here, we use a broader industrial market reference because the number of direct product and service market competitors is limited. Many of the companies that provide similar products and services are either privately held, headquartered overseas, or part of a larger enterprise; therefore, executive compensation data may be either unavailable or of limited applicability to the U.S. labor market in which we principally compete. Historically, we have used a peer group for evaluating compensation. The peer group incorporates companies that we consider to be primary competitors for talent and capital. The peers consist of industrial companies of comparable size to us (generally one-half to twice our size in terms of revenue), which typically have significant associate populations in manufacturing, product engineering and sales. The compensation peer group for fiscal 2021 consisted of the following 22 companies:

Fiscal 2021 peer group

Alamo Group Inc.	Albany International Corp.	Altra Industrial Motion Corp.

Astec Industries Inc.	Barnes Group Inc.	Chart Industries, Inc.

CIRCOR International, Inc.	Commercial Vehicle Group, Inc.	Enerpac Tool Group Corp.

EnPro Industries, Inc.	ESCO Technologies Inc.	Federal Signal Corporation

L.B. Foster Company	Franklin Electric Co., Inc.	Graco Inc.

Tennant Company	Kadant Inc.	Standex International Corporation

Lydall, Inc.	The Manitowoc Company, Inc.	NN, Inc.

RBC Bearings Incorporated

The compensation consultant reviewed the market data for the peer group with members of management and the CEO to obtain their views on the relative value of each position and differences in responsibilities between our jobs and those in the comparator groups. In addition, we also consider data from compensation surveys published by leading compensation consultants and advisory firms including Mercer and Willis Towers Watson.

The survey analysis targets companies of comparable size in the manufacturing sector, supplemented with general industry data as needed. The analysis of both the peer group and published surveys includes review of target and actual base salary, annual bonus, long-term compensation and total compensation.

Our target pay mix

The total compensation package for our executive officers consists of base salary, annual incentives, long-term incentives and benefits. In determining both the target level of compensation and mix of compensation elements, we consider market practice, business objectives, expectations of our shareholders and our own subjective assessment of individual executives’ performance, growth and future potential. We have chosen a target mix of base salary, annual incentives and long-term incentives that generally reflects our peer industrial companies, with actual pay mix based on the performance of our Company and of the individual. Peer company practices will continue to be monitored as one reference point as we make decisions regarding target pay mix. However, we will also continue to make strategic decisions based on our unique business objectives and circumstances, which may differ from peer company practices and circumstances. We believe the current target pay mix achieves several important objectives: it supports a strong pay-for-performance culture; it balances the focus on annual and long-term objectives in support of our business strategy; it satisfies the need for flexibility to motivate and reward exceptional performance.

The following table shows the dollar values and pay mix percentages of our fiscal 2021 target direct pay opportunities for our NEOs:

Executive officer(1)	Base salary ($)	Annual incentive target opportunity ($)(2)	Total Cash compensation opportunity ($)	Long-Term incentive target opportunity ($)	Total target pay opportunity ($)
David J. Wilson	750,000	375,000	1,125,000	1,800,000	2,925,000
President and Chief Executive Officer	25%	13%	38%	62%	100%

Gregory P. Rustowicz	415,403	135,006	550,409	498,484	1,048,893
Vice President Finance and Chief Financial Officer	39%	13%	52%	48%	100%

Peter M. McCormick	373,320	93,330	466,650	373,320	839,970
Vice President—Crane Solutions	45%	10%	55%	45%	100%

Kurt F. Wozniak	355,103	97,653	452,756	355,103	807,859
Vice President—Industrial Products	44%	12%	56%	44%	100%

Alan S. Korman	357,958	98,439	456,397	322,162	778,559
Vice President Corporate Development, General Counsel and CHRO	46%	13%	59%	41%	100%

(1)	Mr. Fleming served as Interim President and Chief Executive Officer until June 1, 2020. Mr. Fleming continues to serve as the Chairman of the Board. Given Mr. Fleming’s limited period of service as Interim President and Chief Executive Officer of the Company during fiscal 2021, he has been omitted from this target direct pay opportunity table. For information on amounts earned by Mr. Fleming in his capacity as Chairman of the Board, see “—Director Compensation” above. For more information on the full amount earned by Mr. Fleming during fiscal 2021, including for his service as Interim President and Chief Executive Officer and as Chairman of the Board, see “—Summary compensation table” below.

(2)	Fiscal 2021 Annual Incentive Plan Targets were reduced by 50% due to the COVID-19 pandemic.

Compensation decisions

Actual compensation levels are a function of Company and individual performance as described under each specific compensation element below. When making pay decisions, the Compensation Committee considers the competitiveness of individual elements of compensation, as well as the aggregate sum of base salary, annual incentives and the expected value of long-term incentives (determined at grant) for an executive officer. Awards are generally prorated if a NEO is promoted during the year, based on the timing of the promotion. The Compensation Committee may also consider salary increase history, past incentive awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Annual Incentive Plan and PSU grant, initial awards are determined based upon target values established for each of the NEOs and then adjusted upon comparison of actual performance to pre- established criteria. The Compensation Committee retains the discretion to decrease the size of individual awards in situations where an executive officer’s individual performance falls below expectations. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Compensation Committee or the Board. Our Compensation Committee is comprised entirely of independent directors, and our CEO does not participate in discussions related to his compensation when presented to the Board.

The compensation committee’s position on compensation and excessive risk

In establishing the structure and levels of executive compensation, the Compensation Committee has been mindful of the potential for risk taking by management to achieve certain target or above target incentives. The Compensation Committee has sought to balance fixed and variable compensation, short-term and long-term compensation, the performance metrics used in determining incentive compensation and the level of in-service and post-retirement benefits to mitigate unnecessary or excessive risk taking.

Additionally, the Company has adopted policies and programs, which encourage management not to take excessive risks including:

•	a minimum Earnings before Interest and Taxes (“EBIT”) trigger, which must be satisfied before any payouts can be made under the Annual Incentive Plan;

•	stock Ownership guidelines for all officers; and

•	a comprehensive Clawback Policy.

Components of compensation

Base salary

Base salary provides a fixed amount of compensation appropriate to attract and retain key executives and to underpin the cyclic nature of our business that can cause fluctuations in variable compensation from year to year. The Compensation Committee reviews base salaries on an annual basis, recommends adjustments to the CEO’s and CFO’s salaries to the Board and approves adjustments for other NEOs. Salary adjustments are based on an assessment of the individual executive’s performance and our goal of achieving market parity with the salaries of executives in the competitive market, recognition of promotion or other increases in responsibility, the scope of the executive’s role relative to our other executives and the general economic environment impacting the Company. History of salary increases may also be reviewed and considered. Mid-year adjustments are considered when there is a significant change in the executive’s role or responsibility.

The Compensation Committee has recommended that any adjustments to salary for an executive officer will depend upon a formal annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for each segment of our business that such executive officer oversees, as well as his or her contributions to our overall direction. Long-term growth in shareholder value is an important factor. The results of executive officers’ performance evaluations, as well as their demonstration and support of the Company’s values, including strong ethics, leadership and sound corporate governance, form a part of the basis of the Compensation Committee’s decision to approve, at its discretion, or recommend to the Board for the CEO and CFO, future adjustments in base salaries of our executive officers.

Base salaries were not adjusted in 2020 due to the COVID-19 pandemic:

Executive officer	Fiscal 2020 base salary adjustments ($)	Fiscal 2021 base salary ($)	Percentage change
Richard H. Fleming(1) Chairman of the Board and Interim President and Chief Executive Officer	—	300,000	—

David J. Wilson President and Chief Executive Officer	—	750,000	—

Gregory P. Rustowicz Vice President Finance and Chief Financial Officer	—	415,403	—

Peter M. McCormick Vice President—Crane Solutions	—	373,320	—

Kurt F. Wozniak Vice President—Industrial Products	—	355,103	—

Alan S. Korman Vice President Corporate Development, General Counsel and CHRO	—	357,958	—

(1)	Mr. Fleming served as Interim President and Chief Executive Officer until June 1, 2020. This amount represents the base salary for Mr. Fleming assuming that he served as our Interim President and Chief Executive Officer for all of fiscal 2021. Mr. Fleming continues to serve as the Chairman of the Board. For more information on amounts earned by Mr. Fleming in his capacity as Chairman of the Board, see “—Director Compensation” above. For more information on the full amount earned by Mr. Fleming during fiscal 2021, including for his service as Interim President and Chief Executive Officer and as Chairman of the Board, see “—Summary compensation table” below.

Annual incentive plan

The purpose of the Annual Incentive Plan is to attract, motivate, reward and retain highly qualified executives on a competitive basis and provide financial incentives that promote Company success.

At the beginning of each fiscal year, our Compensation Committee recommends, and our Board approves, the key measures or “Drivers” for the Annual Incentive Plan. The Annual Incentive Plan focuses on the short-term goals that are most important to our success over the fiscal year and that are generally within the control of the participants. It is the policy and ongoing intention of our Board to establish targeted performance levels for each Driver at the beginning of the fiscal year or the start of the respective performance period. Targeted performance levels are generally set for our Company as a whole, but may also encompass individual business units, groups, divisions, or individual performance levels, as appropriate.

Drivers and targeted performance levels are based on the Board’s assessment of our priorities, outlook, current and projected economic conditions and other pertinent factors, and are intended to be challenging, but achievable with significant and effective effort.

The Board reviews audited year-end results to determine whether targeted performance levels have been met.

The Board retains discretion to cap, reduce, or eliminate payments under the Annual Incentive Plan. The Board also determines the weighting to be assigned to each Driver. For most Drivers, goals are set at threshold, target and maximum levels. Payouts for these Drivers are determined by multiplying the appropriate weighting by the percentages outlined in the table below; linear interpolation is used to determine percentages when performance falls between levels. The aggregate payout to any NEO may not exceed 200% of target.

Driver performance level	Percentage of target (to be multiplied by weight for each Driver)
Maximum Performance Level (or higher)	200%
Target Performance Level	100%
Threshold Performance Level	50%
Below Threshold Performance Level	0%

Fiscal 2021 annual incentive plan design

The Annual Incentive Plan (“AIP”) for fiscal 2021 was designed to help us focus on increasing profitability while managing our strategic priorities to position the Company for longer-term profitable growth. For fiscal 2021, forty percent (40%) of our NEOs’ target was based on EBIT at the consolidated level, forty percent (40%) was based on consolidated Free Cash Flow (which we define as cash flow from operations less capital expenditures) and twenty percent (20%) was Strategic Goals. Drivers and associated weightings for fiscal 2021, which were established by the Board for each executive officer, are shown below. Lastly, no AIP will be earned unless Consolidated EBIT is positive.

Financial measures and weights—80% of plan and strategic goals—20% of plan

Fiscal 2021 drivers (April 1, 2020 to March 31, 2021)	Richard H. Fleming	David J. Wilson	Gregory P. Rustowicz	Peter M. McCormick	Kurt F. Wozniak	Alan S. Korman
Consolidated EBIT	—	40%	40%	—	—	40%
Industrial Products EBIT	—	—	—	—	40%	—
Crane Solutions Group EBIT	—	—	—	40%	—	—
Consolidated Free Cash Flow	—	40%	40%	40%	40%	40%
Strategic Goals (Key Business Objectives)	—	20%	20%	20%	20%	20%

For each Driver, the threshold, target and maximum goals are set forth in the table below.

	Fiscal 2021 annual incentive plan— EBIT and free cash flow (dollars in millions)
Fiscal 2021 drivers (April 1, 2020—March 31, 2021)	Threshold ($)	Target ($)	Maximum ($)
Consolidated EBIT(1)	38.3	45.0	51.8
Industrial Products EBIT	45.1	53.1	61.1
Crane Solutions Group EBIT	21.7	25.5	29.3
Consolidated Free Cash Flow(1)	32.4	36.0	39.6
Strategic Goals (Key Business Objectives)(2)	0% to 200%

(1)	Fiscal 2021, EBIT and Free Cash Flow were adjusted to eliminate the impact of divestitures, foreign exchange and certain other one-time items.

(2)	Strategic Goals percentage payout could range from 0% to 200%.

Annual incentive targets under the Annual Incentive Plan for 2021 as a percentage of base salary for fiscal 2021 are shown below:

Executive officer	Annual incentive plan target for Fiscal 2021 (% of base salary)(1)
Richard H. Fleming Chairman of the Board and Interim President and Chief Executive Officer	—

David J. Wilson President and Chief Executive Officer	50%

Gregory P. Rustowicz Vice President Finance and Chief Financial Officer	33%

Peter M. McCormick Vice President—Crane Solutions	25%

Kurt F. Wozniak Vice President—Industrial Products	28%

Alan S. Korman Vice President Corporate Development, General Counsel and CHRO	28%

(1)	Fiscal 2021 Annual Incentive Plan targets were reduced by 50% due to the COVID-19 pandemic.

Fiscal 2021 annual incentive plan payout decisions

The Compensation Committee will approve Fiscal 2021 Annual Incentive Plan payouts at its meeting to be held in May 2021 after the Company’s audited financial statements for fiscal 2021 are available and have been reviewed by the Compensation Committee. The estimated ranges for the payouts under the Fiscal 2021 Annual Incentive Plan for the NEOs are set forth below. While the amounts payable to our NEOs pursuant to the Fiscal 2021 Annual Incentive Plan are expected to fall within these estimated ranges, they may fall outside these estimated ranges.

Executive officer	Fiscal 2021 annual incentive plan payout estimated ranges
Richard H. Fleming Chairman of the Board and Interim President and Chief Executive Officer	—

David J. Wilson President and Chief Executive Officer	$375,000 to $750,000

Gregory P. Rustowicz Vice President Finance and Chief Financial Officer	$135,006 to $270,012

Peter M. McCormick Vice President—Crane Solutions	$93,330 to $186,660

Kurt F. Wozniak Vice President—Industrial Products	$96,653 to $195,306

Alan S. Korman Vice President Corporate Development, General Counsel and CHRO	$98,439 to $196,878

Long-term incentive plan

The objectives of our long-term incentive program are to:

•	link executive compensation and our long-term performance;

•	better align key associates with our business strategies and with our shareholders’ interests; and

•	provide opportunity for long-term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively manage our business objectives.

In developing target levels for long-term incentive compensation for NEOs in conjunction with our current equity-based compensation strategy, the following factors were considered:

•	a competitive analysis;

•	the impact of the NEOs’ roles within our Company; and

•	the cost and share usage associated with the proposed plan.

Executive officer	Long-term Incentive target for Fiscal 2021 (% of base salary)
Richard H. Fleming Chairman of the Board and Interim President and Chief Executive Officer	—

David J. Wilson President and Chief Executive Officer	240%

Gregory P. Rustowicz Vice President Finance and Chief Financial Officer	120%

Peter M. McCormick Vice President—Crane Solutions	100%

Kurt F. Wozniak Vice President—Industrial Products	100%

Alan S. Korman Vice President Corporate Development, General Counsel & CHRO	90%

In fiscal 2021, the target long-term incentive mix for our NEOs consists of non-qualified stock options (one-third of target value), restricted stock or RSUs (one-third of target value), and PSUs (one-third of target value). Dollar values are converted to share numbers based on an estimate of expected value at initial grant.

The following tables summarize the equity granted as part of the NEOs’ annual compensation for fiscal 2021:

Executive officer	Target number of PSUs(1) (#)		Options granted (#)	RSUs granted (#)		Shares granted (#)
Richard H. Fleming(2) Chairman of the Board and Interim President and Chief Executive Officer	—		—	—		4,757

David J. Wilson President and Chief Executive Officer	50,719	(3)	62,112	60,719	(3)	—

Gregory P. Rustowicz Vice President Finance and Chief Financial Officer	6,573		20,667	11,573	(4)	—

Peter M. McCormick Vice President—Crane Solutions	4,923		15,478	4,923		—

Kurt F. Wozniak Vice President—Industrial Products	4,683		14,722	4,683		—

Alan S. Korman Vice President Corporate Development, General Counsel & CHRO	4,248		13,357	9,248	(4)	—

(1)	Grant represents target value for fiscal 2021 and, except for Mr. Wilson, was granted on May 18, 2020. Mr. Wilson was granted his PSUs on June 1, 2020.

(2)	Mr. Fleming served as Interim President and Chief Executive Officer until June 1, 2020. This amount represents the shares received by Mr. Fleming for his service as our Interim President and Chief Executive Officer during fiscal 2021. Mr. Fleming continues to serve as the Chairman of the Board. For more information on amounts earned by Mr. Fleming in his capacity as Chairman of the Board, see “—Director Compensation” above. For more information on the full amount earned by Mr. Fleming during fiscal 2021, including for his service as Interim President and Chief Executive Officer and as Chairman of the Board, see “—Summary compensation table” below.

(3)	Includes additional PSUs and RSUs granted as part of a sign-on grant.

(4)	Includes additional RSUs granted as part of a retention grant.

Stock options and RSUs

Stock options are included to align management and shareholder interest by encouraging decisions and actions that result in long-term stock appreciation and ownership interest for management. In order to support retention and align executives with our stock performance over a longer horizon, grants generally vest 33% per year commencing on the first anniversary of the grant date and remain exercisable for 10 years from the date of grant.

RSUs are designed to support executive retention and share ownership. In order to support retention and align executives with our stock performance over a longer horizon, RSUs vest 33% annually over the first through third anniversary from the grant date of awards.

PSUs

Grants of PSUs are made annually, with vesting dependent upon performance achieved against the relevant performance target. With respect to the PSUs that were granted to the NEOs in fiscal 2021, vesting of these PSUs will occur on the third anniversary of the date of grant based upon the Company’s ROIC performance in fiscal 2023 measured against the relevant ROIC performance targets for fiscal 2023.

For the PSUs granted in fiscal 2021, these PSUs are subject to vesting based on the performance and payout relationship as illustrated in the table below:

Driver Performance Level	Fiscal 2023 ROIC targets(1)	Percentage of award(2)
Meet or Exceed Maximum ROIC for Fiscal 2023	13.5%	200%
Meet or Exceed Target ROIC for Fiscal 2023	11.5%	100%
Meet or Exceed Threshold ROIC for Fiscal 2023	9.5%	50%
Threshold not achieved		0%

(1)	ROIC performance targets for fiscal 2023 are subject to adjustment for acquisitions and divestitures by the Company.
(2)	Award will be interpolated based upon achievement between levels.

The PSUs granted in fiscal 2021 are reflected in the Outstanding Equity Awards at Fiscal Year-End table contained in this prospectus. The long-term incentive strategy is designed to support our business strategy and the interests of our shareholders. Where possible, the program has been designed such that long-term incentives can qualify as performance-based compensation so that the expense associated with the program can be fully deductible for federal income tax purposes. PSUs are expected to qualify as performance-based compensation.

Stock Option Granting Practices

The exercise price for any stock option is equal to the fair market value on the date of grant, which is an average of the high and low price on the date of grant. The date of grant is the date of the Board meeting at which the award is approved.

Retirement and deferred compensation

Retirement benefits provided to eligible U.S.-based NEOs are the same as those provided to our other full-time, salaried U.S.-based associates. Retirement programs are designed to provide a competitive benefit to associates while allowing the Company to manage costs. The Columbus McKinnon Corporation Monthly Retirement Benefit Plan, a qualified defined benefit pension plan (the “CMCO Pension Plan”), provides an annual benefit beginning at age 65 equal to the product of (i) 1% of the participant’s final average earnings (which is generally equal to the higher of (a) the average 12-consecutive month earnings during the last consecutive 60 months prior to retirement or (b) the average 12-consecutive month earnings during any 60-consecutive month period within the last 120 months prior to retirement) plus 0.5% of that part, if any, of final average earnings in excess of social security covered compensation, multiplied by (ii) such participant’s years of credited service, limited to 35 years. Effective March 31, 2012, the CMCO Pension Plan was frozen to new entrants and to participants with less than 65 combined age and service points. Participants who had attained 65 combined age and service points at March 31, 2012 continued to accrue benefits. Subsequent to this, the CMCO Pension Plan was frozen to all participants as of December 31, 2017.

Magnetek, Inc. maintains the Magnetek Flexcare Plus Retirement Pension Plan (the “Magnetek Pension Plan”), which is a tax-qualified retirement plan designed to provide eligible employees of Magnetek, Inc., including Peter McCormick, one of our NEOs, with retirement benefits. The Magnetek Pension Plan was frozen to new participants as of October 29, 2002 and benefit accruals were frozen as of June 30, 2003. Prior to benefit accruals under the Magnetek Pension Plan being frozen, a participant’s cash balance account was credited with hypothetical compensation credits and interest credits. For further information on pension benefits under the Magnetek Pension Plan, see “—Pension benefits” below.

On January 1, 2018, we changed our 401(k) to a Safe Harbor 401(k) retirement savings plan covering non-union U.S.-based associates. Associates may now contribute 100% of eligible annual cash compensation, subject to limits set by the Internal Revenue Code. The match is now standard for all associates, with 100% of the first 4% matched and all associates receiving a core contribution of 2% of eligible wages. The 2% core contribution was suspended in May 2020 due to the COVID-19 pandemic, but was reinstated in April 2021.

We maintain an Employee Stock Ownership Plan (the “ESOP”) for the benefit of our U.S.-based, non-union associates including our U.S.-based NEOs. The ESOP is considered a retirement benefit by the Company, in conjunction with its defined benefit pension and 401(k) retirement savings plans. Effective January 1, 2012, the ESOP was closed to new participants. The final ESOP allocation was made on March 31, 2015. All participants are 100% vested and no future contributions will be made to the ESOP.

We maintain a non-qualified deferred compensation plan (the “NQDC Plan”) under which eligible participants (including our directors and U.S.-based NEOs) may elect to defer a portion of their cash compensation. The NQDC Plan offers a Company match and core contributions consistent with the benefits each individual is eligible for in our qualified 401(k) plan for excess contributions above the statutory limit. During fiscal 2021, the Company nonelective contribution under the NQDC Plan equal to 2% of the participant’s eligible compensation in excess of the Section 401(a)(17) contribution limit was suspended due to the COVID-19 pandemic. Employees may defer up to 75% of their base salary and up to 100% of annual short-term and long-term incentive cash compensation. Directors are permitted to defer up to 100% of their annual cash retainer amount. Payment of balances will occur in accordance with Internal Revenue Code Section 409A requirements.

Employment agreements

With the exception of Mr. Wilson, the Company had no employment agreements with its NEOs, but does provide the NEOs with eligibility for severance benefits under our general severance policy upon delivery of an acceptable release of legal claims.

Change-in-control agreements

We have entered into change-in-control agreements with our NEOs and certain other of our officers and associates. The intent of these agreements is to provide executive officers with financial security in the event of a change-in-control to facilitate a transaction which may benefit shareholders but result in job loss to executives. The change-in-control agreements provide for an initial term of one-year, which, absent delivery of notice of termination, is automatically renewed annually for an additional one-year term.

Generally, each of the NEOs is entitled to receive, upon termination of employment within six months preceding or 24 months after a change-in-control of our Company (unless such termination is because of death, disability or for cause), or a NEO terminates his or her employment for good reason within six months preceding or 24 months after a change-in-control of our Company, (i) a lump sum severance payment up to three times the sum of (a) his or her annual salary and (b) the greater of (1) the annual target incentive under the Annual Incentive Plan in effect on the date of termination and (2) the annual target incentive under the Annual Incentive Plan in effect immediately prior to the change-in-control, (ii) a lump sum payment, in cash, equal to thirty-six (36) times the monthly cost of continued coverage if COBRA is elected under the Company group health plans, (iii) a lump sum payment equal to the actuarial equivalent of the pension payment which he or she would have accrued under our tax-qualified retirement plans had he or she continued to be employed by us for three additional years, (iv) unless otherwise provided in an equity award agreement, all options, restricted shares or RSUs and performance shares or PSUs become fully vested and (v) certain other specified payments. The events that trigger a change-in-control under these agreements include (i) the acquisition of 20% or more of our outstanding common stock by certain persons, (ii) certain changes in the membership of our Board, (iii) certain mergers or consolidations, (iv) certain sales or transfers of substantially all of our assets and (v) the approval by our shareholders of a plan of dissolution or liquidation. For purposes of the change-in-control agreements, good reason is defined to include (i) a material diminution in position, duties, responsibilities or status as in effect preceding the change in control, (ii) material reduction in annual base salary as in effect on the date of the change in control, (iii) required relocation, (iv) failure by the Company to pay any then-current compensation within specified periods and (v) certain failures by the Company to comply with employment termination procedures.

Tax and accounting considerations

We generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when the Compensation Committee grants awards under our long-term incentive program, the Compensation Committee does consider the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. However, on December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) became law, significantly amending Section 162(m). The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the Company’s tax deduction with regard to compensation of covered employees generally will be limited to $1 million per taxable year for each officer. We will generally seek to preserve the deductibility of performance-based compensation by meeting the requirements of Section 162(m), as amended by the Tax Act, in accordance with the transition rule applicable to binding contract in effect on November 2, 2017, to the extent practicable and in the best interests of the Company and its shareholders. Additionally, Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements are intended to comply with Section 409A.

Clawback policy

In October 2009, the Compensation Committee adopted a Clawback Policy applicable to our executive officers and certain other associates. Under the policy, in the event of (i) a material restatement of our consolidated financial statements, other than any restatement required pursuant to a change in applicable accounting rules or (ii) a violation of a confidentiality, non-solicitation, non-competition, or similar restrictive covenant or (iii) a covered person engages in willful fraud that causes harm to our Company, (collectively (i), (ii) and (iii) is referred to as “Detrimental Conduct”), which Detrimental Conduct occurs either during employment with our Company or after such employment terminates for any reason, our Board or the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available, require reimbursement or payment by the covered person of Any amount (whether in cash or property) paid, payable or realized (including, but not limited to option exercises) under any plan or program providing for incentive compensation, equity compensation or performance-based compensation (“Covered Plans”) received by any covered person on or after October 19, 2009 that would not have been received had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board or Compensation Committee shall have the right to require reimbursement of the entire amount of any such amount referenced above from any covered person whose fraud or other intentional misconduct, in the Board’s or Compensation Committee’s judgment, alone or with others caused such restatement); and any amount (whether in cash or property) paid, payable or realized (including, but not limited to, option exercises) by a covered person under a Covered Plan if the Board or Compensation Committee determines that covered person engaged in detrimental conduct even in the absence of a subsequent restatement of our financial statements. The Board or the Compensation Committee has sole and absolute discretion not to take action upon discovery of Detrimental Conduct, and its determination not to take action in any particular instance shall not in any way limit its authority to terminate participation of a covered person in a plan.

Summary compensation table

The following table sets forth the cash compensation, as well as certain other compensation earned during the fiscal years ended March 31, 2021, 2020 and 2019, for the Interim President and CEO, CEO, CFO and each of the Company’s three other most highly compensated executive officers who received annual compensation in excess of $100,000:

Name and principal position	Fiscal year	Salary ($)	Bonus(1) ($)	Stock awards(2) ($)	Option awards(3) ($)	Non-equity incentive plan compensation(4) ($)	Change in pension value and non-qualified deferred compensation earnings(5) ($)	All other compensation(6) ($)	Total(7) ($)
Richard H. Fleming(8)	2021	143,750	—	255,095	—	—	—	51	398,896
Chairman of the Board and Interim President and Chief Executive Officer	2020 2019	92,742 —	— —	— —	— —	— —	— —	— —	92,742 —

David J. Wilson,	2021	625,000	375,000	2,943,078	600,002		—	345,880	4,888,960
President and Chief Executive Officer	2020 2019	— —	— —	— —	— —	— —	— —	— —	— —

Gregory P. Rustowicz	2021	415,403	150,000	493,481	166,163		5,111	34,651	1,264,809
Vice President Finance and Chief Financial Officer	2020 2019	415,403 403,304	— —	482,356 322,624	166,164 161,323	375,641 471,866	4,525 6,368	16,995 16,983	1,461,085 1,382,468

Peter M. McCormick	2021	373,320	110,000	248,907	124,443		—	15,800	872,470
Vice President—Crane Solutions	2020 2019	374,529 366,000	— —	358,874 219,600	124,424 109,795	231,682 340,380	2,003 24,997	22,753 15,786	1,114,265 1,076,558

Kurt F. Wozniak	2021	355,103	105,000	236,772	118,365		12,043	28,757	856,040
Vice President—Industrial Products	2020 2019	355,103 338,193	— —	391,736 202,915	118,365 101,456	240,461 372,012	55,624 13,221	17,073 16,809	1,178,362 1,044,606

Alan S. Korman	2021	357,958	100,000	375,929	107,390		4,574	6,511	952,362
Vice President Corporate Development General Counsel & CHRO	2020 2019	357,958 340,912	— —	364,816 204,518	107,384 102,270	273,895 365,628	3,682 1,925	8,642 7,228	1,116,377 1,022,481

(1)	For Mr. Wilson, the amount presented in the bonus column represents a one-time sign-on cash bonus received in the amount of $375,000. For Messrs. Rustowicz, McCormick, Wozniak and Korman, the amounts presented in the bonus column represent special retention-related bonuses received in January 2021.

(2)	The amounts shown in this column reflect the aggregate grant date fair value for RSUs and PSUs granted in the year indicated under the Columbus McKinnon 2016 Long Term Incentive Plan, as amended and restated in 2019. However, for purposes of this table, estimates of forfeitures have been removed. The grant date fair value for each RSU and PSU is equal to the market price of our common stock on the date of grant. PSUs are recognized as compensation expense based upon their grant date fair value and to the extent it is probable that the performance conditions will be met. The assumptions used in valuing the performance shares granted in fiscal 2019 and 2020 are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020 filed with the Securities and Exchange Commission on May 27, 2020. The maximum amount that may be earned is equal to target.

(3)	The amounts shown in this column reflect the aggregate grant date fair value for non-qualified stock options to purchase our common stock granted in the year indicated under the Columbus McKinnon 2016 Long -Term Incentive Plan, as amended and restated in 2019. However, for purposes of this table, estimates of forfeitures have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these grants for fiscal 2019 and 2020 are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020 filed with the Securities and Exchange Commission on May 27, 2020. For fiscal 2021, the weighted-average assumptions used in calculating the grant date fair value of the stock options granted in fiscal 2021 reported in the option awards column are the following: (i) risk-free interest rate of 0.23%, (ii) expected life of 5.5 years, (iii) volatility factor of 0.380 and (iv) dividend yield of 0.90%. The weighted average grant date fair value of option awards granted on May 18, 2020 to Messrs. Rustowicz, McCormick, Wozniak and Korman is $8.04 per share based on the Black Scholes valuation approach. The weighted average grant date fair value of option awards granted to Mr. Wilson on June 1, 2020 is $9.66 per share based on the Black Scholes valuation approach.

(4)	For fiscal years 2019 and 2020, the amount presented represents amounts earned under the Annual Incentive Plan. For fiscal 2021, amounts payable pursuant to the Annual Incentive Plan are not currently calculable, but are expected to be determined after the meeting of the Compensation Committee in May 2021. For the estimated ranges that may be payable to our NEOs pursuant to the Annual Incentive Plan for fiscal 2021, see “—Fiscal 2021 Annual Incentive Plan Payout Decisions.” The amounts payable pursuant to the Annual Incentive Plan for fiscal 2021 are expected to fall within these estimated ranges, but could fall outside these estimated ranges.

(5)

Represents the aggregate change in actuarial value under the CMCO Pension Plan from April 1, 2020 to March 31, 2021 for Messrs. Wozniak and Korman. Messrs. Fleming, Wilson and Rustowicz are not covered by a Company-sponsored pension plan. In accordance with SEC rules, to the extent the aggregate change in present value of a defined benefit plan for a particular fiscal year would have been a negative amount, the amount has instead been reported as $0 and the aggregate compensation for the NEO in the total column has not been adjusted to reflect the negative amount. As such, the amount reported for Mr. McCormick for fiscal 2021 was $0 because the aggregate change in actuarial value under the Magnetek Pension Plan from April 1, 2020 to March 31, 2021 for Mr. McCormick was ($5,066). In addition, the Company sponsors the NQDC Plan under which eligible participants may elect to defer a portion of their cash compensation. Participation is detailed in the Non-Qualified Deferred Contribution Plan table below.

(6)	For Mr. Wilson, the amount presented in the all other compensation column for fiscal 2021 includes a perquisite in the amount of $333,495 consisting of relocation expenses paid for by the Company under its relocation policy, which expenses were incurred in connection with Mr. Wilson’s relocation of his residence to the Company’s headquarters in Buffalo, New York. For Messrs. Rustowicz, Wozniak and Korman, the amount presented in the all other compensation column for fiscal 2021 includes $17,251, $13,157 and $4,859, respectively, that the Company has contributed on behalf of such individual under the NQDC Plan. For additional information, see “—Non-qualified deferred compensation” below. For Messrs. Wilson, Rustowicz, Wozniak and Korman, the remaining amounts for fiscal 2021 consist of matching contributions under the Columbus McKinnon Thrift 401(k) plan. For Mr. McCormick, represents matching contributions under the Magnetek 401(k) plan.

(7)	For purposes of fiscal 2021, this amount does not include the amount payable pursuant to the Annual Incentive Plan for fiscal 2021 as such amount is not currently calculable. For the estimated ranges that may be payable to our NEOs pursuant to the Annual Incentive Plan for fiscal 2021, see “—Fiscal 2021 Annual Incentive Plan Payout Decisions.” The amounts payable pursuant to the Annual Incentive Plan for fiscal 2021 are expected to fall within these estimated ranges, but could fall outside these estimated ranges.

(8)	Mr. Fleming served as Interim President and Chief Executive Officer until June 1, 2020. Mr. Fleming continues to serve as the Chairman of the Board. Of the amount reported above in the salary column, $48,750 represents the annual director retainer received by Mr. Fleming and $45,000 represents fees received by Mr. Fleming for his service as Chairman of the Board, in each case, for the period of time during fiscal 2021 after the completion of his service as Interim President and Chief Executive Officer. Of the amount reported above in the stock award column, $111,005 represents the grant date fair value of the stock award received by Mr. Fleming pursuant to the annual stock retainer granted to Mr. Fleming in his capacity as a director of the Company. The amount reported in the other compensation column consists of cash in lieu of fractional shares. For more information on amounts earned by Mr. Fleming in his capacity as a director and Chairman of the Board, see “—Director compensation” above.

Grants of plan-based awards

The following table sets forth information with respect to plan-based awards granted in fiscal 2021 to the NEOs named in the summary compensation table, including awards under the Annual Incentive Plan, and equity awards of stock options, PSUs and RSUs:

		Estimated future payouts under non-equity incentive plan awards(2)			Estimated future payouts under equity incentive plan awards(3)			All other stock awards: number of shares of stock or units (#)		All Other Option Awards: number of securities underlying options (#)		Exercise or base price of option awards(4) ($/Sh)	Grant date fair value of stock and option awards(5) ($)
Name	Grant date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard H. Fleming
Chairman of the Board and Interim President and Chief Executive Officer	6/1/2020							4,757	(6)				144,090
	7/20/2020							1,500	(7)				49,980
	7/20/2020							1,801	(8)				60,009

David J. Wilson		187,500	375,000	750,000
President and Chief Executive Officer	6/1/2020				25,360	50,719	101,438						1,339,489
	6/1/2020							22,719	(9)				600,009
	6/1/2020							38,000	(11)				1,003,580
	6/1/2020									62,112	(10)	30.29	600,002

Gregory P. Rustowicz		67,503	135,006	270,012
Vice President Finance and Chief Financial Officer	5/18/2020				3,287	6,573	13,146						166,165
	5/18/2020							6,573	(9)				166,165
	5/18/2020									20,667	(10)	25.52	166,162
	7/20/2020							5,000	(12)				161,500

Peter M. McCormick		46,665	93,330	186,660
Vice President— Crane Solutions	5/18/2020				2,462	4,923	9,846						124,453
	5/18/2020							4,923	(9)				124,453
	5/18/2020									15,478	(10)	25.52	124,443

Kurt F. Wozniak		48,327	96,653	195,306
Vice President— Industrial Products	5/18/2020				2,342	4,683	9,366						118,386
	5/18/2020							4,683	(9)				118,866
	5/18/2020									14,722	(10)	25.52	118,365

Alan S. Korman		49,219	98,438	196,878
Vice President Corporate Development, General Counsel & CHRO	5/18/2020				2,124	4,248	8,496						107,389
	5/18/2020							4,248	(9)				107,389
	5/18/2020									13,357	(10)	25.52	107,390
	7/20/2020							5,000	(12)				161,150

(1)	The grant date is the date on which the equity awards were approved by our Board.

(2)	Represents the potential payout range under the Annual Incentive Plan for fiscal 2021 discussed above. For fiscal 2021, amounts payable pursuant to the Annual Incentive Plan are not currently calculable, but are expected to be determined after the meeting of the Compensation Committee in May 2021. For the estimated ranges that may be payable to our NEOs pursuant to the Annual Incentive Plan for fiscal 2021, see “—Fiscal 2021 annual incentive plan payout decisions.” The amounts payable pursuant to the Annual Incentive Plan for fiscal 2021 are expected to fall within these estimated ranges, but could fall outside these estimated ranges.

(3)	Represents the potential payout range related to PSUs awarded to NEOs on the grant date, subject to achievement of ROIC performance targets for fiscal 2023, where 9.5% results in threshold achievement, 11.5% results in target achievement and 13.5% or greater results in maximum achievement. Each PSU will be settled in a share of our common stock.

(4)	Represents per-share exercise price of the options and is equal to the average of the high and low price on the grant date.

(5)	Amounts in this column reflect the aggregate grant date fair value of the equity awards. The grant date fair value for each PSU and RSU is equal to the average of the high and low market price of our common stock on the date of grant. A Black-Scholes valuation approach has been utilized for valuing the options. For additional information on the assumptions used in valuing these awards, see footnotes 1 and 2 to the summary compensation table set forth above.

(6)	Represents shares granted to Mr. Fleming for his service as our Interim President and Chief Executive Officer, which vested immediately on the date of grant.

(7)	Represents RSUs granted to Mr. Fleming in connection with his service as a member of our Board that vest at a rate of 50% on the one-year anniversary of the grant date, and 25% per year thereafter.

(8)	Represents shares granted to Mr. Fleming in connection with his service as a member of our Board, which vested immediately on the date of grant.

(9)	Represents RSUs granted under the fiscal 2021 long-term incentive program, which vest at a rate of 33% per year beginning one year from the date of grant, except that RSUs may vest earlier in the event of death, disability, retirement, or change-in-control.

(10)	Represents the number of shares of our common stock underlying options awarded to the NEOs on the grant date. The options vest at a rate of 33% per year beginning one year from the date of grant, except that options may vest earlier in the event of death, disability, retirement or change-in-control. They expire 10 years from the date of grant, or earlier in the event of death, disability or retirement. The weighted average grant date fair value of option awards granted on May 18, 2020 is $8.04 per share and granted on June 1, 2020 is $9.66 per share, in each case based on the Black Scholes valuation.

(11)	Represents RSUs granted under the fiscal 2021 long-term incentive program, which vest at a rate of 50% immediately on the grant date and 50% on the second anniversary of the grant date, except that RSUs may vest earlier in the event of death, disability, retirement or change-in-control.

(12)	Represents RSUs granted under the fiscal 2021 long-term incentive program that vest at a rate of 33% per year one year from the grant date, except that RSUs may vest earlier in the event of death, disability, retirement or change-in-control.

Outstanding equity awards at fiscal year-end

The following table sets forth information with respect to the NEOs named in the summary compensation table relating to (i) unexercised stock options and (ii) PSUs and RSUs that have not vested, and are outstanding as of March 31, 2021.

	Option awards							RSU awards			PSU awards
Name	Number of securities underlying unexercised options exercisable		Option awards number of securities underlying unexercised options unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Richard H. Fleming Chairman of the Board and Interim President and Chief Executive Officer								375	(20)	19,785
								750	(21)	39,570
								1,500	(22)	79,140

David J. Wilson President and Chief Executive Officer			62,112	(19)	N/A	30.29	5/18/2030	19,000	(18)	1,002,440	50,719	(23)	2,675,934
								22,719	(24)	1,198,654

Gregory P. Rustowicz Vice President Finance and Chief Financial Officer					N/A
	9,330	(6)				27.12	5/19/2024	1,478	(10)	77,979	4,428	(17)	233,621
	11,716	(7)				24.94	5/18/2025	2,214	(11)	116,811	4,411	(16)	232,724
	28,333	(8)				15.16	5/23/2026	3,308	(9)	174,530	6,573	(5)	346,791
	14,625	(2)	4,875	(2)		24.33	5/22/2027	3,844	(12)	202,809
	5,948	(3)	5,949	(3)		38.70	5/22/2028	6,573	(15)	346,791
	3,356	(4)	10,066	(4)		35.16	5/20/2029	5,000	(13)	263,800
			20,667	(1)		25.52	5/18/2030

Peter M. McCormick Vice President—Crane Solutions					N/A
	11,932	(2)	3,978	(2)		24.33	5/22/2027	1,206	(10)	63,629	3,014	(17)	75,350
	4,048	(3)	4,049	(3)		38.70	5/22/2028	1,507	(11)	79,509	3,303	(16)	82,575
	2,513	(4)	7,539	(4)		35.16	5/20/2029	2,477	(9)	130,687	4,923	(5)	259,737
			15,478	(1)		25.52	5/18/2030	2,819	(12)	148,730
								4,923	(15)	259,737

Kurt F. Wozniak Vice President— Industrial Products	4,490	(8)			N/A	15.16	5/23/2026
	8,925	(2)	2,975	(2)	N/A	24.33	5/22/2027	902	(10)	47,950	2,785	(17)	146,937
	3,741	(3)	3,741	(3)		38.70	5/22/2028	1,393	(11)	73,495	3,142	(16)	165,772
	2,391	(4)	7,170	(4)		35.16	5/20/2029	2,356	(9)	124,303	4,683	(5)	247,075
			14,722	(1)		25.52	5/18/2030	884	(14)	46,640
								2,691	(12)	141,977
								4,683	(15)	247,075

Alan S. Korman Vice President Corporate Development, General Counsel & CHRO					N/A
	5,609	(7)				24.94	5/18/2025	920	(10)	48,539	2,807	(17)	148,097
	16,140	(8)				15.16	5/23/2026	1,404	(11)	74,075	2,851	(16)	150,419
	9,103	(2)	3,035	(2)		24.33	5/22/2027	2,138	(9)	112,801	4,248	(5)	150,419
	3,771	(3)	3,771	(3)		38.70	5/22/2028	884	(14)	46,640
	2,169	(4)	6,505	(4)		35.16	5/20/2029	2,563	(12)	135,224
			13,357	(1)				4,248	(5)	224,124
								5,000	(13)	263,800

(1)	These options were granted May 18, 2020 and vest 33% per year beginning May 18, 2021.

(2)	These options were granted May 22, 2017 and vest 25% per year beginning May 22, 2018.

(3)	These options were granted May 22, 2018 and vest 25% per year beginning May 22, 2019.

(4)	These options were granted May 20, 2019 and vest 25% per year beginning May 20, 2020.

(5)	These PSUs were granted on May 18, 2020 and vest 100% on the third anniversary of the grant, May 18, 2023, based on ROIC for the full year ended March 31, 2023.

(6)	These options were granted May 19, 2014 and vest 25% per year beginning May 19, 2015.

(7)	These options were granted May 18, 2015 and vest 25% per year beginning May 18, 2016.

(8)	These options were granted May 23, 2016 and vest 25% per year beginning May 23, 2017.

(9)	These RSUs were granted May 20, 2019 and vest 25% per year beginning May 20, 2020.

(10)	These RSUs were granted May 22, 2017 and vest 25% per year beginning May 22, 2018.

(11)	These RSUs were granted May 22, 2018 and vest 25% per year beginning May 22, 2019.

(12)	These RSUs were granted January 20, 2020 and vest 100% on the second anniversary of the grant date.

(13)	These RSUs were granted July 20, 2020 and vest 33% per year beginning July 20, 2021.

(14)	These RSUs were granted May 20, 2019 and vest 33% per year beginning May 20, 2020.

(15)	These RSUs were granted May 18, 2020 and vest 33% per year beginning May 18, 2021.

(16)	These PSUs were granted May 20, 2019 and vest 100% on the third anniversary of the grant, May 20, 2022. The actual award earned will be adjusted effective March 31, 2021 based upon our EBITDA margin for the fiscal year ended March 31, 2021.

(17)	These PSUs were granted May 22, 2018 and vest 100% on the third anniversary of the grant, May 22, 2021. The award earned will be adjusted effective March 31, 2020 based upon our EBITDA margin for the fiscal year ended March 31, 2020.

(18)	These RSUs were granted June 1, 2020 and vest 50% on the second anniversary of the grant date.

(19)	These options were granted June 1, 2020 and vest 33% per year beginning May 18, 2021.

(20)	These RSUs were granted July 23, 2018 and vest on July 23, 2021.

(21)	These RSUs were granted July 22, 2019 and vest 50% per year beginning July 22, 2021.

(22)	These RSUs were granted July 20, 2020 and vest 50% on July 20, 2021, 25% on July 20, 2022 and 25% on July 20, 2023.

(23)	These PSUs were granted on June 1, 2020 and vest 100% on May 18, 2023, based on ROIC for the full year ended March 31, 2023.

(24)	These RSUs were granted June 1, 2020 and vest 33% per year beginning May 18, 2021.

Options exercised and stock vested

The following table sets forth information with respect to the NEOs named in the summary compensation table relating to the exercise of stock options, and the vesting of PSUs and RSUs, in fiscal 2021:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(2) ($)
Richard H. Fleming	—	—	4,757	144,090
Chairman of the Board and Interim President and Chief Executive Officer

David J. Wilson	—	—	19,000	575,510
President and Chief Executive Officer

Gregory P. Rustowicz	10,181	189,260	13,255	351,648
Vice President Finance and Chief Financial Officer

Peter M. McCormick	5,161	112,946	10,386	275,359
Vice President—Crane Solutions

Kurt F. Wozniak	—	—	8,723	231,302
Vice President—Industrial Products

Alan S. Korman	4,386	48,330	8,777	232,748
Vice President Corporate Development, General Counsel & CHRO

(1)	Represents the difference between the option exercise price and the average of the high and low market prices of our common stock on the date of exercise as quoted on Nasdaq multiplied by the number of shares acquired.

(2)	Represents the average of the high and low market price of our common stock on the vesting date multiplied by the number of shares acquired.

Pension benefits

The CMCO Pension Plan is a non-contributory, qualified defined benefit plan, which provides certain NEOs with retirement benefits. As defined in the CMCO Pension Plan, a participant’s annual pension benefit at age 65 is equal to the product of (i) 1% of the participant’s final average earnings, as calculated by the terms of the CMCO Pension Plan, plus 0.5% of that part, if any, of final average earnings in excess of such participant’s “social security covered compensation,” as such term is defined in the CMCO Pension Plan, multiplied by (ii) such participant’s years of credited service, limited to 35 years. CMCO Pension Plan benefits are not subject to reduction for social security benefits.

Mr. McCormick, one of our NEOs, is a participant in the Magnetek Pension Plan. Prior to benefit accruals under the Magnetek Pension Plan being frozen effective June 30, 2003, a participant’s cash balance account was credited with hypothetical compensation credits and interest credits. The amount of a participant’s compensation credits for a plan year depended on the number of years of vesting service completed by the participant, as follows: (i) participants with less than 10 years of vesting service received a compensation credit equal to 3.5% of eligible compensation up to the Magnetek Pension Plan’s integration level and 7.0% of eligible compensation in excess of the integration level, (ii) participants with at least 10, but less than 20, years of vesting service received a compensation credit of equal to 4.0% of eligible compensation up to the integration level and 8.0% of eligible compensation in excess of the integration level, and (iii) participants with at least 20 years of vesting service received a compensation credit of 4.5% of eligible compensation up to the integration level and 9.0% of eligible compensation in excess of the integration level. In general, the integration level under the Magnetek Pension Plan equals the average of Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the year in which a participant attains age 65. Eligible compensation included total cash compensation paid to a participant, including overtime, bonuses, shift differentials, and commissions, but excluding severance pay, moving expenses, and any other extraordinary or incentive compensation not part of a participant’s basic compensation. Participants’ cash balance accounts continue to be credited with interest credits based on treasury security rates. A participant’s normal retirement date under the Magnetek Pension Plan is the first day of the month coincident with or next following the date that he or she attains age 65. A participant’s early retirement date under the Magnetek Pension Plan is the first day of the month coincident with or next following the date he or she attains age 55 and has completed at least 10 years of vesting service. Upon a participant’s early or normal retirement, his or her cash balance account is converted into a monthly annuity. The normal form of payment for an unmarried participant is a 10-year term certain life annuity, while the normal form of payment for married participants is a joint and 50% survivor annuity. Instead of receiving benefits in the normal form, participants may elect to receive benefits as a single life annuity, a lump sum, or as a joint and 50%, 67%, 75% or 100% survivor annuity. Mr. McCormick is currently eligible for early retirement benefits under the Magnetek Pension Plan.

The following table sets forth with respect to each of our plans that provide retirement benefits to our NEOs, (i) the years of credited service of each of the executives named in the summary compensation table, (ii) the present value of his or her accumulated benefit, and (iii) payments received by him or her during fiscal 2021:

Name	Plan name	Number of years of credited service(1)		Present value of accumulated benefit(2) ($)	Payments during last fiscal year ($)
Richard H. Fleming	N/A(3)	—		—	—
Chairman of the Board and Interim President and Chief Executive Officer

David J. Wilson	N/A(3)	—		—	—
President and Chief Executive Officer

Gregory P. Rustowicz	N/A(3)	—		—	—
Vice President Finance and Chief Financial Officer

Peter M. McCormick	Magnetek FlexCare Plus Retirement Pension Plan	10.04	(4)	128,527	—
Vice President—Crane Solutions

Kurt F. Wozniak,	Columbus McKinnon Corporation Monthly Retirement Benefit Plan	11.58	(4)	348,746	—
Vice President—Industrial Products

Alan S. Korman	Columbus McKinnon Corporation Monthly Retirement Benefit Plan	0.17	(4)	9,462	—
Vice President Corporate Development, General Counsel & CHRO

(1)	Years of credited service determined as of March 31, 2021. For more information about our retirement program see “—Director Compensation—Elements of Our Compensation Program for NEOs” in this prospectus.

(2)	The present value of accumulated benefit under the CMCO Pension Plan is calculated as of March 31, 2021 using (i) a discount rate of 3.19% for the CMCO Pension Plan and 3.05% for the Magnetek Pension Plan, (ii) the Pri-2012 mortality tables and generational projection using Scale MP-2020.

(3)	Messrs. Fleming, Wilson and Rustowicz were not covered by a Company sponsored pension plan.

(4)	Mr. Wozniak and Mr. Korman have an accrued benefit under the CMCO Pension Plan that was frozen at March 31, 2012. Mr. McCormick has an accrued benefit under the Magnetek Pension Plan that was frozen at June 30, 2003.

Non-qualified deferred compensation

The Company maintains the NQDC Plan under which eligible participants (including our directors and U.S.-based NEOs) may elect to defer a portion of their cash compensation. Payment of balances will occur in accordance with Internal Revenue Code Section 409A requirements. For more information about our retirement program, see “—Director Compensation—Elements of Our Compensation Program for NEOs” in this prospectus.

Name	Executive contributions in fiscal 2021	Company contributions in fiscal 2021(1)	Aggregate earnings in fiscal 2021	Aggregate withdrawals / distributions	Aggregate balance at 3/31/2021
Richard H. Fleming(2)	—	—	—	—	—
Chairman of the Board and Interim President and Chief Executive Officer

David J. Wilson	—	—	—	—	—
President and Chief Executive Officer

Gregory P. Rustowicz	16,776	17,251	52,878	(30,977)	150,636
Vice President Finance and Chief Financial Officer

Peter M. McCormick(2)	—	—	—	—	—
Vice President—Crane Solutions

Kurt F. Wozniak	12,292	13,157	470	(19,173)	45,257
Vice President—Industrial Products

Alan S. Korman	—	4,859	18,991	—	38,073
Vice President Corporate Development, General Counsel & CHRO

(1) This	column represents the Company’s matching contributions made under the NQDC Plan in fiscal 2021. For Messrs. Rustowicz, Wozniak and Korman, these amounts are reflected in the all other compensation column of the summary compensation table set forth above. During fiscal 2021, the Company nonelective contribution under the NQDC Plan equal to 2% of the participant’s eligible compensation in excess of the Section 401(a)(17) contribution limit was suspended due to the COVID-19 pandemic.

(2)	Not a participant in the NQDC plan.

Under the NQDC Plan, eligible participants, including our directors and U.S.-based NEOs, may elect to defer cash compensation. Eligible employees may elect to defer up to 100% of any annual bonus and either (i) up to 75% of their base salary and any commission, or (ii) up to 75% of their base salary and any commission that is in excess of the compensation limit in effect under Section 401(a)(17) of the Internal Revenue Code (“Section 401(a)(17)”) for the relevant plan year ($290,000 for 2021). Directors may elect to defer up to 100% of their annual retainer. The Company makes (i) a matching contribution equal to 100% of the first 4% of eligible compensation deferred by a participant (other than a non-employee director) that is in excess of the Section 401(a)(17) compensation limit, and (ii) a nonelective contribution equal to 2% of the participant’s eligible compensation that is in excess of the Section 401(a)(17) compensation limit. During fiscal 2021, the Company nonelective contribution under the NQDC Plan equal to 2% of the participant’s eligible compensation in excess of the Section 401(a)(17) contribution limit was suspended due to the COVID-19 pandemic. Participants’ NQDC Plan accounts are adjusted for gains and losses based on investment directions provided participants. Participants may elect to receive payment of their NQDC Plan benefit upon a specified date, separation from service, disability or death, and in the form of a lump sum or monthly installments over 1-10 years, except that, upon a change in control, a participant’s vested benefit will automatically be paid in a lump sum. Participants may also withdraw amounts due to an unforeseeable emergency in accordance with Section 409A of the Internal Revenue Code.

Other potential post-employment payments

It is our policy to provide severance benefits to each of our U.S.-based full-time salaried associates and hourly associates not covered by a collective bargaining agreement who involuntarily lose their positions without cause. Eligible associates who sign a release generally receive one week of base salary at the rate then in effect for each full year of continuous service (with any fractions being rounded up). The following table sets forth the gross amount each NEO would receive under various termination scenarios described above using the following assumptions:

•	Termination of employment on March 31, 2021

•	Exercise of all options and vesting of all RSUs based on the closing market price of $52.76 per share of our common stock on March 31, 2021

Name	Voluntary termination ($)		Retirement ($)		Involuntary termination($)		Termination in connection with change in control ($)		Death ($)		Change in control only ($)
Richard H. Fleming	—		—		—		—		—		—
Chairman of the Board and Interim President and Chief Executive Officer

David J. Wilson	129,203	(1)	4,288,454	(2)	6,576,157	(3)	8,485,149	(4)	4,788,454	(5)	—	(6)
President and Chief Executive Officer

Gregory P. Rustowicz	2,866,929	(1)	5,564,961	(2)	2,946,814	(3)	8,028,430	(4)	5,980,961	(5)	—	(6)
Vice President Finance and Chief Financial Officer

Peter M. McCormick	1,778,777	(1)	3,567,656	(2)	1,979,796	(3)	5,685,055	(4)	3,873,528	(5)	—	(6)
Vice President—Crane Solutions

Kurt F. Wozniak	3,098,389	(1)	4,795,125	(2)	3,248,625	(3)	7,083,289	(4)	4,965,908	(5)	—	(6)
Vice President—Industrial Products

Alan S. Korman	1,402,722	(1)	3,295,367	(2)	1,478,444	(3)	5,292,207	(4)	3,648,754	(5)	—	(6)
Vice President Corporate Development, General Counsel & CHRO

(1)	Includes (i) the value of vested stock options, (ii) accrued vacation through the date of termination, (iii) the vested portion of each such NEO’s 401(k) Plan account, (iv) any vested benefits under the CMCO Pension Plan or Magnetek Pension Plan, as applicable, and (v) any vested benefits under our ESOP. In addition, each NEO would be entitled to receive accrued salary through the date of termination.

(2)	Includes (i) the value of vested stock options, (ii) accrued vacation through the date of termination, (iii) the vested portion of each such NEO’s 401(k) Plan account, (iv) any vested benefits under the CMCO Pension Plan or Magnetek Pension Plan, as applicable, (v) any vested benefits under our ESOP, (vi) unless otherwise provided in an equity award agreement, the value of all options, restricted shares or RSUs and performance shares or RSUs which become fully vested and (vii) awards under the Annual Incentive Plan earned in fiscal 2021 (which amounts, for purposes of this calculation, have been estimated as the Compensation Committee has not yet finally determined the amounts payable under the Annual Incentive Plan for fiscal 2021). In addition, each NEO would be entitled to receive accrued salary through the date of termination.

(3)	Includes (i) severance, (ii) the value of vested stock options, (iii) accrued vacation through the date of termination, (iv) the vested portion of each such NEO’s 401(k) Plan account, (v) any vested benefits under the CMCO Pension Plan or Magnetek Pension Plan, as applicable, and (vi) any vested benefits under our ESOP. In addition, each NEO would be entitled to receive accrued salary through the date of termination.

(4)	Includes (i) termination payments under the change-in-control agreements (up to the maximum permitted), (ii) the value of vested stock options, (iii) accrued vacation through the date of termination, (iv) the vested portion of each such NEO’s 401(k) Plan account, (v) any vested benefits under the CMCO Pension Plan or Magnetek Pension Plan, as applicable, (vi) any vested benefits under our ESOP and (vii) awards under the Annual Incentive Plan earned in fiscal 2021 (which amounts, for purposes of this calculation, have been estimated as the Compensation Committee has not yet finally determined the amounts payable under the Annual Incentive Plan for fiscal 2021). Termination payments under the change-in-control agreements include (i) a lump sum severance payment equal to three times the sum of (a) annual salary and (b) the greater of (1) the annual target bonus under the Annual Incentive Plan in effect on the date of termination and (2) the annual target bonus under the Annual Incentive Plan in effect immediately prior to the change-in-control, (ii) a lump sum payment, in cash, equal to thirty-six (36) times the monthly cost of continued coverage if COBRA is elected under the Company group health plans, (iii) a lump sum payment equal to the actuarial equivalent of the pension payment which would have accrued under our tax-qualified retirement plans had each such NEO’s continued to be employed by us for three additional years, (iv) unless otherwise provided in an equity award agreement, the value of all options, restricted shares or RSUs and earned performance shares or RSUs for which the vesting period has not been completed which become fully vested. For purposes of this calculation, we have also assumed that any PSUs for which the performance period has not yet been completed and, as a result, remain unearned will be assumed by the successor entity, and therefore are not included as part of the figure shown above. In addition, each NEO would be entitled to receive accrued salary through the date of termination

(5)	Includes (i) Company provided group term life insurance benefits, (ii) the value of vested stock options, (iii) accrued vacation through the date of termination, (iv) the vested portion of each such NEO’s 401(k) Plan account, (v) any vested benefits under the CMCO Pension Plan or Magnetek Pension Plan, as applicable, (vi) any vested benefits under our ESOP, (vii) unless otherwise provided in an equity award agreement, the value of all stock options not previously vested, restricted shares or RSUs and performance shares or RSUs which become fully vested and (viii) awards under the Annual Incentive Plan earned in fiscal 2021 (which amounts, for purposes of this calculation, have been estimated as the Compensation Committee has not yet finally determined the amounts payable under the Annual Incentive Plan for fiscal 2021). In addition, accrued salary through the date of termination would be paid out.

(6)	No payments or awards are provided unless restricted shares, RSUs, PSUs and options held by the NEOs are not assumed by the successor entity. In the event that the successor entity does not assume the restricted shares, RSUs, PSUs and options, all restricted shares, options, RSUs, earned PSUs for which the vesting period has not been completed and unearned PSUs (which would become earned RSUs at target achievement levels) would be vested and payable to the NEOs.

CEO pay ratio

Pursuant to the instructions to Item 402(u) of Regulation S-K, for purposes of this prospectus, we are presenting the pay ratio of our median employee’s compensation for the fiscal year ended March 31, 2020 as we have not yet published our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

We believe executive pay must be market competitive and internally fair and equitable to motivate our associates to create shareholder value. The Compensation and Succession Committee monitors the relationship between the pay our executive officers receive and the pay of our associates to ensure we remain competitive, fair and equitable. The Compensation and Succession Committee reviewed the CEO pay total from the summary compensation table to the pay of our median employee’s compensation for the fiscal year ended March 31, 2020.

The compensation of our CEO in the fiscal year ended March 31, 2020 was approximately 53:1 times the median pay of our employees.

Our CEO to median employee pay ratio is calculated in accordance with the SEC’s 2019 proxy statement requirements pursuant to Item 402(u) of Regulation S-K. We determined the median employee through examination of the calendar year 2019 annual total compensation for all associates, excluding the CEO, who were actively employed on December 31, 2019, the final day of the calendar year. We included all employees by applying a recognized test as defined by labor law. We annualized the pay of any associates that were absent without pay or newly hired during the fiscal year. We believe the use of annual total compensation for all associates consistently applies the measure globally. After identifying the median employee based on annual total compensation, we calculated this associates annual total compensation using the same methodology used for our named executive officers as set forth in the Company’s summary compensation table.

Equity compensation plan information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2021, including the restricted stock plan, the Columbus McKinnon Corporation 2016 Long-term Incentive Plan, as amended and restated in 2019, the non-qualified plan and ISO plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	657,814	27.45	2,252,478
Equity compensation plans not approved by security holders	—	—	—
Total	657,814	27.45	2,252,478

Security ownership of certain beneficial owners and management and related party transactions

The following table sets forth certain information as of March 31, 2021 regarding the beneficial ownership of our common stock by (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) by each member of our Board; (iii) by each of our executive officers named in the summary compensation table under “Compensation of directors and executive officers” and (iv) by all of our executive officers and directors as a group. The business address of each of the executive officers and directors is 205 Crosspoint Parkway, Buffalo, New York 14068.

	Beneficial ownership before the offering hereby		Beneficial ownership after the offering hereby
			Assuming no exercise of the underwriters’ option		Assuming the underwriters’ option is exercised in full
Directors, officers and 5% shareholders	Number of shares(1)	Percentage of class	Number of shares(1)	Percentage of class	Number of shares(1)	Percentage of class
Richard H. Fleming(2)	61,276	*	61,276		61,276
David J. Wilson(3)	74,943	*	74,943		74,943
Nicholas T. Pinchuk(2)	48,550	*	48,550		48,550
Liam G. McCarthy(2)	45,123	*	45,123		45,123
Heath A. Mitts(2)	19,441	*	19,441		19,441
Kathryn V. Roedel(2)	6,594	*	6,594		6,594
Aziz S. Aghili(2)	6,594	*	6,594		6,594
Jeanne Beliveau-Dunn(4)	901	*	901		901
Peter M. McCormick(5)	56,517	*	56,517		56,517
Alan S. Korman(6)	44,776	*	44,776		44,776
Gregory P. Rustowicz(7)	87,959	*	87,959		87,959
Kurt F. Wozniak(8)	57,859	*	57,859		57,859
All Directors and Executive Officers as a Group (16 persons)(9)	600,029	2.5%	600,029		600,029
Columbus McKinnon Corporation Employee Stock Ownership Plan	215,675	*	215,675		215,675
Dimensional Fund Advisors LP (10)	1,574,465	6.6%	1,574,465		1,574,465
BlackRock, Inc.(11)	1,827,451	7.6%	1,827,451		1,827,451
Macquarie Group Ltd.(12)	1,458,772	6.1%	1,458,772		1,458,772
Franklin Mutual Advisers, LLC(13)	1,344,277	5.6%	1,344,277		1,344,277
Victory Capital Management, Inc.(14)	1,282,065	5.4%	1,282,065		1,282,065

*	Less than 1%

(1)	Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law.

(2)	Does not include 2,647 RSUs held by each of Messrs. Fleming, Pinchuk, McCarthy, Mitts and Aghili, and Ms. Roedel.

(3)	Includes (i) 12,334 shares of common stock owned directly; (ii) 41,905 RSUs which are subject to forfeiture, of which 7,607 RSUs vest within 60 days; and (iii) 20,704 shares of common stock issuable under options granted to Mr. Wilson, which are exercisable within 60 days. Excludes 41,408 shares of common stock issuable under options granted to Mr. Wilson, which are not exercisable within 60 days.

(4)	Does not include 1,507 RSUs held by Ms. Beliveau-Dunn.

(5)	Includes (i) 25,260 shares of common stock owned directly; (ii) 17,584 RSUs which are subject to forfeiture, of which 9,005 RSUs vest within 60 days; and (iii) 13,673 shares of common stock issuable under options granted to Mr. McCormick, which are exercisable within 60 days. Excludes 17,369 shares of common stock issuable under options granted to Mr. McCormick, which are not exercisable within 60 days.

(6)	Includes (i) 11,419 shares of common stock owned directly; (ii) 302 shares of common stock allocated to Mr. Korman’s ESOP account; (iii) 21,514 RSUs which are subject to forfeiture, of which 10,131 RSUs vest within 60 days; and (iv) 11,541 shares of common stock issuable under options granted to Mr., Korman which are exercisable within 60 days. Excludes 15,127 shares of common stock issuable under options granted to Mr. Korman which are not exercisable within 60 days.

(7)	Includes (i) 40,367 shares of common stock owned directly; (ii) 242 shares of common stock allocated to Mr. Rustowicz’s ESOP account; (iii) 29,257 RSUs which are subject to forfeiture, of which 14,271 RSUs vest within 60 days; and (iv) 18,093 shares of common stock issuable under options granted to Mr. Rustowicz, which are exercisable within 60 days. Excludes 23,463 shares of common stock issuable under options granted to Mr. Rustowicz, which are not exercisable within 60 days.

(8)	Includes (i) 26,890 shares of common stock owned directly; (ii) 1,609 shares of common stock allocated to Mr. Wozniak’s ESOP account; (iii) 17,216 RSUs which are subject to forfeiture, of which 8,619 RSUs vest within 60 days; and (iv) 12,144 shares of common stock issuable under options granted to Mr. Wozniak, which are exercisable within 60 days. Excludes 16,465 shares of common stock issuable under options granted to Mr. Wozniak, which are not exercisable within 60 days.

(9)	Includes options to purchase an aggregate of 98,908 shares of common stock issuable to certain executive officers, which are exercisable within 60 days. Excludes (i) the shares of common stock owned by the ESOP, except for an aggregate of 3,655 shares allocated to the respective ESOP accounts of our executive officers; and (ii) options to purchase an aggregate of 154,018 shares of common stock issued to certain executive officers which, are not exercisable within 60 days.

(10)	Information with respect to Dimensional Fund Advisors LP is based on a Schedule 13G/A filed with the SEC on February 12, 2021. Based solely upon information in this Schedule 13G/A, Dimensional Fund Advisors LP has sole dispositive power with respect to all of such shares of common stock. The stated business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(11)	Information with respect to BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 29, 2021. Based solely upon information in this Schedule 13G/A, BlackRock, Inc. has sole dispositive power with respect to all of such shares of common stock. The stated business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(12)	Information with respect to Macquarie Group Limited is based on a Schedule 13G/A jointly filed by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust with the SEC on February 12, 2021. Based solely upon information in this Schedule 13G/A, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust have sole dispositive power with respect to 1,449,163 shares of common stock. The stated business address of Macquarie Group Limited is 50 Martin Place, Sydney, New South Wales, Australia.

(13)	Information with respect to Franklin Mutual Advisers, LLC is based on a Schedule 13G filed with the SEC on February 4, 2021. Based solely upon information in this Schedule 13G, Franklin Mutual Advisers, LLC has sole dispositive power with respect to all of such shares of common stock. The stated business address of Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078-2789.

(14)	Information with respect to Victory Capital Management, Inc. is based on a Schedule 13G filed with the SEC on February 9, 2021. Based solely upon information in this Schedule 13G, Victory Capital Management, Inc. has sole dispositive power with respect to all of such shares of common stock. The stated business address of Victory Capital Management, Inc. is 4900 Tiedeman Rd. 4th Floor, Brooklyn, Ohio 44144.

Certain relationships and related party transactions

The Audit Committee of the Board reviews and makes recommendations where appropriate to the Board with respect to all related party transactions and relationships. Pursuant to Regulation S-K Item 404, a “related person” includes (among others) an officer, director and, by reference to Regulation S-K Item 403(a), a party who beneficially owns more than 5% of any class of the Company’s voting securities, or a person known by the Company to be an immediate family member of any of the foregoing, who is a party to a transaction with the Company in which the payment for a fiscal year exceeds $120,000. Any such related party transaction is required to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party. The Company has a separate “Related Person Transaction Policy”, as well as other various policies and procedures, including the Company’s Global Legal Ethics and Business Compliance Manual and the annual directors’ and officers’ questionnaires that require disclosure of transactions or relationships that may constitute conflicts of interest or require disclosures or affect an independence determination under applicable SEC rules.

Shares eligible for future sale

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CMCO.” As of April 12, 2021, there were 337 holders of record of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time, may make it more difficult for you to sell your common stock at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of our equity securities. See the section titled “Risk factors—Risks related to the ownership of our common stock—Future sales of our common stock could cause the market price for our common stock to decline.”

Based on the 23,985,393 shares outstanding as of April 15, 2021 and after giving effect to the issuance and sale of              shares of common stock to be sold in this offering,             shares of our common stock will be outstanding.

Lock-up restrictions

Our executive officers and directors have agreed that, for a period of 90 days after the date of this prospectus, they will not, without the prior written consent of J.P. Morgan Securities LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock subject to certain exceptions.

We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock during the 90-day period following the date of this prospectus.

After this offering, executive officers and directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Except for sales under trading plans in existence prior to the date of this prospectus, sales under these trading plans entered into during the 90-day period after the date of this prospectus would not be permitted until the expiration of the lock-up provisions described above. See “Underwriting (conflicts of interest).”

Description of capital stock

Our authorized capital stock consists of 50 million shares of common stock, par value $.01 per share, and one million shares of preferred stock, $1.00 par value per share. As of April 15, 2021, there were 23,985,393 shares of common stock issued and outstanding. Upon completion of this offering, there will be      shares of common stock issued and outstanding, assuming no exercise of the underwriters’ over-allotment option. There are no shares of our preferred stock outstanding. The following description of our capital stock is a summary only and is derived from our certificate of incorporation.

Common stock

Authorized shares.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of April 15, 2021, there were (i) 23,985,393 shares of common stock outstanding, (ii) 657,814 shares of common stock issuable upon exercise of restricted stock, RSUs, PSUs and stock options outstanding as of March 31, 2021; and (iii) 2,252,478 shares of common stock reserved and available for future issuance under our equity compensation plans as of March 31, 2021. There are no shares of our preferred stock outstanding. The following description of our capital stock is a summary only and is derived from our restated certificate of incorporation, as amended, and our sixth amended and restated by-laws.

Voting rights.

Holders of common stock are entitled to one vote on all matters submitted to a vote of our shareholders, including the election of directors. There is no cumulative voting. Therefore, the holders of a majority of the shares of common stock voted in an election of directors can elect all of the directors then standing for election, subject to any rights of the holders of any outstanding preferred stock, if any.

Liquidation.

In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding preferred stock, if any, our remaining assets will be distributed ratably among the holders of our common stock.

Pre-emption or similar rights.

There are no pre-emptive or other rights to subscribe for any of our shares or securities. Our common stock is not subject to any conversion, redemption or sinking fund provisions. There are no restrictions on alienability of the securities to be registered by the registration statement of which this prospectus forms a part.

Dividends.

Holders of shares of common stock are entitled to receive dividends, if, as and when such dividends are declared by our Board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock, if any.

Transfer agent and registrar.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Certain provisions of the certificate of incorporation and by-laws.

Number, Vacancies and Removal of Directors.    The Board is not classified and our directors are elected annually at our annual meeting of shareholders. The number of our directors may be fixed from time to time by a resolution adopted by a majority of our directors then in office, but the Board may not consist of fewer than three nor more than nine directors. A director may be removed for cause by the vote of a majority of the directors then in office; provided, however, that such removal may only be for cause. Any director vacancies for any reason other than from newly created directorships may be filled by a vote of a majority of directors then in office. Any newly created directorships resulting from an increase in the number of our directors may be filled by a vote of a majority of our entire Board, inclusive of vacancies. These provisions may have the effect of preventing our shareholders from removing incumbent directors, increasing the size the number of our directors or filling vacancies on the Board without the support of our incumbent directors.

Shareholder Meetings.    Matters may be brought by our shareholders before an annual or special meeting only in compliance with certain notice procedures contained in our sixth amended and restated by-laws. Our shareholders may bring before an annual meeting a proposal or a nomination for director only if the shareholder delivers a notice of such proposal or nomination to our Secretary not less than 90 and no more than 120 days prior to the first anniversary date of the annual meeting of shareholders for the preceding year. A proposal notice must state the text of the proposal and a brief written statement of the reasons why the shareholder favors the proposal. A notice regarding nomination of a person for director must contain certain information regarding the person nominated, including the number of shares of capital stock of the Company held by such person. Any matters acted upon at a special meeting of our shareholders are limited to only those matters set forth on our notice of meeting. In the event that we call a special meeting for the purpose of electing directors, a nomination for director may be made by a shareholder if the shareholder has provided notice of the nomination to our Secretary not later than the close of business on the tenth day following the public announcement of the special meeting. A special meeting of our shareholders can be called only by our Chairman of the Board or our President or by a resolution of our Board.

New York anti-takeover law

We are subject to the provisions of Section 912 of the New York Business Corporation Law (the “BCL”), which prohibits certain business combinations with an interested shareholders and prevent certain persons from making a takeover bid for a New York corporation unless certain prescribed requirements are satisfied. Section 912 of the BCL defines an “interested shareholder” as any person that:

•	is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or

•

is an affiliate or associate of the corporation and at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation’s then outstanding voting stock.

Section 912 of the BCL provides that a New York corporation may not engage in a business combination, such as a merger, consolidation, recapitalization or disposition of stock, with any interested shareholder for a period of five years from the date that such person first became an interested shareholder unless the business combination or the purchase of stock made by such person was first approved by the board of directors prior to date such person became an interested shareholder.

Additionally, a New York corporation may not engage at any time in any business combination with an interested shareholder unless:

•	the business combination or the purchase of stock made by such person is approved by the board of directors prior to the date such person first became an interested shareholder,

•

the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting of shareholders occurring no earlier than five years after such person first became an interested shareholder,

•

the consideration to be paid to all of the shareholders in connection with the business combination is (i) at least equal to the greater of (a) the highest price per share paid by the interested shareholder for the interest in the corporation or (b) the market value per share of the stock of the corporation equal to the greater of its value when acquired by the interested shareholder or when the announcement of the business combination was made and (ii) in cash or in the same form of consideration used to acquire the largest number of shares previously acquired by such interested shareholder. Additionally, after such person has become an interested shareholder and prior to the consummation of the business combination, the interested shareholder may not, subject to certain exceptions, become the beneficial owner of any additional shares of voting stock of such corporation.

The effect of Section 912 of the BCL may be to delay or prevent the consummation of a transaction, which is favored by a majority of shareholders.

Limitation of liability of directors

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation. Our restated certificate of incorporation, as amended, provides that our directors shall not be liable to us or our shareholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors is permitted by the BCL.

Indemnification of officers and directors

Our restated certificate of incorporation, as amended, provides that we shall indemnify and hold harmless, to the fullest extent permitted by the BCL, each person (and their heirs, executors, or administrators) who was or is a party or is threatened to be made a party to, or is involved in, any civil, criminal, administrative or investigative action, suit or proceeding, by reason of the fact that such person is or was a director or officer of our Company or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We are also obligated to pay the cost of the expenses incurred by our officers and directors (including attorney’s fees) in defending themselves in such proceedings in advance of final disposition if the officer or director agrees to repay the amount advanced in the event it is ultimately determined that the officer or director was not entitled to be indemnified by us as authorized by our restated certificate of incorporation, as amended. We are not obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding initiated by such person unless the proceeding was authorized or consented to by our Board. We have entered into indemnification agreements with each of our current directors to effectuate the indemnification provisions of our restated certificate of incorporation, as amended.

Material U.S. federal income tax considerations for non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances (including, for example, U.S. expatriates, persons subject to the alternative minimum tax, persons who hold our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, financial institutions, brokers, dealers or traders in securities, tax-exempt organizations, tax-qualified retirement plans, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement, foreign pension funds, “controlled foreign corporations,” “passive foreign investment companies” or partnerships or other pass-through entities for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on disposition of common stock”). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate generally will be required to provide the applicable withholding agent with certain documentation (generally a properly completed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E) certifying under penalty of perjury that it is entitled to benefits under a treaty. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided that the non-U.S. holder provides appropriate documentation (generally IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if at any time the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and we do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the sale or other disposition of our common stock. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information reporting and backup withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder will not be subject to backup withholding on dividends received if such holder provides to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner provides to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA withholding

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (1) a “foreign financial institution” (as defined under the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non-financial foreign entity” (as defined under the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA or

(b) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations, which may generally be relied upon pending finalization, eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of our common stock (including any interest therein) by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (iii) entities whose underlying assets are considered to include “plan assets” (within the meaning of 29 CFR § 2510.3-101 as modified by Section 3(42) of ERISA or Section 4975 of the Code) of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) being referred to herein as a “Plan”).

General fiduciary matters and prohibited transaction issues

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration or management of such a Covered Plan or any authority or control respecting the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation with respect to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering whether to invest in our common stock (including any interest therein) using a Plan’s assets, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the respective Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duty to the Plan, including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. When making this determination, the fiduciary should consider and/or consult with its legal counsel as to whether the Plan’s particular circumstances and all of the facts and circumstances of the investment, including, but not limited to, the matters discussed above under “Risk factors.”

Neither we, the underwriters nor any of our or their respective affiliates are acting nor will act as a fiduciary to any Covered Plan with respect to the decision to purchase our common stock (including any interest therein) nor are any of them undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving a Plan’s assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code.

For example, the acquisition and/or holding of our common stock (including any interest therein) by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14, relating to transactions determined by independent qualified professional asset managers, PTCE 90-1, relating to insurance company pooled separate accounts, PTCE 91-38, relating to bank collective investment funds, PTCE 95-60, relating to life insurance company general accounts and PTCE 96-23, relating to transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person or entity that is a party in interest or disqualified person with respect to the Covered Plan solely by reason of providing services to the Covered Plan or a relationship with such a service provider, provided that neither the person or entity transacting with the Covered Plan nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan pays no more and receives no less than adequate consideration in connection with the transaction. There can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to all possible prohibited transactions that may arise in connection with the acquisition and holding of our common stock (including any interest therein) or that all of the conditions of any such exemptions will be satisfied.

Plans that are “governmental plans” (as defined in Section 3(32) of ERISA or Section 4975(g)(2) of the Code), foreign plans and certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code), while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring shares of our common stock.

Representation

Accordingly, by its acceptance of our common stock, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire our common stock constitutes a Plan’s assets or (ii) the acquisition of our common stock by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase of our common stock on behalf of, or with a Plan’s assets, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law and whether an exemption would be required and is available.

The sale of our common stock (including any interest therein) to a Plan is in no respect a representation or recommendation by any Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan.

Purchasers of our common stock (including any interest therein) have the exclusive responsibility, to the extent applicable, for ensuring that their purchase and holding of our common stock complies with the relevant legal requirements, including the fiduciary responsibility rules of ERISA or of applicable Similar Laws, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

Underwriting (conflicts of interest)

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Barrington Research Associates, Inc.
CJS Securities, Inc.
Colliers Securities LLC
Craig-Hallum Capital Group LLC
Seaport Global Securities LLC
Sidoti & Company, LLC

Total

The underwriters are committed to purchase all the common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the public offering price. After the initial offering of the shares to the public, if all of the common stock is not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $22,500,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares of common stock are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million. We have also agreed to reimburse the underwriters for certain fees and expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority of up to $30,000. The underwriters have agreed to reimburse us for certain out-of-pocket expenses.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any such other securities, whether such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or stock options (including “net” or “cashless” exercise) or the settlement of stock appreciation rights, restricted stock, RSUs, PSUs or other equity awards (in each case, including “net” or “cashless” settlement), in each case outstanding on the date of the underwriting agreement and described in, or described in a document incorporated by reference into, this prospectus; (ii) the issuance of up to 5% of the outstanding shares of our common stock or securities convertible into, exercisable for, or which are otherwise exchangeable for, shares of our common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that the recipients of such securities enter into a lock-up agreement with the underwriters; (iii) grants of stock options, stock awards, stock appreciation rights, restricted stock, RSUs, PSUs or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise o

f stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, or described in a document incorporated by reference into this prospectus, or (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in, or described in a document incorporated by reference into, this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 90 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which would reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as a bona fide gift or gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party, or (B) as part of a distribution to members or shareholders of the lock-up party, (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to us from an employee upon death, disability or termination of employment, in each case, of such employee, (ix) as part of a sale of the lock-up party’s lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement, or exercise of stock options, warrants, stock appreciation rights, restricted stock, RSUs, PSUs or other equity awards or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such stock options, warrants, stock appreciation rights, restricted stock, RSUs, PSUs or equity awards or other rights, (xi) in connection with any broker-assisted sales necessary to generate any such amount of cash needed for the payment of any exercise price or any taxes, including estimated taxes, due as a result of the vesting, settlement, or exercise of stock options, warrants, stock appreciation rights, restricted stock, RSUs, PSUs or other equity awards, (xii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of the Company’s capital stock involving a “change of control” of the Company (for purposes hereof, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)), or (xiii) pursuant to a trading plan pursuant to Rule 10b5-1 (a “10b5-1 Plan”) under the Exchange Act that was in effect as of, and only shares scheduled for sale thereunder as of, the date of the underwriting agreement; (b) exercise, vesting or settlement of outstanding stock options, stock appreciation rights, restricted stock, RSUs, PSUs or equity awards, or the exercise of warrants granted pursuant to plans described in, or described in a document incorporated by reference into, this prospectus, provided that, with respect to this clause (b), any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of our common stock or warrants to acquire shares of our common stock; provided that any such shares of our common stock or warrants received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the establishment by lock-up parties of any 10b5-1 Plan for the transfer of shares of lock-up securities, provided that (1) such plans do not provide for the transfer of lock-up securities during the restricted period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan; and (e) the sale of our common stock, if any, to be sold by the lock-up party pursuant to the terms of the underwriting agreement.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed/quoted on Nasdaq under the symbol “CMCO”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on Nasdaq prior to the pricing and completion of this offering. Passive market making consists of displaying bids on Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters and/or certain of their affiliates are lenders, and/or are acting as agents or arrangers, under the Credit Facilities, which will be partially repaid in connection with this offering, and as a result, they will receive a portion of the proceeds from this offering. See “Use of proceeds.” In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of interest

Affiliates of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC will receive at least 5% of the net proceeds of this offering in connection with the repayment of outstanding borrowings under the First Lien Term Facility. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in FINRA Rule 5121. J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and PNC Capital Markets LLC will not confirm sales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided, that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances that may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

An offer to the public of any shares of common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided, that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation; provided, that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of National Instrument 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the shares of common stock will be passed upon for us by Hodgson Russ LLP, Buffalo, New York. The validity of the shares of common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Columbus McKinnon Corporation appearing in Columbus McKinnon Corporation’s Annual Report (Form 10-K) for the year ended March 31, 2020, and the effectiveness of Columbus McKinnon Corporation’s internal control over financial reporting as of March 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Precision Acquisition Midco, Inc. as of September 30, 2020 and 2019 and for the two years in the period ended September 30, 2020 included on Exhibit 99.1 of our Current Report on Form 8-K/A dated April 20, 2021 and incorporated herein by reference have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent accountants, upon the authority of said firm as experts in auditing and accounting.

Where you can find more information and incorporation by reference

We are subject to the information and periodic reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits to the registration statement filed as part of the registration statement. The SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits to the registration statement and the other materials that we file with the SEC.

We also maintain a website at www.columbusmckinnon.com. However, the information on our website is not part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained expressly in this prospectus. You should not assume that (i) the information incorporated by reference into this prospectus is accurate as of any date other than the respective date of the documents incorporated by reference or (ii) the information contained in this prospectus is accurate as of any date other that the date on the front page of this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2020;

•

our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020;

•

our Current Reports on Form 8-K and 8-K/A filed with the SEC on May 14, 2020, June  5, 2020, July  6, 2020, July 20, 2020, July  20, 2020, July  21, 2020, July  21, 2020, August 27, 2020, August 31, 2020, October 19, 2020, January 19, 2021, March 2, 2021, March  23, 2021, April 8, 2021, April 12, 2021 and April 20, 2021;

•	our Proxy Statement on Schedule 14A filed with the SEC on June 10, 2020; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 24, 1996, as amended by Amendment No. 1 thereto on Form 8-A/A filed with the SEC on February 22, 1996 and any amendment or report filed with the SEC for the purpose of updating the description.

Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or which also is incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Alan S. Korman

Vice President Corporate Development, General Counsel and Chief Human Resources Officer

Columbus McKinnon Corporation

205 Crosspoint Parkway

Buffalo, New York 14068

Telephone: (716) 689-5400

$150,000,000

Common Stock

Prospectus

Joint book-running managers

J.P. Morgan	Wells Fargo Securities	PNC Capital Markets LLC

Co-managers

Barrington Research	CJS Securities	Colliers Securities LLC

Craig-Hallum	Seaport Global Securities LLC	Sidoti & Company, LLC

                    , 2021

Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The following table sets forth all expenses, other than underwriter discounts and commissions, payable by us in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$18,820
FINRA filing fee	26,375
Printing fees and expenses	30,000
Legal fees and expenses	225,000
Accounting fees and expenses	660,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	25,000
Total	$990,195

Item 14.    Indemnification of directors and officers

Sections 722 through 726 of the BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision may not eliminate the liability of a director (i) for acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, (ii) for any transaction from which the director receives an improper personal benefit or (iii) for any acts in violation of Section 719 of the BCL. Section 719 provides that a director who votes or concurs in a corporate action will be liable to the corporation for the benefit of its creditors and shareholders for any damages suffered as a result of an action approving (i) an improper payment of a dividend, (ii) an improper redemption or purchase by the corporation of shares of the corporation, (iii) an improper distribution of assets to shareholders after dissolution of the corporation without adequately providing for all known liabilities of the corporation or (iv) the making of an improper loan to a director of the corporation. Our restated certificate of incorporation, as amended, provides that our directors shall not be liable to us or our shareholders for a breach of their duties to the fullest extent in which elimination or limitation of the liability of directors is permitted by the BCL. Our Restated Certificate of Incorporation, as amended, includes the provision permitted by Section 402(b) of the BCL.

Our restated certificate of incorporation, as amended, provides that we shall indemnify, to the fullest extent permitted by the BCL, each person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any civil or criminal action, suit or proceeding, by reason of the fact that such person is or was a director or officer of our Company or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. We are also obligated to pay the cost of the expenses incurred by our officers and directors (including attorney’s fees) in defending themselves in such proceedings in advance of final disposition if the officer or director agrees to repay the amount advanced in the event it is ultimately determined that the officer or director was not entitled to be indemnified by us as authorized by our restated certificate of incorporation, as amended. We are not obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by our Board. We have entered into indemnification agreements with each of our current directors to effectuate the indemnification provisions of our restated certificate of incorporation, as amended.

Item 15.    Recent sale of unregistered securities

None.

Item 16.    Exhibits

(a) Exhibits:

Exhibit number	Exhibit

**1.1	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger among Columbus McKinnon Corporation, Dorner Merger Sub Inc., Precision Blocker, Inc., and Precision TopCo LP (as representative of the company equityholders) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 1, 2021).

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Columbus McKinnon Corporation, dated as of May 18, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 18, 2009).

3.3	Sixth Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 12, 2021).

4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995.)(P)

4.2	Description of the Company’s Common Stock (incorporated by reference to the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on January 24, 1996, as amended by Amendment No. 1 thereto on Form 8-A/A filed with the SEC on February 22, 1996).(P)

**5.1	Opinion of Hodgson Russ LLP.

#10.1	Agreement by and among Columbus McKinnon Corporation Employee Stock Ownership Trust, Columbus McKinnon Corporation and Marine Midland Bank, dated November 2, 1995 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

#10.2	Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

Exhibit number	Exhibit

#10.3	Amendment No. 1 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 2, 1995 (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

#10.4	Amendment No. 2 to the Columbus McKinnon Corporation Employee Stock Ownership Plan, dated October 17, 1995 (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

#10.5	Amendment No. 3 to the Columbus McKinnon Corporation Employee Stock Ownership Plan, dated March 27, 1996 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

#10.6	Amendment No. 4 of the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated September 30, 1996 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).

#10.7	Amendment No. 5 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated August 28, 1997 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

#10.8	Amendment No. 6 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated June 24, 1998 (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

#10.9	Amendment No. 7 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated April 30, 2000 (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

#10.10	Amendment No. 8 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 26, 2002 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

#10.11	Amendment No. 9 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 27, 2003 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

#10.12	Amendment No. 10 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated February 28, 2004 (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

#10.13	Amendment No. 11 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated December 19, 2003 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2003).

Exhibit number	Exhibit

#10.14	Amendment No. 12 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated March 17, 2005 (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005).

#10.15	Amendment No. 13 to the Columbus McKinnon Corporation Employee Stock Ownership Plan as Amended and Restated as of April 1, 1989, dated December 19, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2008).

#10.16	Columbus McKinnon Corporation Personal Retirement Account Plan Trust Agreement, dated April 1, 1987 (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

#10.17	Second Amendment to the Columbus McKinnon Corporation Restricted Stock Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

#10.18	Columbus McKinnon Corporation Thrift [401(k)] Plan 1989 Restatement Effective January 1, 1998 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

#10.19	Amendment No. 1 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 10, 1998 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

#10.20	Amendment No. 2 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401 (k)] Plan, dated June 1, 2000 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000).

#10.21	Amendment No. 3 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401 (k)] Plan, dated March 26, 2002 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

#10.22	Amendment No. 4 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated May 10, 2002 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2002).

#10.23	Amendment No. 5 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 20, 2002 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002).

#10.24	Amendment No. 6 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated May 22, 2003 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).

#10.25	Amendment No. 7 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated April 14, 2004 (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

#10.26	Amendment No. 8 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 19, 2003 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2003).

Exhibit number	Exhibit

#10.27	Amendment No. 9 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated March 16, 2004 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

#10.28	Amendment No. 10 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated July 12, 2004 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2004).

#10.29	Amendment No. 11 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated March 31, 2005 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005).

#10.30	Amendment No. 12 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 27, 2005 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006).

#10.31	Amendment No. 13 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 21, 2006 (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended March, 31, 2007).

#10.32	Amendment No. 14 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated December 21, 2007 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008).

#10.33	Amendment No. 15 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Thrift [401(k)] Plan, dated January 29, 2009 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2008).

#10.34	Columbus McKinnon Corporation Thrift 401(k) Plan Trust Agreement Restatement Effective August 9, 1994 (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

#10.35	Columbus McKinnon Corporation Monthly Retirement Benefit Plan Restatement Effective April 1, 1998 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1998).

#10.36	Amendment No. 1 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 10, 1998 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

#10.37	Amendment No. 2 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated May 26, 1999 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999).

#10.38	Amendment No. 3 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated March 26, 2002 (incorporated by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002).

#10.39	Amendment No. 4 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 20, 2002 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002).

Exhibit number	Exhibit

#10.40	Amendment No. 5 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated February 28, 2004 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004).

#10.41	Amendment No. 6 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated March 17, 2005 (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005).

#10.42	Amendment No. 7 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 28, 2005 (incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006).

#10.43	Amendment No. 8 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 28, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2006).

#10.44	Amendment No. 9 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated April 21, 2008 (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008).

#10.45	Amendment No. 10 to the 1998 Plan Restatement of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan, dated December 19, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2008).

#10.46	Columbus McKinnon Corporation Monthly Retirement Benefit Plan Trust Agreement Effective as of April 1, 1987 (incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement No. 33-80687 on Form S-1 dated December 21, 1995).(P)

#10.47	Form of Change in Control Agreement as entered into between Columbus McKinnon Corporation and certain of its executive officers (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

#10.48	Form of Omnibus Code Section 409A Compliance Policy as entered into between Columbus McKinnon Corporation and certain of its executive officers. (incorporated by reference to Appendix to the definitive Proxy Statement for the Annual Meeting of Stockholders of Columbus McKinnon Corporation held on July 31, 2006).

#10.49	Amendment to the Company’s non-qualified deferred compensation plan, effective January 1, 2013. (incorporated by reference to Exhibit 5.02 of the Company’s Current Report on Form 8-K filed on July 19, 2012).

#10.50	2016 Long-term Incentive Plan effective August 3, 2016 (incorporated by reference to Exhibit 4.1 of the Company’s S-8 filed on August 3, 2016, as amended June 5, 2019).

#10.51	Employment agreement effective May 11, 2020 between Columbus McKinnon Corporation and David J. Wilson (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 11, 2020).

#10.52	Change in Control Agreement effective May 11, 2020 between Columbus McKinnon Corporation and David J. Wilson (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated May 11, 2020).

Exhibit number	Exhibit

#10.53	Employment Agreement Amendment effective June 1, 2020 between Columbus McKinnon Corporation and David J. Wilson (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated June 3, 2020).

10.54	Debt Commitment Letter, dated March 1, 2021 in favor of Columbus McKinnon Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated March 1, 2021).

10.55	Credit Agreement, dated April 7, 2021, by and among Columbus McKinnon Corporation and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 7, 2021).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Grant Thornton LLP.

**23.3	Consent of Hodgson Russ LLP (contained in Exhibit 5.1 to this registration statement).

**24.1	Power of Attorney (included on the signature page to this registration statement).

101.INS	Instance Document (incorporated by reference to Exhibit 101.INS to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020).

101.SCH	Taxonomy Extension Schema Document (incorporated by reference to Exhibit 101.SCH to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020)

101.CAL	Taxonomy Extension Calculation Linkbase Document (incorporated by reference to Exhibit 101.CAL to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020)

101.DEF	Taxonomy Extension Definition Linkbase Document (incorporated by reference to Exhibit 101.DEF to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020)

101.LAB	XBRL Taxonomy Extension Label Linkbase Document (incorporated by reference to Exhibit 101.LAB to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (incorporated by reference to Exhibit 101.PRE to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020)

*	Filed herewith

**	Previously filed

#	Indicates a management contract or compensation plan or arrangement

(P)	Paper exhibits

Item 17.    Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) We hereby undertake that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York on April 28, 2021.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name: Gregory P. Rustowicz
Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard H. Fleming	Chairman of the Board	April 28, 2021

* David J. Wilson	Director, President and Chief Executive Officer (Principal Executive Officer)	April 28, 2021

* Gregory P. Rustowicz	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2021

* Nicholas T. Pinchuk	Director	April 28, 2021

* Liam G. McCarthy	Director	April 28, 2021

* Heath A. Mitts	Director	April 28, 2021

* Kathryn V. Roedel	Director	April 28, 2021

* Aziz S. Aghili	Director	April 28, 2021

* Jeanne Beliveau-Dunn	Director	April 28, 2021

*By:	/s/ Alan S. Korman
Alan S. Korman
Attorney-in-Fact